UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ARDEA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

Common stock of Ardea Biosciences, Inc., par value $0.001 per share

2.	Aggregate number of securities to which transaction applies:

42,014,007 shares of common stock (which includes the number of shares of common stock issuable upon exercise or vesting of outstanding stock options, restricted stock awards and warrants and the shares of common stock issuable under the employee stock purchase plan)

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated to be equal to the sum of (i) 36,964,561 shares of common stock outstanding (including shares of restricted stock) as of May 7, 2012 multiplied by $32.00 per share, (ii) 4,455,793 shares of common stock issuable upon exercise of outstanding options to purchase common stock as of May 7, 2012 multiplied by $15.05 per share (which is equal to the difference between $32.00 and the weighted average exercise price of such options), (iii) 562,791 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock as of May 7, 2012 multiplied by $20.86 per share (which is equal to the difference between $32.00 and the weighted average exercise price of such warrants) and (iv) 30,862 shares of common stock to be purchased during the current offering period under the employee stock purchase plan as of May 7, 2012 (which is equal to the total amount of participants’ payroll deductions for the current offering period under the employee stock purchase plan divided by $16.31 (85% of the fair market value (determined in accordance with the terms of the employee stock purchase plan) of Ardea’s common stock on November 15, 2011, the first day of the most recent two-year offering period)) multiplied by $32.00 per share. In accordance with Exchange Act Rule 0-11(c)(1), the filing fee was calculated by multiplying the aggregate value of the transaction by 0.00011460.

4.	Proposed maximum aggregate value of transaction: $1,262,653,044.26

5.	Total fee paid: $144,700.04

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

Ardea Biosciences, Inc., a Delaware corporation (“we”, “us”, “our” or “Ardea”), Zeneca Inc., a Delaware corporation and wholly owned subsidiary of AstraZeneca PLC (“Zeneca”), and QAM Corp., a Delaware corporation and wholly owned subsidiary of Zeneca (“Merger Sub”), entered into an agreement and plan of merger, dated as of April 21, 2012, pursuant to which Merger Sub will merge with and into Ardea and Ardea will become a wholly owned subsidiary of Zeneca upon completion of the merger. The board of directors of each of Ardea and Zeneca has unanimously approved the merger agreement and the merger.

Pursuant to the terms of the merger agreement, upon completion of the merger, Ardea’s stockholders will have the right to receive $32.00 in cash for each share of Ardea common stock they own.

We are soliciting proxies for use at a special meeting of our stockholders to consider and vote upon (i) a proposal to adopt the merger agreement, (ii) a proposal to approve on an advisory, non-binding basis the compensation that may be paid or become payable to Ardea’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, and (iii) an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement. Our board of directors unanimously recommends that you vote “FOR” each of the foregoing proposals. Approval of the proposal to adopt the merger agreement is necessary to complete the merger.

Your vote is very important.    The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Ardea common stock entitled to vote on the matter either in person or by proxy at the special meeting. The approval on an advisory, non-binding basis of the compensation that may be paid or become payable to our named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of Ardea common stock present and entitled to vote on the matter either in person or by proxy at the special meeting. The approval of an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Ardea common stock present and entitled to vote either in person or by proxy at the special meeting. Whether or not you plan to attend the Ardea special meeting, please submit your proxy as soon as possible to make sure that your shares of Ardea common stock are represented at the special meeting.

In connection with the execution of the merger agreement, the holders of approximately 29.6% of the total shares of Ardea common stock outstanding as of April 20, 2012 (the last trading day prior to the public announcement of the proposed merger) entered into voting agreements with Zeneca that provide, among other things, that they will vote in favor of adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement.

The accompanying proxy statement provides you with detailed information about the proposed merger, the compensation that may be paid or become payable to our named executive officers in connection with the merger and the special meeting. We encourage you to read the entire proxy statement and the merger agreement carefully. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You may also obtain more information about Ardea from documents we have filed with the U.S. Securities and Exchange Commission.

Barry D. Quart, Pharm.D.

President & Chief Executive Officer

This proxy statement is dated         , 2012 and is first being mailed to our stockholders on or about         , 2012.

ARDEA BIOSCIENCES, INC.

4939 Directors Place

San Diego, California 92121

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON         , 2012

Dear Stockholder:

You are cordially invited to attend the special meeting of stockholders of Ardea Biosciences, Inc., a Delaware corporation (“we”, “us”, “our” or “Ardea”). The special meeting will be held on         , 2012 at 10:00 a.m. Pacific Time at our offices located at 4939 Directors Place, San Diego, California 92121 for the following purposes:

1.

To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 21, 2012, by and among Ardea, Zeneca Inc., a wholly owned subsidiary of AstraZeneca PLC, and QAM Corp., a wholly owned subsidiary of Zeneca Inc.;

2.

To consider and vote upon a proposal to approve on an advisory, non-binding basis the compensation that may be paid or become payable to Ardea’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable; and

3.	To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

The board of directors of Ardea has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Ardea and our stockholders, has authorized and approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the advisory, non-binding approval of the compensation that may be paid or become payable to our named executive officers in connection with the merger and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement at the time of the special meeting.

Only holders of record of shares of our common stock at the close of business on         , 2012 are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Ardea had outstanding and entitled to vote          shares of common stock. Holders of Ardea common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions, as more fully described in the proxy statement accompanying this notice.

Your vote is very important.    The affirmative vote of the holders of a majority of the outstanding shares of Ardea common stock entitled to vote on the matter either in person or by proxy at the special meeting is required for the approval of Proposal No. 1. The affirmative vote of the holders of a majority of the shares of Ardea common stock present and entitled to vote on the matter either in person or by proxy at the special meeting is required for the approval of Proposal Nos. 2 and 3.

All of our stockholders are cordially invited to attend the special meeting in person. However, even if you plan to attend the special meeting in person, we request that you complete, date, sign and return the enclosed proxy card in the postage-paid envelope or submit your proxy by telephone or over the Internet as instructed in these materials as promptly as possible prior to the special meeting to ensure that your shares of Ardea common stock will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted “FOR” Proposal Nos. 1, 2 and 3. If you fail to return your proxy card as instructed on the enclosed proxy card or fail to submit your proxy by telephone or over the Internet and do not vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as an “AGAINST” vote with respect to Proposal No. 1, but will have no effect with respect to Proposal Nos. 2 and 3. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Pursuant to rules adopted by the U.S. Securities and Exchange Commission, Ardea has elected to provide access to its proxy materials both by sending you this full set of proxy materials, including a proxy card, and by making a copy of the proxy materials available to you on the Internet. This proxy statement and Ardea’s 2011 Annual Report on Form 10-K are available at Ardea’s website at www.ardeabio.com.

This proxy statement provides you with detailed information about the merger and the other business to be considered by you at the special meeting. We encourage you to read the entire document carefully.

By Order of the Board of Directors

Barry D. Quart, Pharm.D.

President & Chief Executive Officer

        , 2012

IMPORTANT: Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card or submit your proxy by telephone or over the Internet as instructed in these materials as promptly as possible in order to ensure that your shares of Ardea common stock will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the U.S.) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the special meeting and withdraw your proxy. Please note, however, that if your shares of Ardea common stock are held of record by a broker or other nominee and you wish to vote at the special meeting, you must obtain a proxy issued in your name from that record holder prior to the special meeting.

-i-

(continued)

Page
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	53

THE MERGER AGREEMENT	56

Terms of the Merger	56

Completion of the Merger	56

Merger Consideration	56

Treatment of Stock Options, Restricted Stock Awards and Warrants	57

Exchange of Ardea Stock Certificates, Book-Entry Shares and Warrants	57

Representations and Warranties	58

Material Adverse Effect	60

Certain Covenants of Ardea	61

Employee Matters	64

Additional Covenants of the Parties	64

No Solicitation	66

Board Recommendation	67

Special Meeting of Stockholders	68

Indemnification of Directors and Officers	68

Conditions to the Completion of the Merger	69

Termination of the Merger Agreement	70

Termination Fees and Expenses	71

Amendments	71

Governing Law	71

THE VOTING AGREEMENTS	72

Agreement to Vote and Irrevocable Proxy	72

Transfer Restrictions on Shares Held by the Key Stockholders	72

Additional Covenants in the Voting Agreements	73

Termination of the Voting Agreements	73

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ARDEA	74

PROPOSALS	78

Proposal No. 1: Adoption of the Merger Agreement	78

Proposal No. 2: Advisory, Non-Binding Vote on the Merger-Related Compensation	78

Proposal No. 3: Approval of the Adjournment of the Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Merger Proposal	79

FUTURE STOCKHOLDER PROPOSALS	80

HOUSEHOLDING OF PROXY MATERIALS	80

WHERE YOU CAN FIND ADDITIONAL INFORMATION	81

-ii-

SUMMARY

This summary highlights selected information from this proxy statement. It may not contain all of the information that is important to you with respect to the Merger Proposal (as defined below) or any other matter described in this proxy statement. We urge you to carefully read this proxy statement, as well as the documents attached to, referred to or incorporated by reference into this proxy statement, to fully understand the Merger (as defined below). In particular, you should read the Merger Agreement (as defined below) and the form of voting agreement, which are described elsewhere in this proxy statement and are attached hereto as Annexes A and B, respectively. For a list of documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find Additional Information” beginning on page 81.

The Companies

Ardea Biosciences, Inc.

Ardea Biosciences, Inc. (“we”, “us”, “our” or “Ardea”) is a biotechnology company based in San Diego, California, focused on the development of small-molecule therapeutics for the treatment of serious diseases. Ardea’s most advanced clinical-stage product candidates include lesinurad, formerly known as RDEA594, a selective, oral URAT1 transporter inhibitor for the chronic management of hyperuricemia in patients with gout, and BAY 86-9766, formerly known as RDEA119, a specific inhibitor of mitogen-activated ERK kinase (“MEK”) for the treatment of cancer, which is being developed under a global license agreement with Bayer HealthCare AG (“Bayer”).

Ardea was incorporated in the State of Delaware in January 1994. Ardea’s corporate offices are located at 4939 Directors Place, San Diego, California 92121 and its telephone number is (858) 652-6500. Ardea’s website address is www.ardeabio.com. Ardea common stock is listed on the NASDAQ Global Select Market and trades under the symbol “RDEA”. Additional information regarding Ardea and its subsidiary is included in documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information” beginning on page 81.

AstraZeneca PLC

AstraZeneca PLC, a U.K. public limited company (“AstraZeneca”), together with its subsidiaries, is engaged in the discovery, development and commercialization of pharmaceutical products. The principal business address of AstraZeneca is 2 Kingdom Street, London, England W2 6BD, United Kingdom and its telephone number is +44 20 7604 8000.

Zeneca Inc.

Zeneca Inc., a Delaware corporation and wholly owned indirect subsidiary of AstraZeneca (“Zeneca”), is engaged in the business of managing certain assets and liabilities of the AstraZeneca group. The principal business address of Zeneca is 1800 Concord Pike, Wilmington, Delaware 19803 and its telephone number is (800) 236-9933.

QAM Corp.

QAM Corp., a Delaware corporation and wholly owned subsidiary of Zeneca (“Merger Sub”), was incorporated in April 2012 solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. The principal business address of Merger Sub is 1800 Concord Pike, Wilmington, Delaware 19803 and its telephone number is (800) 236-9933.

The Merger

Ardea, Zeneca and Merger Sub have entered into an Agreement and Plan of Merger, dated as of April 21, 2012 (the “Merger Agreement”), which provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into Ardea (the “Merger”), with Ardea continuing as the surviving corporation and wholly owned subsidiary of Zeneca. Our board of directors has unanimously approved the Merger Agreement and the Merger. The Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as agreed to by Ardea and Zeneca and specified in the certificate of merger (the “Effective Time”). For a more complete discussion of the Merger, see the section entitled “The Merger” beginning on page 17.

What Stockholders of Ardea Will Receive in the Merger

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Ardea common stock, each outstanding share of Ardea common stock, other than any shares owned by Ardea, Zeneca or Merger Sub, or any wholly owned subsidiary of Ardea or Zeneca, or any stockholders who are entitled to and who properly exercise appraisal rights under the DGCL, will be converted into the right to receive $32.00 in cash (the “Merger Consideration”), without interest. At such time, all shares of Ardea common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of Ardea common stock or of any shares of Ardea common stock that are in non-certificated book-entry form (“Book-Entry Shares”) will cease to have any rights as a stockholder with respect thereto, except for the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such certificate or Book-Entry Shares, as applicable (other than stockholders who properly exercise appraisal rights under the DGCL, who will have the rights specified in the DGCL).

Treatment of Stock Options, Warrants and Restricted Stock Awards

At the Effective Time, each outstanding (i) Ardea stock option will fully vest and be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess, if any, of $32.00 over the exercise price of such option and the number of shares of Ardea common stock underlying such option; (ii) Ardea warrant that is canceled in accordance with the terms of the Merger Agreement as of the Effective Time will be exchanged for an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess of $32.00 over the exercise price of such warrant and the number of shares of Ardea common stock underlying such warrant; and (iii) Ardea restricted stock award will fully vest and be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of $32.00 and the number of shares of Ardea common stock subject to such Ardea restricted stock award.

As of                     , 2012, the latest practicable date before the printing of this proxy statement, there were outstanding options to purchase          shares of our common stock,          shares of our common stock subject to Ardea restricted stock awards and outstanding warrants to purchase          shares of our common stock.

For a more complete discussion of the treatment of Ardea stock options, restricted stock awards and warrants, see the section entitled “The Merger — Treatment of Stock Options, Warrants and Restricted Stock Awards” beginning on page 17.

Termination of the Employee Stock Purchase Plan

Pursuant to the terms of the Merger Agreement, prior to the Effective Time, we will cause the exercise of each outstanding purchase right under our 2000 Employee Stock Purchase Plan (the “ESPP”), and make any pro rata adjustments necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP. On the fifth business day prior to the completion of the Merger, we will apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Ardea common stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time, the ESPP will be terminated and each share of Ardea common stock purchased under the ESPP will be automatically converted into the right to receive the Merger Consideration, without interest.

Recommendation of the Board of Directors of Ardea and its Reasons for the Merger

Our board of directors, after considering the factors described in the section entitled “The Merger — Recommendation of the Board of Directors of Ardea and its Reasons for the Merger” beginning on page 31, and after consulting with its legal and financial advisors, has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of Ardea and our stockholders, and therefore unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement (the “Merger Proposal”), “FOR” the proposal to approve on an advisory, non-binding basis the compensation that may be paid or become payable to our named executive officers in connection with the Merger (the “Merger-Related Compensation Proposal”) and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal. In certain circumstances and subject to certain conditions set forth in the Merger Agreement, the board of directors of Ardea may change its recommendation with respect to the Merger Proposal. For a more complete discussion of the recommendations of our board of directors and its reasons for approving the Merger and the circumstances under which the board of directors of Ardea may change its recommendation with respect to the Merger Proposal, see the sections entitled “The Merger — Recommendation of the Board of Directors of Ardea and its Reasons for the Merger” and “The Merger Agreement — Board Recommendation” beginning on pages 31 and 67, respectively.

Opinion of Ardea’s Financial Advisor

In connection with the Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Ardea’s financial advisor, delivered to our board of directors a written opinion, dated April 20, 2012, as to the fairness, from a financial point of view, of the per share merger consideration of $32.00 to be received by holders of Ardea common stock. The full text of the written opinion of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to our board of directors (in its capacity as such) for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the per share merger consideration of $32.00 from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to us or in which Ardea might engage or as to the underlying business decision of Ardea to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder of Ardea as to how to vote or act in connection with the proposed Merger or any related matter. For a more complete discussion of BofA Merrill Lynch’s opinion, see the section entitled “The Merger — Opinion of Ardea’s Financial Advisor” beginning on page 35.

Interests of the Directors and Executive Officers of Ardea in the Merger

You should be aware that certain of our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the stockholders of Ardea generally.

Interests of our directors and executive officers that may be different from, or in addition to, the interests of stockholders of Ardea relate to (i) the accelerated vesting of all Ardea stock options held by our directors and executive officers, exercisable for an aggregate of 2,523,158 shares of Ardea common stock with an aggregate value under the Merger Agreement of approximately $39,406,940, (ii) the cancelation of warrants held by Dr. Felix J. Baker and Mr. Kevin C. Tang, each of whom are members of our board of directors, exercisable for an aggregate of 237,876 shares of Ardea common stock with an aggregate value under the Merger Agreement of approximately $4,962,093, (iii) the accelerated vesting of all Ardea restricted stock awards held by Mr. Stephen R. Davis, our Executive Vice President, Chief Operating Officer, comprised of 15,228 shares of Ardea common stock having an aggregate value under the Merger Agreement of approximately $487,296, (iv) the consideration to be received by Dr. Barry D. Quart, our President and Chief Executive Officer and a

member of our board of directors, Mr. Davis and Ms. Kimberly J. Manhard, our Senior Vice President, Regulatory Affairs & Development Operations, in respect of the cancelation of their respective ESPP accounts in connection with the termination of the ESPP in the aggregate amount of $36,416 (assuming the Merger was completed on April 30, 2012 and the funds in such accounts were applied to the purchase of shares of Ardea common stock on April 23, 2012, the fifth business day prior to April 30, 2012 and, as such, the date on which such funds are to be applied in accordance with the terms of the Merger Agreement), (v) the Merger-related cash bonus payments payable to the executive officers of Ardea in the aggregate amount of $815,260, (vi) the severance payments and benefits that may be paid or become payable to our named executive officers upon termination of employment in connection with the completion of the Merger in the aggregate amount of approximately $3,095,135 and (vii) the right to continued indemnification and insurance coverage for our directors and executive officers following the completion of the Merger, pursuant to the terms of the Merger Agreement.

Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that our stockholders approve the Merger Proposal.

For a more complete discussion of the interests of our directors and executive officers in the Merger, see the section entitled “The Merger — Interests of the Directors and Executive Officers of Ardea in the Merger” beginning on page 42.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of Ardea common stock for cash pursuant to the Merger Agreement will be a taxable transaction for U.S. federal income tax purposes. Stockholders of Ardea who exchange their shares in the Merger generally will recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of Ardea common stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state, local and/or foreign taxes.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, the Merger may not be completed until the required information and materials have been furnished to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the U.S. Federal Trade Commission (the “FTC”), and until certain waiting period requirements have expired or terminated. Ardea and Zeneca each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 3, 2012.

For a more complete discussion of the regulatory approvals relating to the Merger, see the section entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 49.

Appraisal Rights

Under the DGCL, stockholders of Ardea are entitled to appraisal rights in connection with the Merger. For additional information about appraisal rights, see the provisions of Section 262 of the DGCL, attached to this proxy statement as Annex D, and the section entitled “The Merger — Appraisal Rights” beginning on page 49.

Conditions to the Completion of the Merger

We expect to complete the Merger as soon as possible following the approval of the Merger Proposal at the special meeting. Completion of the Merger will only be possible, however, after all closing conditions contained in the Merger Agreement are satisfied or waived, including stockholder approval of the Merger Proposal at the special meeting. It is possible, therefore, that factors within and/or outside of our control could require us to complete the Merger at a later time or not complete it at all.

The obligations of Ardea and Zeneca to complete the Merger are each subject to the satisfaction or waiver by the party entitled to the benefit thereof of the following conditions, among others:

•

the accuracy as of the date of the Merger Agreement and as of the closing date of the Merger (or as of an earlier specified date) of the other party’s representations and warranties contained in the Merger Agreement (without giving effect to materiality or material adverse effect qualifications), provided that inaccuracies will be disregarded so long as the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have, a material adverse effect on such other party, except that the representations and warranties of Ardea related to organization and good standing, authority relative to the Merger Agreement, capitalization, finders and brokers and takeover statutes shall be accurate other than in any de minimis respect;

•

prior performance by the other party, in all material respects, of all of its obligations under the Merger Agreement required to be completed by such other party at or prior to the completion of the Merger; and

•	with respect to the obligation of Zeneca to complete the Merger, the absence of any Company Material Adverse Effect (as defined below) since the date of the Merger Agreement.

In addition, the obligations of Ardea and Zeneca to complete the Merger are each subject to the satisfaction of the following conditions (which, in order to complete the Merger, may not be waived):

•	approval by the stockholders of Ardea of the Merger Proposal;

•	expiration or termination of any applicable waiting period under the HSR Act; and

•	absence of any law or order that prohibits or makes illegal the completion of the Merger.

For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 69.

No Solicitation

In the Merger Agreement, we have agreed that we will not, and we will not authorize or permit our subsidiary or our or its respective directors, officers, employees, agents or other representatives to, directly or indirectly:

•

solicit, initiate or knowingly encourage, knowingly induce or knowingly take any other action that would reasonably be expected to lead to the making, submission or announcement of any proposal or inquiry that constitutes, or is reasonably likely to lead to, an alternative acquisition proposal with respect to Ardea;

•

participate in discussions or negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, an alternative acquisition proposal with respect to Ardea;

•

furnish any non-public information with respect to Ardea in connection with an alternative acquisition proposal or any inquiry that would reasonably be expected to lead to the making, submission or announcement of, an alternative acquisition proposal with respect to Ardea;

•

approve or recommend any alternative acquisition proposal or any letter of intent or other contract contemplating an alternative acquisition proposal with respect to Ardea or requiring us to abandon or terminate our obligations under the Merger Agreement; or

•	resolve or agree to do any of the foregoing.

The Merger Agreement does not, however, prohibit us from considering an unsolicited written alternative acquisition proposal from a third party made after the date of the Merger Agreement in circumstances not involving a material breach of the Merger Agreement prior to obtaining the requisite stockholder approval of the

Merger Proposal if specified conditions are met. For a more complete discussion of the prohibition on solicitation of alternative acquisition proposals from third parties, see the section entitled “The Merger Agreement — No Solicitation” beginning on page 66.

Termination of the Merger Agreement

Generally, and except as specified in the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 70, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the completion of the Merger, including after stockholder approval of the Merger Proposal is obtained:

•	by mutual written consent of Ardea and Zeneca; or

•	by either party, if:

•	the Merger has not been completed on or prior to November 30, 2012;

•	a court of competent jurisdiction or other governmental body issues a final and non-appealable order prohibiting the Merger;

•	after a vote duly taken, the required approval of the Merger Proposal by the stockholders has not been obtained at the special meeting (or at any adjournment or postponement thereof); or

•

subject to cure periods, the other party’s representations and warranties are inaccurate or the other party fails to comply with its covenants, in each case, such that the closing conditions relating to the accuracy of the other party’s representations and warranties or the performance of the other party’s covenants, as applicable, would not be satisfied; or

•	by Zeneca, if:

•

at any time prior to the approval of the Merger Proposal, the board of directors of Ardea (i) has changed its recommendation with respect to the Merger Proposal in a manner adverse to Zeneca, (ii) fails to include its recommendation in this proxy statement, (iii) adopts, approves, endorses or recommends any alternative acquisition proposal or (iv) fails to recommend against a tender or exchange offer relating to our securities within 10 business days following the commencement of such offer; or

•	Ardea materially breaches its no solicitation obligations; or

•	by Ardea, if:

•

subject to its compliance with certain requirements contained in the no solicitation covenants of the Merger Agreement, Ardea enters into a definitive agreement giving effect to an alternative acquisition transaction providing for a superior proposal and pays to Zeneca the termination fee described below.

For a more complete discussion of termination of the Merger Agreement, see the section entitled “The Merger Agreement — Termination of the Merger Agreement” beginning on page 70.

Termination Fees and Expenses

If the Merger Agreement is terminated (i) by either Ardea or Zeneca because the stockholders of Ardea have voted not to approve the Merger Proposal or the Merger has not been completed on or prior to November 30, 2012, and, in either case, at such time a third party or Ardea has publicly disclosed that such third party has made, or is considering making, an alternative acquisition proposal (and such alternative acquisition proposal has not been publicly withdrawn prior to the applicable time provided in the Merger Agreement), and within 12 months after the date of termination of the Merger Agreement we enter into a definitive agreement giving effect to an alternative acquisition proposal or (ii) by us because, prior to the completion of the Merger, we enter into a definitive agreement giving effect to an alternative acquisition transaction providing for a superior proposal, we will be required to pay Zeneca a termination fee of $41 million. Additionally, the termination fee will be payable by us to Zeneca upon termination of the Merger Agreement by Zeneca under certain circumstances.

For a more complete discussion of termination fees and expenses, see the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 71.

Voting Agreements

In connection with the execution of the Merger Agreement, Dr. Quart, Dr. Baker and Mr. Tang, each of whom is a member of our board of directors, and certain affiliates of Dr. Baker and Mr. Tang (collectively, the “Key Stockholders”) entered into voting agreements in favor of Zeneca (collectively, the “Voting Agreements”). Pursuant to the Voting Agreements, the Key Stockholders have agreed to vote, or cause to be voted, all shares of Ardea common stock beneficially owned by them in favor of the Merger Proposal and any proposal to adjourn or postpone any meeting of the stockholders of Ardea to a later date if there are not sufficient votes in favor of the Merger Proposal on the date on which such meeting is held. In addition, the Key Stockholders have agreed to vote all such shares against (i) any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; or (ii) any acquisition transaction or any other action involving Ardea that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement. As of         , 2012, the latest practicable date before the printing of this proxy statement, the shares of Ardea common stock beneficially owned by the Key Stockholders and thus subject to the Voting Agreements constituted approximately         % of the total outstanding shares of Ardea common stock on that date.

For a more complete discussion of the Voting Agreements, see the section entitled “The Voting Agreements” beginning on page 72.

Matters to Be Considered at the Special Meeting

Date, Time and Place. The special meeting will be held on         , 2012 at 10:00 a.m. Pacific Time at our offices located at 4939 Directors Place, San Diego, California 92121.

Matters to be Considered at the Special Meeting. At the special meeting, and any adjournments or postponements thereof, you will be asked to:

•	approve the Merger Proposal;

•	approve the Merger-Related Compensation Proposal; and

•	approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal.

Record Date. Our board of directors has fixed the close of business on         , 2012 as the record date for determining the stockholders of Ardea entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof.

Required Vote. Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Ardea common stock outstanding and entitled to vote on the matter. Approval of the Merger-Related Compensation Proposal requires the affirmative vote of the holders of a majority of shares of Ardea common stock present and entitled to vote on the matter either in person or by proxy at the special meeting. Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Ardea common stock present and entitled to vote on the matter either in person or by proxy at the special meeting. As of the close of business on the record date for the special meeting, there were          shares of Ardea common stock outstanding.

Stockholders should not send in their stock certificates with their proxies. A letter of transmittal with instructions for use in surrendering all shares of Ardea common stock, whether represented by stock certificates or Book-Entry Shares, will be mailed to stockholders if the Merger is completed.

Legal Proceedings Related to the Merger

A putative class action lawsuit has been filed by a purported stockholder of Ardea against AstraZeneca, Ardea, the members of the board of directors of Ardea and certain executive officers of Ardea challenging the proposed Merger and seeking, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. If the plaintiffs are successful in obtaining an injunction prohibiting us from completing the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Merger in the expected timeframe (or altogether).

The putative class action lawsuit was filed in the Superior Court of the State of California, County of San Diego, purportedly on behalf of the stockholders of Ardea, against AstraZeneca, Ardea and the directors and President and Chief Executive Officer of Ardea alleging, among other things, that Ardea’s directors breached their fiduciary duties to the stockholders of Ardea in connection with the proposed Merger and that AstraZeneca aided and abetted this alleged breach of fiduciary duties. The complaint seeks, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement and recovery of attorney’s fees and costs. See the section entitled “The Merger — Legal Proceedings Related to the Merger” beginning on page 52.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND

THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Ardea, may have regarding the Merger and the special meeting, together with brief answers to those questions. We urge you to read carefully the remainder of this proxy statement, including the annexes and other documents referred to or incorporated by reference in this proxy statement, because the information in this section may not provide all of the information that might be important to you with respect to the Merger or the special meeting.

Q:	What is the Merger?

A:

Ardea, Zeneca and Merger Sub entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into Ardea and Ardea will become a wholly owned subsidiary of Zeneca upon completion of the Merger. As a result of the Merger, Ardea will no longer be a publicly held corporation, Ardea’s common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Ardea will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) on account of Ardea common stock.

Q:	Why am I receiving these materials?

A:

We are sending you these materials to help you decide how to vote your shares of Ardea common stock with respect to the proposed Merger, the advisory vote on the compensation that may be paid or become payable to our named executive officers in connection with the Merger and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the proposed Merger.

This document contains important information about the Merger and the special meeting, and you should read it carefully.

Q:	What will stockholders receive in the Merger?

A:

Upon completion of the Merger, you will have the right to receive $32.00 in cash for each share of Ardea common stock you hold, without interest (see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 56). You will not receive the Merger Consideration if you have properly exercised and not withdrawn appraisal rights under the DGCL with respect to such shares. The stockholders of Ardea do not have the option of receiving Zeneca or AstraZeneca stock in the Merger in lieu of the Merger Consideration.

Q:	What will holders of Ardea stock options, warrants and restricted stock awards receive in the Merger?

A:

At the Effective Time, each outstanding and unexercised option to purchase shares of Ardea common stock will fully vest and be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess, if any, of $32.00 over the exercise price of such option and the number of shares of Ardea common stock underlying such option. Each outstanding warrant to purchase shares of Ardea common stock that is canceled in accordance with the terms of the Merger Agreement as of the Effective Time will be exchanged for an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess of $32.00 over the exercise price of such warrant and the number of shares of Ardea common stock underlying such warrant. In addition, each outstanding Ardea restricted stock award will fully vest immediately prior to and will be canceled at the Effective Time and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of $32.00 and the number of shares of Ardea common stock subject to such restricted stock award.

For a more complete discussion of what holders of Ardea stock options, warrants and restricted stock awards will receive in connection with the Merger, see the section entitled “The Merger — Treatment of Stock Options, Warrants and Restricted Stock Awards” beginning on page 17.

Q:	What if I am a participant in Ardea’s employee stock purchase plan?

A:

Pursuant to the terms of the Merger Agreement, prior to the Effective Time, we will cause the exercise of each outstanding purchase right under the ESPP, and make any pro rata adjustments necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP. On the fifth business day prior to the completion of the Merger, we will apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Ardea common stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time, the ESPP will be terminated and each share of Ardea common stock purchased under the ESPP will be automatically converted into the right to receive a cash payment equal to $32.00 per share, without interest.

Q:	Do the directors and executive officers of Ardea have interests in the Merger that the stockholders of Ardea do not have?

A:

Some of the directors and executive officers of Ardea have interests in the Merger that may be different from, or in addition to, your interests as a stockholder, including accelerated vesting of stock options and restricted stock awards, consideration payable in respect of canceled warrants, consideration payable in respect of the cancelation of ESPP accounts in connection with the termination of the ESPP, Merger-related cash bonus payments and potential severance payments and related benefits, in each case upon completion of the Merger. The board of directors of Ardea was aware of these interests and considered them, among other matters, prior to making their determination to recommend the adoption of the Merger Agreement to the stockholders of Ardea. See the section entitled “The Merger — Interests of the Directors and Executive Officers of Ardea in the Merger” beginning on page 42.

Q:	What stockholder approval is required to complete the Merger?

A:

As a condition to the completion of the Merger, our stockholders must approve the Merger Proposal, which approval requires the affirmative vote of the holders of a majority of the shares of Ardea common stock outstanding and entitled to vote on the matter.

In connection with the execution of the Merger Agreement, the holders of approximately 29.6% of the total shares of Ardea common stock outstanding as of April 20, 2012 (the last trading day prior to the public announcement of the proposed Merger) entered into Voting Agreements with Zeneca that provide, among other things, that they will vote in favor of the Merger Proposal and that grant to Zeneca an irrevocable proxy to vote all of their shares of Ardea common stock in favor of the Merger Proposal.

Q:	What stockholder approval is required to approve on an advisory, non-binding basis the compensation that may be paid or become payable to our named executive officers in connection with the Merger?

A:

The holders of a majority of the shares of Ardea common stock present and entitled to vote either in person or by proxy at the special meeting must vote in favor of the Merger-Related Compensation Proposal. Approval of the Merger-Related Compensation Proposal is not a condition to the completion of the Merger.

Q:	What stockholder approval is required to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal?

A:

The holders of a majority of the shares of Ardea common stock present and entitled to vote either in person or by proxy at the special meeting must vote in favor of any adjournment of the special meeting. Pursuant to the Voting Agreements, the holders of approximately 29.6% of the total shares of Ardea common stock outstanding as of April 20, 2012 (the last trading day prior to the public announcement of the proposed Merger) have agreed to vote all of their shares of Ardea common stock in favor of any such proposal.

Q:	What other conditions must be satisfied or waived to complete the Merger?

A:

In addition to obtaining stockholder approval of the Merger Proposal, each of the other closing conditions contained in the Merger Agreement must be satisfied or waived. Among the closing conditions is the requirement that no event has occurred that would constitute a material adverse effect on our assets, liabilities, business or results of operations.

For a more complete discussion of the conditions to the completion of the Merger under the Merger Agreement, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 69.

Q:	What regulatory approvals and filings are needed to complete the Merger?

A:

The Merger is subject to the expiration or termination of any waiting period under the HSR Act. For a more complete discussion of the regulatory approvals required in connection with the Merger, see the section entitled “The Merger — Regulatory Approvals Required for the Merger” beginning on page 49.

Q:	When does Ardea expect to complete the Merger?

A:

We expect to complete the Merger as soon as possible following the approval of the Merger Proposal at the special meeting, assuming the satisfaction or waiver of all other closing conditions contained in the Merger Agreement. It is possible, therefore, that factors within and/or outside of our control could require us to complete the Merger at a later time or not complete it at all.

Q:	How does our board of directors recommend that the stockholders vote with respect to the Merger Proposal, the Merger-Related Compensation Proposal and the adjournment of the special meeting?

A:

Our board of directors unanimously recommends that the stockholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal.

Q:	What are the material federal income tax consequences of the Merger to me?

A:

The exchange of Ardea common stock for cash pursuant to the Merger is a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to your shares of Ardea common stock (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in such shares. A non-U.S. holder is generally not subject to U.S. federal income tax with respect to the exchange of Ardea common stock for cash in the Merger unless such non-U.S. holder has certain connections to the U.S. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, or otherwise complies with the Internal Revenue Service backup withholding rules.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 for a definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state, local and/or foreign taxes.

Q:	Do I have appraisal rights in connection with the Merger?

A:

Yes. Under the DGCL, stockholders of Ardea who do not submit a proxy or vote “for” the adoption of the Merger Agreement and who comply with the procedural requirements of Section 262 of the DGCL may demand payment in cash of the fair value of their shares of Ardea common stock in lieu of the Merger Consideration, if any. These rights are commonly known as “dissenters’ rights.” If the dissenting stockholder and Ardea and/or Zeneca do not agree on a fair value for the shares, a court of proper jurisdiction will determine the fair value of such shares, which could be more than, less than or equal to the value of the Merger Consideration. Dissenting stockholders lose their appraisal rights if they fail to follow all of the procedures required by Section 262 of the DGCL. For a more complete discussion of appraisal rights, see the section entitled “The Merger — Appraisal Rights” beginning on page 49 and Annex D to this proxy statement.

Q:	When and where will the special meeting take place?

A:	The special meeting will be held on , 2012 at 10:00 a.m. Pacific Time at our offices located at 4939 Directors Place, San Diego, California 92121.

Q:	Who can attend and vote at the special meeting?

A:	All stockholders of record as of the close of business on , 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

Q:	What do I need to do now and how do I vote?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the Merger may affect you.

You may provide your proxy instructions in any one of three ways. First, you may mail your signed proxy card in the enclosed return envelope. Alternatively, you may provide your proxy instructions by calling the toll-free call center set up for this purpose at the telephone number indicated on the enclosed proxy card and following the instructions provided. Please have your proxy card available when you call. Finally, you may provide your proxy instructions over the Internet by accessing the website indicated on the enclosed proxy card and following the instructions provided. Please have your proxy card available when you access the web page. Internet proxy voting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. Please provide your proxy instructions only once and as soon as possible so that your shares can be counted at the special meeting.

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions or if I elect to abstain from voting?

A:

If you do not submit a proxy card or vote by telephone or over the Internet, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the special meeting, and your failure to take action will have no effect on the outcome of Proposal No. 2 (Merger-Related Compensation Proposal) and Proposal No. 3 (adjournment to solicit additional proxies, if necessary). However, such failure to take action will have the same effect as voting “AGAINST” Proposal No. 1 (Merger Proposal).

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting and all of your shares will be voted “FOR” Proposal Nos. 1, 2 and 3. However, if you submit a proxy card or provide proxy instructions by telephone or over the Internet and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting, but will not be voted at the special meeting. As a result, your abstention will have the same effect as voting “AGAINST” Proposal Nos. 1, 2 and 3.

Q:	May I vote in person?

A:

If your shares of Ardea common stock are registered directly in your name with Ardea’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by Ardea. If you are a stockholder of record, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.

If your shares of Ardea common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the special meeting.

Q:	If my shares of Ardea common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:

Your bank, broker or other nominee may NOT and will NOT vote your shares of Ardea common stock without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the procedure provided by your bank, broker or other nominee. Without instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” Proposal No. 1 (Merger Proposal).

Q:	May I revoke or change my vote after I have provided proxy instructions?

A:

Yes. You may revoke or change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send us a written notice stating that you would like to revoke your proxy. Second, you can submit new proxy instructions on a new proxy card or by telephone or over the Internet. Third, you can attend the special meeting and vote in person. Your attendance alone at the special meeting will not revoke your proxy. If you have instructed a bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee in order to change those instructions.

Q:	What constitutes a quorum?

A:

Stockholders who hold a majority of the shares of Ardea common stock outstanding as of the close of business on the record date for the special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the special meeting.

Q:	Who is paying for this proxy solicitation?

A:

We will bear the cost and expense of preparing, assembling, printing and mailing this proxy statement, any amendments thereto, the proxy card and any additional information furnished to our stockholders. We will bear any fees paid to the SEC. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement and other solicitation materials to beneficial owners. In addition, proxies may be solicited without extra compensation by directors, officers and employees of Ardea by mail, telephone, fax or other methods of communication. We have retained Phoenix Advisory Partners to assist us in the solicitation of proxies from our stockholders in connection with the special meeting at a cost of approximately $8,000, plus reimbursement of out of pocket expenses. We have agreed to indemnify Phoenix Advisory Partners against certain liabilities arising out of or in connection with its engagement.

Q:	Whom should I contact if I have any questions about the Merger or the special meeting?

A:

If you have any questions about the Merger or the special meeting, or if you need assistance in submitting your proxy or voting your shares, or need additional copies of this proxy statement or the enclosed proxy card, you should contact us or Phoenix Advisory Partners, our proxy solicitor, at the applicable address and telephone number listed below:

Ardea Biosciences, Inc. 4939 Directors Place San Diego, California 92121 Attention: Corporate Secretary (858) 652-6500	Phoenix Advisory Partners 110 Wall Street, 27th Floor New York, New York 10005 Banks and Brokers Call: (212) 493-3910 All Others Call Toll Free: (877) 478-5038

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:

If you transfer your shares of Ardea common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting). However, you will not have the right to receive the Merger Consideration in exchange for your shares of Ardea common stock if and when the Merger is completed. In order to receive the Merger Consideration in exchange for your shares of Ardea common stock, you must hold your shares through the completion of the Merger.

Q:	What do I do if I receive more than one proxy statement or set of voting instructions?

A:

If you hold shares of Ardea common stock directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares of Ardea common stock are voted.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send any stock certificates with your proxy card. If the Merger is completed, a separate letter of transmittal with instructions for the surrender of your Ardea stock certificates will be mailed to you within five business days following the Effective Time. Stockholders can expect to receive payment following receipt by Computershare Trust Company, N.A., the payment agent, of a completed and duly executed letter of transmittal and Ardea stock certificate representing the shares of Ardea common stock owned by such stockholder.

Q:	When will I receive payment for my shares of Ardea common stock or my warrants, stock options or restricted stock awards?

A:

When you properly complete and return the required documentation described in the written instructions you receive from Computershare Trust Company, N.A., the payment agent, you will promptly receive from the payment agent a payment of the Merger Consideration for your shares of Ardea common stock (including shares of Ardea common stock purchased under the ESPP) or, for each warrant that has been canceled in accordance with the Merger Agreement, payment of an amount equal to the product of the excess of $32.00 over the per share exercise price of your canceled warrant and the number of shares of Ardea common stock subject to such warrant, as applicable. If you hold one or more Ardea stock options or restricted stock awards, you will receive payment for your options or restricted stock awards, as applicable, from Ardea’s payroll processor as promptly as practicable following the completion of the Merger.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders of Ardea will not receive any payment for their shares in connection with the Merger. Instead, Ardea will remain an independent public company and Ardea common stock will continue to be listed and traded on the NASDAQ Global Select Market. Under specified circumstances, we may be required to pay Zeneca a fee with respect to the termination of the Merger Agreement, as discussed in the section entitled “The Merger Agreement — Termination Fees and Expenses” beginning on page 71.

MARKET PRICE DATA AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of Ardea common stock, which trades on the NASDAQ Global Select Market under the symbol “RDEA”. Our fiscal year ends on December 31st.

	High	Low
Fiscal Year 2012
First Quarter	$23.50	$14.35
Fiscal Year 2011
First Quarter	$30.61	$25.08
Second Quarter	$29.45	$22.10
Third Quarter	$26.95	$13.15
Fourth Quarter	$21.95	$13.79
Fiscal Year 2010
First Quarter	$19.43	$13.77
Second Quarter	$27.78	$19.58
Third Quarter	$24.97	$17.80
Fourth Quarter	$26.97	$20.75

The closing sales price of our common stock on the NASDAQ Global Select Market on     , 2012, the latest practicable date before the printing of this proxy statement, was $     per share, and we had      stockholders of record. The closing sales price of our common stock on the NASDAQ Global Select Market on April 20, 2012 (the last trading day prior to the public announcement of the proposed Merger) was $20.84 per share. You are urged to obtain current market quotations for our common stock when considering whether to adopt the Merger Agreement.

We have not declared or paid any dividends on our common stock since our inception. Under the terms of the Merger Agreement, we cannot declare, set aside, make or pay any dividend with respect to any of our shares. We currently anticipate that we will retain future earnings for use in the operation and expansion of our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain “forward-looking statements” of Ardea within the meaning of Section 21E of the Exchange Act. For this purpose, any statements contained herein, other than statements of historical fact, may be forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to or incorporated by reference and relate to a variety of matters, including but not limited to, (i) the timing and anticipated completion of the proposed Merger, (ii) the benefits expected to result from the proposed Merger, and (iii) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are referred to or incorporated by reference into this proxy statement. Additional factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger;

•	unexpected costs, charges or expenses resulting from the proposed Merger;

•	litigation or adverse judgments relating to the proposed Merger;

•

risks relating to the completion of the proposed Merger, including the risk that the required stockholder approval might not be obtained in a timely manner or at all, or that other conditions to the completion of the Merger will not be satisfied;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the proposed Merger; and

•	any changes in general economic and/or industry-specific conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement or, in the case of documents referred to in this proxy statement, as of the date of those documents. Ardea disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as required by law.

THE MERGER

Structure of the Merger

In accordance with the Merger Agreement and the DGCL, at the Effective Time, Merger Sub, a wholly owned subsidiary of Zeneca formed solely for the purpose of carrying out the Merger, will merge with and into Ardea, with Ardea continuing as the surviving corporation and a wholly owned subsidiary of Zeneca (the “Surviving Corporation”). If our stockholders approve the Merger Proposal, then we expect the Merger to be completed as soon as practicable following the special meeting.

What Stockholders Will Receive in the Merger

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Ardea common stock, each outstanding share of Ardea common stock, other than any shares owned by Ardea, Zeneca or Merger Sub, or any of Ardea’s or Zeneca’s respective wholly owned subsidiaries, or any stockholders of Ardea who are entitled to and who properly exercise appraisal rights under the DGCL, will be converted into the right to receive $32.00 in cash, without interest. At such time, all shares of Ardea common stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares or of Book-Entry Shares will cease to have any rights as a stockholder with respect thereto, except for the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such certificate or Book-Entry Shares, as applicable (other than stockholders who properly exercise appraisal rights under the DGCL, who will have the rights specified in the DGCL).

For a more complete discussion of what you will receive in connection with the Merger, see the section entitled “The Merger Agreement — Merger Consideration” beginning on page 56.

Treatment of Stock Options, Warrants and Restricted Stock Awards

Stock Options

At the Effective Time, each outstanding Ardea stock option will fully vest and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess, if any, of $32.00 over the exercise price of such option and the number of shares of Ardea common stock underlying such option. As of                 , 2012, the latest practicable date before the printing of this proxy statement, there were outstanding options to purchase              shares of Ardea common stock.

Warrants

At the Effective Time, each outstanding Ardea warrant that is canceled in accordance with the terms of the Merger Agreement as of the Effective Time will be exchanged for an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess of $32.00 over the exercise price of such warrant and the number of shares of Ardea common stock underlying such warrant. As of                 , 2012, the latest practicable date before the printing of this proxy statement, there were outstanding warrants to purchase              shares of Ardea common stock.

Restricted Stock Awards

At the Effective Time, each outstanding Ardea restricted stock award will fully vest and be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of $32.00 and the number of shares of Ardea common stock subject to such restricted stock award. As of                 , 2012, the latest practicable date before the printing of this proxy statement, there were              shares of Ardea common stock subject to outstanding restricted stock awards.

Background of the Merger

Ardea is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Our lead clinical-stage product candidate is lesinurad, formerly known as

RDEA594, a selective, oral URAT1 transporter inhibitor for the chronic management of hyperuricemia in patients with gout. In addition, BAY 86-9766, formerly known as RDEA119, a specific inhibitor of MEK for the treatment of cancer, is being developed by Bayer under a global license agreement pursuant to which we out-licensed to Bayer global development and commercial rights to RDEA119 and all other compounds in our MEK program.

From time to time, our board of directors has evaluated various business opportunities in an effort to enhance stockholder value. As is customary for development-stage biopharmaceutical companies, we have considered a number of options for commercializing our lead product, lesinurad, and for advancing our other drug development efforts. Among the options our board of directors has considered are (i) developing our own marketing and sales capabilities and pursuing the commercialization of lesinurad and advancing our other drug candidates on our own, (ii) jointly developing and commercializing lesinurad and our other drug product candidates with a global pharmaceutical or other biotechnology company that has greater resources and commercial experience than us and (iii) selling Ardea.

During the third quarter of 2009, we commenced a Phase 2b monotherapy clinical study of lesinurad. Also during the third quarter of 2009, we commenced a Phase 2b combination clinical study to evaluate the addition of lesinurad to allopurinol, a currently-marketed drug, for the treatment of gout patients who had not responded favorably to allopurinol alone.

In March 2010, we received positive, preliminary, top-line results from lesinurad’s Phase 2b monotherapy study.

In light of the positive results of our Phase 2b monotherapy study, our board of directors authorized our senior management to initiate an information gathering process to determine whether there would be any significant interest on the part of potential qualified strategic partners to pursue a possible partnering relationship with, or an acquisition of, us on terms acceptable to our board of directors. To assist in this process, during early April 2010, our board of directors interviewed various investment banks with specific knowledge of the healthcare industry and relationships with significant pharmaceutical and biotechnology companies.

In early April 2010, we formally retained BofA Merrill Lynch to act as our financial advisor to assist in the process of exploring strategic alternatives. Also in early April 2010, we closed a public offering of our common stock at a public offering price of $20.00 per share, for net proceeds of approximately $77.1 million.

In mid-April 2010, representatives of BofA Merrill Lynch met with members of our senior management team to discuss a list of potential strategic partners who might be contacted to solicit preliminary interest in a partnering transaction with or an acquisition of us. Based on these discussions, we determined that BofA Merrill Lynch and our senior management team should contact a broad range of the largest global pharmaceutical and biotechnology companies, as well as companies with rheumatology franchises and mid-cap pharmaceutical companies. In addition, around this time, we populated an electronic data room with documents that we determined, after consultation with BofA Merrill Lynch, would be relevant to potential strategic partners, including information related to our clinical study programs and our relationship with Bayer, material contracts, corporate records, financial information, corporate policies and procedures, information related to our intellectual property and other confidential operational information.

Commencing in mid-April 2010, members of our senior management team, including Dr. Quart and Mr. Davis, and representatives of BofA Merrill Lynch contacted approximately 50 pharmaceutical and biotechnology companies to determine their interest in pursuing a potential strategic transaction with us. Of these approximately 50 companies, 26 initially expressed interest in a possible strategic transaction with us. We executed confidentiality agreements with 16 potential strategic partners, including AstraZeneca, and had preliminary discussions and shared certain confidential technical and financial information with each of them. In addition, commencing in early June 2010, we offered access to our electronic data room to each of the companies who had executed confidentiality agreements. Of the 16 companies that had been offered access to our electronic data room, 12 companies, including AstraZeneca, conducted varying levels of due diligence in the data room.

On June 3, 2010, during the course of our Phase 2b studies of lesinurad, we received a preliminary non-binding written indication of interest from a global pharmaceutical company (“Company A”). Company A expressed interest in an acquisition of 100% of our outstanding common stock at a purchase price of approximately $30.00 per share. Company A also indicated a preference for a two-step acquisition of Ardea, which would include an upfront acquisition of approximately 40% of our outstanding common stock at approximately $30.00 per share, with an option for Company A to later acquire our remaining outstanding common stock at an unspecified premium reflecting a potentially higher valuation. Following consultation with our board of directors, we advised Company A that we were interested in pursuing discussions regarding a potential strategic transaction. While Company A reiterated its interest in a potential strategic transaction, it also stated that it would need to review the results of our ongoing Phase 2b studies before it would be in a position to move forward with any potential strategic transaction. We informed Company A that we would continue to provide it with updated due diligence as our Phase 2b studies of lesinurad progressed.

On June 21, 2010, we received a preliminary non-binding written indication of interest from a second global pharmaceutical company (“Company B”). The indication of interest did not propose a specific purchase price, but noted that Company B was well positioned to make a competitive offer to acquire us. Company B did, however, indicate that it would need to review the results of our Phase 2b studies of lesinurad in connection with its consideration of a potential strategic transaction. We indicated that we would continue discussions with Company B regarding a potential strategic transaction and would keep it updated regarding the progress of our Phase 2b studies of lesinurad.

During the remainder of 2010 and into the early part of 2011, we continued discussions regarding a potential strategic transaction with Company A and Company B, and had varying levels of discussions with each of the other companies that had entered into a confidentiality agreement with us.

In early January 2011, we announced positive, preliminary, top-line results for our Phase 2b combination study to evaluate the addition of lesinurad to allopurinol for the treatment of gout patients who had not responded favorably to allopurinol alone.

On February 16, 2011, a third global pharmaceutical company (“Company C”) submitted a preliminary non-binding written indication of interest to acquire all rights to the development and sale of lesinurad for a total amount of $850 million, including an upfront payment of $150 million and $700 million payable upon the achievement of certain unspecified regulatory and commercial milestones. The indication of interest was conditioned upon, among other things, Company C completing its due diligence review and, specifically, its review of our lesinurad program. In light of the positive results of our Phase 2b combination study and the fact that the offer from Company C only included $150 million upfront, with the remainder contingent on meeting certain unspecified regulatory and commercial milestones, our board of directors viewed Company C’s offer as inadequate, but indicated that we should continue discussions with Company C regarding a potential strategic transaction. We communicated our board of directors’ view to Company C and encouraged Company C to revise its offer. Company C responded that it would not be in a position to revise its offer until we had received the results of our “end of Phase 2 meeting” with the U.S. Food and Drug Administration (the “FDA”). We indicated that we would continue discussions with Company C regarding a potential strategic transaction while we awaited the results of our end of Phase 2 meeting with the FDA.

Also in February 2011, we closed a public offering of our common stock at a public offering price of $26.00 per share, for net proceeds of approximately $78 million.

On March 11, 2011, a fourth global pharmaceutical company (“Company D”) submitted a preliminary non-binding written indication of interest to acquire all of our outstanding equity interests at a valuation range of $35.00 to $40.00 per share of our common stock, subject to, among other things, completion of due diligence. While members of our senior management team noted that Company D had performed relatively little diligence to date, we continued discussions with Company D regarding a potential strategic transaction. Company D also indicated that it would need to conduct commercial assessments regarding the market opportunity for the treatment of gout prior to moving forward with a strategic transaction with us.

On March 18, 2011, we received a preliminary non-binding written indication of interest from a fifth global pharmaceutical company (“Company E”). The indication of interest contemplated the upfront purchase of approximately 14.9% of our outstanding common stock from existing stockholders at a purchase price of $35.00 per share, followed by the acquisition, at Company E’s option, of the balance of our outstanding common stock at a purchase price of $40.00 per share following FDA approval of lesinurad, in parallel with the spin-off of all of our assets and operations unrelated to lesinurad. In addition to the upfront purchase of approximately 14.9% of our outstanding common stock, Company E would purchase $150 million of convertible debt or convertible preferred stock at a 10% conversion premium to our current trading price, the proceeds of which would be earmarked to fund our drug development efforts, including our Phase 3 studies of lesinurad. Company E also proposed an option to purchase an additional 14.9% of our outstanding common stock for approximately $35.00 per share upon the conclusion of our Phase 3 studies of lesinurad, with another $100 million being paid to us if such option was exercised. Finally, Company E’s indication of interest contemplated the payment of certain royalties to our stockholders (via a contingent value right (“CVR”) mechanism whereby our stockholders would receive additional payments upon the achievement of specified milestones) based on net sales of lesinurad through 2025. Company E’s proposal was conditioned upon the satisfactory completion of due diligence. We indicated to Company E that we were interested in pursuing the transaction it had proposed and should continue discussions toward that end. Company E indicated to us that it needed to do additional work regarding the commercial opportunities for the treatment of gout.

During the period from June 2010 through April 2011, pursuant to the direction of our board of directors, we granted access to our electronic data room to each potential strategic partner who had executed a confidentiality agreement and these companies conducted additional due diligence through telephonic conferences and on-site visits. We participated in diligence and/or management meetings with each of the potential strategic partners that submitted preliminary non-binding indications of interest, including meetings with Company A on July 27, 2010 and March 4, 2011; Company B on January 13, 2011; Company C on March 29 and 30, 2011; Company D on February 4, 2011; and Company E on April 13 and 14, 2011. In addition, throughout this time, our senior management team was in regular contact with our board of directors and provided periodic updates to, and solicited and received guidance from, our board of directors regarding all ongoing discussions with potential strategic partners.

Notwithstanding our ongoing discussions with these parties, by May 2011, each of the potential strategic partners that had submitted a preliminary indication of interest had informed us that it had decided not to move forward with a potential strategic transaction with us at that time due to various factors noted by such parties, including the emerging nature of the commercial market for the treatment of gout, the fact that lesinurad had not yet been the subject of an end of Phase 2 meeting with the FDA and was not yet in Phase 3 studies and, with respect to some companies, the unique challenges those companies faced in realizing the market opportunities (in both U.S. and ex-U.S. markets) presented by lesinurad. In addition, several parties expressed concerns about our market capitalization given the stage of development of our lesinurad program.

During a meeting of our board of directors held on May 19, 2011, in light of the feedback received from potential strategic partners, we decided to de-emphasize the further exploration of strategic alternatives until the completion of our end of Phase 2 meeting with the FDA or the completion of additional market research then being contemplated by us.

On July 22, 2011, we met with the FDA for the clinical portion of our end of Phase 2 meeting. We received the FDA’s minutes from the meeting in August 2011 and on September 7, 2011, we issued a press release announcing positive results of our end of Phase 2 meeting with the FDA.

On August 3, 2011, Mr. Davis advised a sixth global pharmaceutical company (“Company F”) that had previously executed a confidentiality agreement with us and had been granted access to our electronic data room of the results of our end of Phase 2 meeting with the FDA. Company F expressed a desire to learn more about the FDA feedback and re-entered our electronic data room in order to continue its due diligence review.

On August 5, 2011, a seventh global pharmaceutical company with whom we had initially had discussions in early 2011 (“Company G”) re-engaged in discussions with us regarding a potential strategic transaction. Company G re-entered the data room to continue its due diligence review.

On August 18, 2011, our board of directors held a regularly scheduled telephonic meeting during which Mr. Davis reviewed for our board of directors the results of earlier discussions with third parties relating to a potential strategic transaction, including specific feedback from these parties. He also described the status of current discussions with interested parties and his view of the prospects for additional companies re-engaging in discussions. Our senior management team then reviewed with our board of directors a proposed project to conduct a further assessment of the commercial market for the treatment of gout, including commercial opportunities for lesinurad. At the recommendation of our senior management, our board of directors authorized us to engage the Monitor Group, a global management consulting firm with particular expertise in the pharmaceutical industry, to work with our senior management and clinical teams on the project. Soon after the board of directors meeting, we engaged the Monitor Group and commenced the project to conduct a further assessment of the commercial market for the treatment of gout.

On August 29, 2011, an eighth global pharmaceutical company (“Company H”) that had previously executed a confidentiality agreement with us and had entered our electronic data room informed Mr. Davis that it was interested in re-engaging in discussions regarding a potential strategic transaction. After such expression of interest, Company H re-entered our electronic data room to continue its due diligence review.

On August 31, 2011, Mr. Davis had a teleconference with Company C to review the results of our end of Phase 2 meeting with the FDA. Following the call, Company C indicated it would like to re-enter our electronic data room to review the results of the meeting and related regulatory correspondence and we granted such access shortly thereafter. Also during the call with Mr. Davis, Company C orally indicated it was interested in considering a strategic transaction that would include an initial acquisition of a minority interest in us, followed by an option to acquire our remaining outstanding common stock at a pre-determined price. We did not discuss specific economic details with Company C.

On September 2, 2011, AstraZeneca called Mr. Davis and stated it was interested in re-engaging in discussions regarding a potential strategic transaction. AstraZeneca re-entered our electronic data room shortly thereafter and proceeded to request additional due diligence materials. During the remainder of September 2011 and into late December 2011, significant due diligence discussions and the exchange of information continued both electronically and by telephone between members of our senior management and clinical teams and representatives of AstraZeneca.

On September 12, 2011, we met with representatives of Company H at its offices to review our clinical results, including the results of our end of Phase 2 meeting with the FDA, our plans for Phase 3 studies and commercial opportunities in the treatment of gout. After our meeting, Company H commenced due diligence efforts, including participating in multiple teleconferences with us, requesting additional information and following up on additional due diligence matters.

On September 19, 2011, we met with representatives of Company A in New York to discuss the results of our end of Phase 2 meeting with the FDA and our plans for Phase 3 studies. At the conclusion of the meeting, Company A stated that it wished to re-engage in discussions regarding a potential strategic transaction and conduct additional due diligence in furtherance thereof. Despite Company A’s expression of interest, over the next five months, Company A conducted limited due diligence.

Also on September 19, 2011, we met with representatives of Company B in New York to discuss the results of our end of Phase 2 meeting with the FDA and our plans for Phase 3 studies. Company B indicated it would need to conduct additional internal discussions regarding a potential strategic transaction before it could proceed with further due diligence.

On September 22, 2011, members of our senior management team held a teleconference with representatives of Company H to discuss the commercial opportunities for the treatment of gout, including population sizes, treatment dynamics, the pricing of existing therapies and how lesinurad might fit into the commercial market.

On September 26, 2011, Company G informed Mr. Davis it was interested in re-engaging in discussions with us regarding a potential strategic transaction. Shortly thereafter, Company G re-entered our electronic data room and recommenced its due diligence review.

On September 29, 2011, several members of our senior management team met with AstraZeneca at its offices in Wilmington, Delaware to review the results of our Phase 2b studies, including our end of Phase 2 meeting with the FDA, our plans for Phase 3 studies and our view of the gout market opportunities. At the conclusion of the meeting, AstraZeneca indicated that it remained interested in exploring a strategic transaction, subject to additional due diligence of our lesinurad program.

On October 13, 2011, our board of directors held a telephonic meeting during which Mr. Davis updated our board of directors on the status of discussions with potential strategic partners. He reported that since our end of Phase 2 meeting with the FDA, six companies who had previously engaged in, and then withdrawn from, discussions regarding a potential strategic transaction had now re-engaged in discussions with us. Mr. Davis reported that upon re-engaging in such discussions, each company indicated potential interest in considering a “structured acquisition” transaction in which it would acquire a minority interest in our common stock ranging from 14.9% to 40% of our total outstanding shares of common stock, with an option to acquire the remainder of our outstanding common stock at a predetermined price following the completion of Phase 3 studies. No specific economic terms related to a proposed “structured acquisition” transaction had yet been proposed by any of the companies and no company at that time expressed any interest in an immediate acquisition of 100% of our outstanding common stock. Mr. Davis also reported that five of the six companies had re-entered our electronic data room and that the sixth company would shortly be given access to the data room.

On October 14, 2011, Mr. Davis had further discussions with representatives of Company G regarding a “structured acquisition” transaction, in particular, addressing the governance challenges presented by such structure during Phase 3 studies. While no specific economic terms were discussed, we agreed to continue discussions with Company G and invited them to visit our offices in San Diego for on-site meetings.

On October 17, 2011, members of our senior management team conducted a teleconference with representatives of Company C during which we reviewed with them the status of our end of Phase 2 meeting with the FDA and our plans for Phase 3 studies for our lesinurad program. Again, on October 19, 2011, Mr. Davis spoke with representatives of Company C regarding the status of our strategic discussions and the broad outlines of a potential “structured acquisition” transaction. Such transaction contemplated an acquisition by Company C of a 20% minority interest in our common stock at an unspecified premium to our then-current trading price, with an option to acquire our remaining outstanding common stock upon the successful completion of our Phase 3 studies of lesinurad at a predetermined price to be mutually agreed upon between us and Company C. While no specific economic terms were discussed at this time, we did discuss with Company C the governance challenges that might arise during Phase 3 studies as a result of a “structured acquisition” transaction.

On October 21, 2011, Mr. Davis spoke with representatives of Company F regarding the status of our strategic discussions and a potential “structured acquisition” transaction. Similar to Mr. Davis’ conversations with Company C, such transaction contemplated an acquisition by Company F of a 20% minority interest in our common stock at an unspecified premium to our then-current trading price, with an option to acquire our remaining outstanding common stock upon the successful completion of our Phase 3 studies of lesinurad at a predetermined price to be mutually agreed upon between us and Company F. No specific economic terms were discussed.

On October 26, 2011, representatives from Company G visited our offices in San Diego to conduct on-site due diligence and to discuss the commercial opportunities for lesinurad. Upon conclusion of the visit, we agreed with Company G to continue discussions related to a potential strategic transaction.

Also in late October 2011, as a result of certain personnel changes within Company H, Company H suspended its due diligence review altogether and terminated all discussions with us regarding a potential strategic transaction.

On November 8, 2011, while at the American College of Rheumatology annual meeting in Chicago, several members of our senior management team met with representatives of Company F, including its senior vice president and global head of the business unit that would be responsible for the development and commercialization of lesinurad if Company F moved forward with a strategic transaction. At the meeting, we reviewed the results of our Phase 2 studies and our end of Phase 2 meeting with the FDA, our plans for Phase 3 studies and our view of the commercial opportunities for lesinurad. At the conclusion of the meeting, we agreed to continue discussions with Company F regarding a potential strategic transaction.

On December 14, 2011, Dr. Quart and Mr. Davis met with Mr. Mahmood Ladha, AstraZeneca’s Executive Director, Global Business Development, and Ms. Kelly Distefano, AstraZeneca’s Director of Business Development, in Wilmington, Delaware. At the meeting, Mr. Ladha and Ms. Distefano stated that there was increased interest within AstraZeneca in pursuing a strategic transaction with us. We discussed with Mr. Ladha and Ms. Distefano considerations relating to a “structured acquisition” transaction, including potential challenges that would arise from joint governance of any Phase 3 studies. In addition, we discussed the possibility of an outright acquisition of 100% of our outstanding common stock by AstraZeneca. We did not discuss any specific economic terms with AstraZeneca at this meeting.

On December 16, 2011, our board of directors conducted a regularly scheduled meeting. At the meeting, representatives from the Monitor Group and members of our senior management team gave a status update on the commercial assessment project that was being conducted by us and the Monitor Group. Mr. Davis also updated our board of directors on the continuing discussions with potential strategic partners. Mr. Davis also noted that Company H had placed all primary care strategic activity on hold and had withdrawn from discussions with us. Our board of directors authorized our senior management to continue discussions with all potential strategic partners that had expressed continuing interest in pursuing either a “structured acquisition” or an acquisition of 100% of our outstanding common stock.

On December 19, 2011, we initiated the first of several Phase 3 clinical studies for lesinurad.

On December 21, 2011, Mr. Davis spoke with representatives of Company C to brief them on the status of the commencement of our Phase 3 clinical studies of lesinurad and the projected costs of the Phase 3 clinical studies proposed to be conducted, and to continue discussions regarding a potential strategic transaction. Company C indicated it was continuing to consider a “structured acquisition” transaction as previously communicated to Mr. Davis and noted that we should expect its complete assessment of a possible transaction around the beginning of February 2012.

During the week of January 9, 2012, we attended the JP Morgan Healthcare conference in San Francisco. At the conference, we met with Mr. Ladha and Mr. Simon Lowth, the Chief Financial Officer of AstraZeneca. At this meeting, Mr. Ladha and Mr. Lowth indicated that AstraZeneca was interested in pursuing the acquisition of 100% of our outstanding common stock and outlined areas of due diligence that AstraZeneca would need to complete prior to submitting an offer. Also during the week of January 9, 2012, we met with representatives of Company A, Company F, Company G and Company H. Following our meetings, Company H re-engaged in discussions with us regarding a potential strategic transaction. In addition, we also met with representatives of Company B, our first meeting with them since September 2011.

On January 20, 2012, our board of directors held a telephonic meeting during which it discussed the prospects for raising additional capital through an offering of our common stock. Our board of directors also discussed the status of our Phase 3 clinical studies and the status of our discussions with potential strategic partners, and instructed our senior management team to continue discussions with all interested parties.

In the second half of January 2012, we began sharing with active potential strategic partners additional information regarding the work we were doing with the Monitor Group on the commercial opportunities for the treatment of gout and the potential role of lesinurad in such treatment. We continued to communicate additional information to such parties through the completion of our project with the Monitor Group in the second half of March 2012.

In February 2012, we closed a public offering of our common stock at a public offering price of $17.00 per share, for net proceeds of approximately $157.6 million.

On February 6, 2012, Company C contacted Mr. Davis to inform him that it had determined that a gout market opportunity was not consistent with its current commercial strategic plans and thus Company C was no longer interested in pursuing a strategic transaction with us at that time.

On February 15, 2012, Dr. Quart and Mr. Davis met with Messrs. Ladha and Lowth while attending a healthcare investor conference in New York City. At the meeting, Messrs. Ladha and Lowth delivered a non-binding written indication of interest from AstraZeneca to acquire 100% of our outstanding common stock for a purchase price of $24.17 per share, assuming a certain cash balance and reflecting an enterprise value of $650 million. The offer was subject to the completion of further due diligence. Dr. Quart and Mr. Davis indicated they would promptly communicate the proposal to our board of directors. Immediately following the meeting, Dr. Quart forwarded a copy of AstraZeneca’s written indication of interest to each of the members of our board of directors for consideration.

On February 17, 2012, our board of directors met telephonically to discuss AstraZeneca’s proposal. Representatives from BofA Merrill Lynch were also present. Dr. Quart described the meeting he and Mr. Davis had with AstraZeneca and Mr. Davis provided an update on the status of discussions with other potential strategic partners. Following a full discussion of AstraZeneca’s proposal, our board of directors determined that the AstraZeneca proposal was inadequate, as it did not reflect the inherent value of Ardea given the current status of our drug development programs, and directed Mr. Davis to convey this message to AstraZeneca. Our board of directors also directed our senior management to continue discussions with the other potential strategic partners that had expressed continuing interest in pursuing a strategic transaction.

Also on February 17, 2012, Mr. Davis and representatives of BofA Merrill Lynch, acting at the direction of our senior management, contacted each of Company A through Company H, as well as other companies that we believed might have an interest in re-engaging in discussions with respect to a potential strategic transaction with us. We and BofA Merrill Lynch provided each of these companies with additional information (to the extent not already provided) regarding our assessment of the commercial opportunities for the treatment of gout. We and BofA Merrill Lynch, acting at the direction of our senior management, also informed each of the companies not currently engaged in discussions with us regarding a potential transaction, together with each company that was then engaged in such discussions, that our strategic discussions with other parties were accelerating and were moving in the direction of an acquisition of 100% of our outstanding common stock and that they should notify us promptly if they had an interest in a potential acquisition.

On February 20, 2012, Mr. Davis spoke with Mr. Ladha and conveyed the response of our board of directors to AstraZeneca’s $24.17 per share offer. In response to Mr. Ladha’s query regarding what purchase price would be acceptable to our board of directors, Mr. Davis indicated that our board of directors was not prepared to propose a specific price. At Mr. Davis’ request, Mr. Ladha then described the remaining due diligence that would be required by AstraZeneca before AstraZeneca would be in a position to agree on a price, if an agreement could be reached at all. Mr. Davis suggested that in the interest of providing AstraZeneca with additional information to enable it to improve its offer, we would facilitate AstraZeneca’s further due diligence requests.

On February 23, 2012, Mr. Davis and Mr. Ladha spoke again. Mr. Ladha indicated that AstraZeneca remained interested in a transaction, but could not at that time justify the expense of further due diligence without an agreement on price or a period of exclusivity and, therefore, would defer further due diligence efforts. Messrs. Davis and Ladha agreed that the likely difference in valuation perspectives between the parties was due to differing assessments on the commercial opportunities for the treatment of gout and agreed to continue discussions.

In late February 2012, at the direction of our senior management, representatives of BofA Merrill Lynch re-engaged Company H in discussions regarding a possible transaction with us and on February 29, 2012, Mr. Davis spoke with representatives of Company H and provided an update on our Phase 3 clinical studies of lesinurad and the status of our review of potential strategic transactions.

Also on February 29, 2012, Mr. Davis spoke with representatives of Company A and provided an update on the status of our review of potential strategic transactions. Company A indicated that it would need to complete further due diligence before it would be in a position to move forward with further discussions related to a potential strategic transaction. Commencing in March 2012, Company A’s due diligence efforts increased significantly and we engaged in multiple discussions with representatives of Company A with respect to due diligence matters.

In March 2012, each of Company B, Company D and Company E informed BofA Merrill Lynch that it would not move forward with a strategic transaction. With respect to Company B, it had ceased conducting due diligence and had become generally nonresponsive over the past several months. When BofA Merrill Lynch contacted Company B, it was advised by a representative of Company B that Company B was not prepared to move forward with a strategic transaction with us at that time. No specific reason for Company B’s decision was provided to BofA Merrill Lynch. With respect to Company D, its confidentiality agreement with us had expired and it declined to enter into a new confidentiality agreement so we could provide it with additional, updated materials. Company D did not provide any specific reason for its decision not to move forward with a strategic transaction. With respect to Company E, a representative of Company E’s financial advisor contacted BofA Merrill Lynch and informed it that Company E would not be moving forward with a strategic transaction, providing no specific reason for Company E’s decision.

On March 5, 2012, Mr. Ladha called Mr. Davis and verbally informed him that AstraZeneca was revising and improving its offer to acquire 100% of our outstanding common stock, which included (i) an enterprise value of $700 million, as opposed to the $650 million reflected in its initial offer, (ii) a CVR that would pay our stockholders $2.00 per share of our common stock upon lesinurad achieving $1.25 billion in U.S. net sales and (iii) a second CVR that would pay our stockholders an additional $3.00 per share of our common stock upon lesinurad achieving $1.75 billion in U.S. net sales. Mr. Ladha noted that AstraZeneca was positioned to conduct final due diligence but would continue to defer commencement of these efforts until we and AstraZeneca had agreed on a purchase price. Mr. Davis indicated that he would convey the proposal to our board of directors.

On March 9, 2012, our board of directors held a telephonic meeting to receive an update from our senior management regarding the status of our conversations with third parties related to a strategic transaction. Mr. Davis advised our board of directors as to the status of discussions with each potential strategic partner with whom we had been having discussions, including the latest proposal from AstraZeneca. Our board of directors discussed the AstraZeneca proposal, as well as various considerations regarding the discussions with the other potential strategic partners who had continued to express interest in pursuing a strategic transaction. Following a full discussion of the AstraZeneca proposal, our board of directors still viewed AstraZeneca’s offer as inadequate, particularly in light of the fact that a significant portion of the consideration was in the form of CVRs that our board of directors did not believe reflected the full value of such future events. Our board of directors asked Mr. Davis to convey this message to AstraZeneca.

On March 12, 2012, Mr. Davis, Mr. Bob Mischler, our Vice President, Commercial Planning and Analysis, and representatives of the Monitor Group met with Company H at Company H’s offices to share information regarding our assessment of the commercial opportunities for the treatment of gout and the potential role of lesinurad in such treatment. As a result of such discussions, on March 15, 2012, representatives of Company H conducted on-site due diligence at our offices in San Diego. Upon conclusion of the site visit, Company H advised us that they were interested in proceeding with further due diligence and discussions regarding a potential strategic transaction.

On March 15, 2012, Mr. Davis and Mr. Ladha spoke by telephone about the status of our discussions with AstraZeneca. During the call, Mr. Davis conveyed to Mr. Ladha that our board of directors viewed AstraZeneca’s latest proposal as inadequate to justify a sale of Ardea. Mr. Davis also noted that, given the fact we were continuing to advance discussions with other potential strategic partners and the fact that AstraZeneca had additional due diligence to complete, we could neither agree to any specific purchase price at that time nor agree to AstraZeneca’s requirement that we do so prior to their commencement of final due diligence. He and Mr. Ladha discussed the fact that there was a desire by both parties to find a path forward and the possibility that AstraZeneca could fall behind other potential strategic partners in the process if AstraZeneca did not promptly commence its final due diligence assessments.

On March 16, 2012, our board of directors held a telephonic meeting with members of our senior management team and representatives of the Monitor Group to review the final results of our assessment of the commercial opportunities for the treatment of gout. The primary purpose of the meeting was to provide our board of directors with additional information to use in the evaluation of all proposals received from potential strategic partners and to aid our board of directors in making a determination to sell Ardea or continue as an independent company.

In mid-March 2012, Mr. Davis communicated to AstraZeneca, Company A, Company F and Company H that each of them should be prepared to complete its due diligence review and be in a position to submit offers in the first half of April 2012, followed by negotiation of a final purchase price and definitive agreements in the second half of April 2012. Each of such companies indicated that they could meet our proposed timeline.

On March 19, 2012, AstraZeneca commenced additional due diligence and on March 22 and 23, 2012, representatives of AstraZeneca and its various advisors conducted on-site due diligence at our offices in San Diego.

On March 26, 2012, Mr. Davis spoke with Company F regarding the work undertaken by us and the Monitor Group and offered to arrange a meeting with us, representatives of the Monitor Group and Company F. Company F reported that it had reviewed the information we had provided to it and, given that such information was very similar to information that Company F had independently developed, it felt a meeting with the Monitor Group was unnecessary.

On March 27, 2012, our board of directors held a regularly scheduled meeting during which Mr. Davis updated our board of directors on the status of discussions with potential strategic partners. He informed our board of directors that we were in active discussions with four companies – AstraZeneca, Company A, Company F and Company H. Mr. Davis indicated that while Company G was continuing to consider a possible transaction, it was not engaged in active discussions with us and it was his belief that Company G was unlikely to move forward with a strategic transaction.

Messrs. Davis and Mischler, together with representatives of the Monitor Group, met with Company A at its offices on March 28, 2012. On March 29, 2012, Messrs. Davis and Mischler and representatives of the Monitor Group met with AstraZeneca at its offices. At each meeting, we shared information regarding our assessment of the commercial opportunities for the treatment of gout and the potential role of lesinurad in such treatment.

On April 5, 2012, Company A informed Mr. Davis and Dr. Quart of its determination that a gout program did not fit its strategic priorities at this time, but that Company A would like to continue discussions after we received the results of our Phase 3 clinical studies if we had not then concluded a strategic transaction with another party.

On April 9, 2012, Company G informed Mr. Davis that it had recently determined that it would focus its U.S. business on specialty pharmaceutical markets and, given the significant primary care nature of gout medications, it was not interested in pursuing further discussions regarding a potential strategic transaction.

On April 11, 2012, Mr. Davis spoke with representatives of Company F to determine the status of Company F’s due diligence efforts and to update Company F on our strategic process. Representatives of Company F indicated that it had scheduled a meeting for April 13, 2012 with its executive management group, including Company F’s chief executive officer, to discuss a potential strategic transaction with us and would let Mr. Davis know promptly after such meeting whether Company F would submit an offer.

On April 11, 2012, representatives of Company H spoke with representatives of BofA Merrill Lynch. The discussion focused on the valuation of the ex-U.S. component of our lesinurad commercial opportunity. Representatives of Company H and representatives of BofA Merrill Lynch discussed various options for addressing the ex-U.S. valuation of our lesinurad program, including utilizing a CVR that could be issued to our stockholders in connection with an acquisition of Ardea.

On April 11 and 12, 2012, Mr. Ladha and Mr. Davis engaged in two conversations in which Mr. Ladha indicated that members of AstraZeneca’s executive management team, including its chief executive officer and its chief financial officer, had met recently to review the status of a possible transaction with us. Mr. Ladha indicated that AstraZeneca needed to get final resolution on whether or not a transaction with us was possible in order to determine whether it was in AstraZeneca’s interest to invest additional time and resources regarding a potential transaction. He stated that AstraZeneca was prepared to enhance the terms of its last offer on the condition that we agree to a period of exclusivity and, if an acceptable price could be mutually agreed upon, be prepared to spend all of the following week negotiating a definitive merger agreement. Mr. Davis responded that we would have to review any revised proposal with our board of directors before responding to it, but that he felt the likelihood of our board of directors agreeing to any period of exclusivity was remote given the process in which we were actively engaged.

On April 12, 2012, Mr. Davis spoke with a representative of Company H to determine its continued interest in a potential acquisition of Ardea. The representative of Company H stated that Company H was continuing to analyze the valuation of our lesinurad program outside of the U.S. and would likely have to seek a partner to commercialize the ex-U.S. regions. Mr. Davis and Company H’s representative discussed the potential for utilizing a CVR to transfer value from the ex-U.S. commercialization to our shareholders, however, Company H expressed concerns regarding the complexity of a CVR, as well as the potential that such a structure would place Company H at a disadvantage relative to other potential bidders that already had a stronger market presence in Europe and Asia. Company H’s representative indicated that if Company H could not find a clear path to realize the ex-U.S. value through a partnership, Company H would not be in a position to submit an offer for the acquisition of Ardea. However, Company H indicated that it remained interested in continuing discussions with us and would continue to consider a collaboration with various potential partners to realize the value presented by the ex-U.S. markets.

On the evening of April 12, 2012, Mr. Davis sent an e-mail update to our board of directors describing feedback from AstraZeneca and updating our board of directors on the status of the continuing discussions with Company F and Company H. He indicated that we would continue to work with each of the parties to provide them with all appropriate information so that such parties could timely complete their due diligence review and submit their best offer to acquire us. In the e-mail update, Mr. Davis also provided our board of directors with a form of merger agreement and form of voting agreement that would be provided to the final bidders for their comments.

On April 13, 2012, Mr. Davis spoke with representatives of Company H to further explore the potential for an ex-U.S. partnership or a CVR in hopes of enabling Company H to be in a position to submit an offer.

On April 13, 2012, a representative of Company F telephoned Mr. Davis and a representative of BofA Merrill Lynch to inform them that Company F would be submitting a non-binding proposal to acquire 100% of our outstanding common stock for $25.50 in cash per share. Immediately following the call, Company F forwarded a written proposal to Mr. Davis and the representative of BofA Merrill Lynch confirming the offer, which was conditioned upon Company F’s satisfactory completion of due diligence and the negotiation and execution of mutually satisfactory definitive agreements.

On April 13, 2012, Mr. Davis forwarded to each of AstraZeneca and Company F a form of merger agreement and a form of voting agreement contemplated to be entered into by certain members of our board of directors and their respective affiliates in support of a transaction.

On April 14, 2012, Mr. Davis and representatives of BofA Merrill Lynch held a teleconference to discuss the status of discussions with Company H and to address Company H’s need for clarity on how to realize the ex-U.S. opportunity for our lesinurad program.

On the morning of April 15, 2012, Dr. Quart, Mr. Davis, a representative of BofA Merrill Lynch and two members of our board of directors held a teleconference to discuss the status of discussions with AstraZeneca, Company F and Company H.

On the evening of April 15, 2012, Mr. Ladha called Mr. Davis to inform him that AstraZeneca was enhancing its offer with the full support of AstraZeneca’s board of directors, which would be on stand-by for one week to give final approval to enter into a transaction with us. Mr. Ladha stated that AstraZeneca’s revised offer was an all-cash offer of $30.00 per share of our common stock. He stated that the offer reflected a substantial premium over our current trading price, but was contingent on us granting AstraZeneca a 10-day period of exclusivity during which time we would cease discussions and negotiations with all other parties who had indicated an interest in a strategic transaction with us and would negotiate solely with AstraZeneca. He also stated that if we did not agree to the exclusivity arrangement, AstraZeneca would consider participating in a process that involved other parties interested in pursuing a strategic transaction with us, but could potentially reduce its offer of $30.00 per share of our common stock. Mr. Ladha communicated to Mr. Davis that before sending written documents reflecting the revised offer of $30.00 per share, AstraZeneca wanted a reaction to its $30.00 per share offer from Mr. Davis, Dr. Quart and the members of our board of directors who would be asked, together with their respective affiliates, to sign voting agreements in support of a transaction with AstraZeneca.

Dr. Quart, Mr. Davis, a representative of BofA Merrill Lynch and the two members of our board of directors who would be asked, together with their respective affiliates, to sign voting agreements in support of a transaction with AstraZeneca held a teleconference on the evening of April 15, 2012 to discuss the revised offer from AstraZeneca.

Following the teleconference, Mr. Davis called Mr. Ladha and informed him that, while our full board of directors would need to review AstraZeneca’s latest offer, the two members of our board of directors who would be asked, together with their respective affiliates, to sign voting agreements in support of a transaction with AstraZeneca had “viewed favorably” the $30.00 per share offer. Mr. Davis, however, made it clear to Mr. Ladha that such individuals were not agreeing to a price of $30.00 per share and that such price had not yet been discussed with our board of directors. Mr. Davis also informed Mr. Ladha that he was confident our board of directors would not agree to any period of exclusivity. However, Mr. Davis told Mr. Ladha that, subject to the approval of our board of directors, we would commit to sending our senior management team and our financial and legal advisors to New York to attempt to negotiate a final offer that was acceptable to us and AstraZeneca and a mutually acceptable merger agreement and voting agreement, with the goal of executing definitive documents for a transaction, or determining within the one-week period prescribed by AstraZeneca that no agreement could be reached. Messrs. Davis and Ladha tentatively agreed that both parties, along with their respective advisors, would meet in New York on April 17, 2012. Mr. Ladha noted to Mr. Davis that if the parties did not complete negotiations and finalize definitive agreements in the timeframe set forth by AstraZeneca, it was likely that AstraZeneca would need to move on to other opportunities. Following this conversation, Mr. Ladha forwarded to Mr. Davis a mark-up of the draft merger agreement and voting agreement prepared by AstraZeneca and Covington & Burling LLP, its outside legal counsel (“Covington”).

On the morning of April 16, 2012, our board of directors met telephonically. Also on the call were members of our senior management team, including Dr. Quart and Mr. Davis, and representatives of BofA Merrill Lynch and Paul Hastings LLP, our outside legal counsel (“Paul Hastings”). Dr. Quart and Mr. Davis updated our board of directors on the status of discussions with AstraZeneca, Company F and Company H. Mr. Davis informed our board of directors that AstraZeneca had increased its offer to $30.00 per share of our common stock, conditioned on us entering into a 10-day exclusivity period. Dr. Quart and Mr. Davis described the continuing due diligence being conducted by Company F. Mr. Davis also informed our board of directors that Company F had not yet submitted a mark-up to the merger agreement or voting agreement. Our board of directors discussed the status of discussions with AstraZeneca, Company F and Company H and directed our senior management to meet with AstraZeneca in New York with the goal of determining whether a final agreement could be reached. Our board of directors also instructed our senior management team to continue discussions with Company F and Company H.

Following the board of directors meeting, Mr. Davis spoke to a representative of Company F to discuss the current status of Company F’s continuing technical assessments and legal due diligence. Mr. Davis informed Company F’s representative that discussions with other parties were progressing very rapidly. He stated that Company F should complete its corporate due diligence as quickly as possible and submit a final offer and final merger agreement and voting agreement by the end of the week. Company F’s representative indicated that Company F and its advisors were committed to finalizing their work and would meet the schedule proposed by Mr. Davis.

On April 17, 2012, Dr. Quart, Mr. Davis, Mr. Christian Waage, our Vice President, General Counsel, and representatives from each of BofA Merrill Lynch and Paul Hastings met with AstraZeneca, Morgan Stanley & Co., AstraZeneca’s financial advisor, and Covington at the offices of Covington in New York. Between April 17, 2012 and April 20, 2012, both parties and their advisors continued to negotiate the terms of a merger agreement and voting agreement. In addition, AstraZeneca and its advisors continued their due diligence review.

On April 17, 2012, Company F’s representative called Mr. Davis to inform him that Company F was increasing its offer to $30.25 per share of our common stock. On the call, Company F stated that it was nearing completion of its due diligence and would promptly provide a mark-up of the merger agreement and voting agreement. Immediately following the call, Company F forwarded a written proposal confirming its offer of $30.25 per share of our common stock. Between April 17, 2012 and April 20, 2012, representatives of Paul Hastings and Company F’s outside legal advisors discussed several issues relating to the merger agreement and voting agreement.

On the evening of April 17, 2012, the evening of April 18, 2012 and the afternoon of April 19, 2012, members of our senior management team held teleconferences with the two members of our board of directors who would be asked, together with their respective affiliates, to sign voting agreements in support of a transaction in order to update them on the status of negotiations with AstraZeneca and Company F and the status of Company H’s decision regarding a potential transaction.

On April 18, 2012, Mr. Davis called Company H’s representative to suggest means by which Company H might realize the ex-U.S. opportunities for our lesinurad program, and to outline a variety of partnering options in that regard. Company H’s representative reiterated that while the information was encouraging, Company H would not be able to submit an offer without a detailed understanding of a partnership arrangement for the ex-U.S. opportunity.

On the morning of April 19, 2012, Company F’s outside legal advisors submitted a mark-up of the merger agreement and voting agreement to us, each of which reflected terms that were generally agreeable to us and the two members of our board of directors who would be asked, together with their respective affiliates, to sign voting agreements in support of a transaction with Company F. During the course of the day, Paul Hastings refined the provisions of the mark-up to the merger agreement and voting agreement it had received from Company F’s counsel.

On April 19, 2012, Paul Hastings continued to negotiate the terms of the AstraZeneca merger agreement and voting agreement with Covington. By the end of the day on April 19, 2012, we had reached agreement with both AstraZeneca and Company F on all material outstanding issues on their respective merger agreements and voting agreements. On the afternoon of April 19, 2012, our board of directors held a telephonic meeting to discuss the status of discussions with AstraZeneca, Company F and Company H. Members of our senior management team and representatives of each of BofA Merrill Lynch and Paul Hastings were also on the call. Mr. Davis updated our board of directors on the status of negotiations with AstraZeneca and Company F and indicated that Company H was still expressing concerns regarding the ex-U.S. commercial opportunity with respect to our lesinurad program and such concerns remained an obstacle to submitting an offer. Following a discussion, our board of directors determined that it would not be prudent to risk losing the offers from AstraZeneca and Company F in order to allow more time for Company H to determine whether it would submit an offer, and instructed Mr. Davis to advise both AstraZeneca and Company F that “final offers” would be due at noon the following day, April 20, 2012.

Mr. Davis met with Mr. Ladha on the evening of April 19, 2012 and informed him that another party had submitted a higher offer, together with an acceptable mark-up of the merger agreement and voting agreement. He also informed Mr. Ladha of our board of directors’ request that both parties submit “final offers” by noon the following day and that we would select the winning party shortly thereafter and execute definitive agreements with such party. Mr. Davis then informed Company F’s representative of the same “final offer” deadline.

On the morning of April 20, 2012, Dr. Quart and Mr. Davis spoke by teleconference to representatives of Company F. Company F’s representatives informed Dr. Quart and Mr. Davis that Company F would need to conduct additional assessments before it would be in a position to reassess its offer, and indicated that it believed the additional assessments would take approximately two weeks to complete. During the day of April 20, 2012, we sent information to Company F in an effort to try to accelerate its additional assessments. Company F confirmed receipt of the information and also conveyed to Mr. Davis its position that it would not raise its offer at that time.

At approximately 1:00 p.m. on April 20, 2012, Mr. Ladha called Mr. Davis to inform him that AstraZeneca was submitting a “final offer” of $32.00 per share of our outstanding common stock. Mr. Ladha stressed that AstraZeneca would not raise its offer further and any attempt to further negotiate would result in AstraZeneca withdrawing from the process. He also indicated that the $32.00 per share offer was contingent on final agreements being executed by the end of that day, subject only to the final approval of AstraZeneca’s board of directors.

Our board of directors convened a telephonic meeting at 2:00 p.m. on April 20, 2012. Mr. Davis provided an update to our board of directors regarding the status of negotiations with AstraZeneca and Company F. He advised our board of directors that AstraZeneca had increased its offer to $32.00 per share of our common stock and noted that Mr. Ladha had indicated that it was AstraZeneca’s final offer. Mr. Davis communicated to our board of directors that, based on the negotiations to date and the conversation he had with Mr. Ladha, Mr. Davis believed that AstraZeneca would not raise its offer any further and that AstraZeneca was serious about withdrawing its offer and dropping out of the process if definitive agreements were not finalized and executed by the end of the day. Mr. Davis then advised our board of directors that Company F had informed him that it would need another two weeks to reassess its offer and that it would not raise its offer of $30.25 per share of our common stock. Both Dr. Quart and Mr. Davis expressed serious concerns that if we attempted to extend the process to allow Company F more time to complete its additional assessments and reassess its offer, AstraZeneca would likely withdraw from the process altogether. In addition, Mr. Davis noted that even if Company F was satisfied with its additional assessments, it was uncertain whether Company F would increase its offer above AstraZeneca’s offer. Paul Hastings then reviewed with our board of directors their fiduciary duties in the context of a sale of Ardea and summarized the material terms of the proposed merger agreement to be entered into between us and Zeneca, a wholly owned subsidiary of AstraZeneca, and the form of voting agreement to be entered into by certain of our directors and their respective affiliates who collectively held approximately 29.6% of our outstanding common stock. BofA Merrill Lynch made a presentation to our board of directors regarding its financial analyses of the offer of $32.00 per share of our common stock received from AstraZeneca and delivered to our board of directors an oral opinion, which was confirmed by the delivery of a written opinion dated April 20, 2012, to the effect that, as of such date and based upon and subject to various assumptions and limitations described in such opinion, the $32.00 per share offer price to be received by the holders of our common stock was fair, from a financial point of view, to such holders. After discussion, our board of directors unanimously determined it was advisable and fair to and in the best interests of Ardea and our stockholders to enter into the merger agreement with Zeneca and complete the proposed merger. Our board of directors then resolved unanimously to approve the merger agreement and the voting agreements.

Following the board of directors meeting, Dr. Quart and Mr. Davis called Mr. Ladha to inform him that our board of directors had unanimously approved moving forward with the transaction with AstraZeneca.

During the remainder of April 20, 2012 and into the early morning of April 21, 2012, the parties and their respective advisors finalized the merger agreement, voting agreements and schedules relating thereto. On the morning of April 21, 2012, Mr. Ladha informed Mr. Davis that he had received final approval of AstraZeneca’s board of directors to execute the merger agreement and the voting agreements. We each exchanged executed signature pages shortly thereafter.

On the morning of April 23, 2012, prior to the opening of the U.S. trading markets, we and AstraZeneca issued press releases announcing the signing of the Merger Agreement.

Recommendation of the Board of Directors of Ardea and its Reasons for the Merger

Our board of directors, after considering the factors described below and after consulting with its legal and financial advisors, (i) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of, Ardea and our stockholders, (ii) has unanimously authorized and approved the Merger Agreement and the Voting Agreements and (iii) unanimously recommends that you vote “FOR” the Merger Proposal. Our board of directors consulted with our senior management in evaluating the Merger. In addition, our board of directors considered a number of factors that they believed supported their decision to take the foregoing actions, including, but not limited to, the following:

•	the fact that AstraZeneca’s offer will be paid in cash, providing certainty, immediate value and liquidity to our stockholders;

•	the ability of AstraZeneca to pay the aggregate merger consideration and the absence of a financing condition to the closing of the Merger;

•	the belief of our board of directors that $32.00 per share represented the highest consideration that AstraZeneca was willing to pay and the highest per share value obtainable on the date of signing;

•

the relationship between the $32.00 price per share and the recent historical market prices of our common stock and the deliberations of our board of directors over such price, including their consideration that such price represented a premium of 50% over the one-month volume weighted average price as of April 20, 2012 (the last trading day before the public announcement of the proposed Merger) and a 54% premium based on the closing price of our common stock on the NASDAQ Global Select Market on such date;

•

the knowledge of our board of directors and their familiarity with our business, financial condition and results of operations, as well as our financial plan, prospects and competitive position if we were to remain as a stand-alone entity, and their belief that the Merger is more favorable to our stockholders than any other strategic alternative reasonably available to us, including remaining as a stand-alone entity;

•

the risks inherent in the development and commercialization of small-molecule therapeutics for the treatment of serious diseases, the risks related to clinical data results, approval for marketing by the FDA, and any potential conditions or contingencies of such approval, and market acceptance, if approved, and other factors affecting the revenues and profitability of biotechnology products generally;

•

the significant risks and considerable costs associated with a successful launch and commercialization by Ardea of lesinurad (formerly known as RDEA594) as a primary care drug due, in part, to our lack of any material U.S. and global sales or marketing infrastructure or capabilities;

•

the opinion of BofA Merrill Lynch, dated April 20, 2012, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration of $32.00 to be received by our stockholders, as more fully described below in the section entitled “The Merger — Opinion of Ardea’s Financial Advisor” beginning on page 35;

•	the terms and conditions of the Merger Agreement, including the following related factors:

•

the conclusion of our board of directors that the $41 million termination fee payable to Zeneca in the circumstances set forth in the Merger Agreement is reasonable in the context of termination fees that were payable in comparable transactions and would not be likely to preclude another party from making a superior proposal with respect to Ardea; and

•

the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations to complete the Merger, are reasonable under the circumstances;

•

the Voting Agreements entered into by the Key Stockholders, pursuant to which such stockholders agreed, solely in their capacity as stockholders, to vote all of their shares of Ardea common stock (representing approximately 29.6% of the outstanding shares of Ardea common stock on April 20, 2012, the last trading day before the public announcement of the proposed Merger) in favor of the Merger Proposal and against any alternative acquisition transaction or any other action involving Ardea that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement;

•	the likelihood that the Merger will be completed on a timely basis;

•	the costs, timing, uncertainty, risks and dilution to our stockholders of raising additional capital to fund further development costs, to achieve and maintain profitability; and

•

the strategic options available to Ardea (including a customary collaboration with or license to another party of lesinurad) and Ardea’s assessment that none of these options, including remaining as a stand-alone entity, is likely to present an opportunity that is equal or superior to the Merger or to create value for the stockholders that is equal to or greater than that created by the Merger in the foreseeable future.

Our board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including:

•	the fact that, because the stockholders are receiving cash for their shares of Ardea common stock, they will not participate in any potential future growth of either Ardea or AstraZeneca;

•	the fact that the Merger will be a taxable transaction to our stockholders;

•	the potential impact of the Merger on our employees, including the possibility that jobs may be eliminated;

•	the substantial transaction costs to be incurred by us in connection with the Merger, even if the Merger is not completed in a timely manner or at all;

•

the interests of our directors and executive officers in the Merger, including the matters described under the section entitled “The Merger — Interests of the Directors and Executive Officers of Ardea in the Merger” beginning on page 42;

•

the fact that certain deal protection measures contained in the Merger Agreement, including the no solicitation provisions limiting Ardea’s ability to engage in discussions or negotiations regarding an alternative acquisition proposal and the $41 million termination fee payable by Ardea to Zeneca under certain circumstances, could have the effect of discouraging or devaluing alternative acquisition proposals involving Ardea, including those that could otherwise become superior proposals;

•	the risk that conditions to the completion of the Merger will not be satisfied and that the Merger may not be completed in a timely manner or at all;

•	if the Merger is not completed, the potential adverse effect of the public announcement of the Merger on our business and, potentially, on our stock price; and

•

the restrictions on the conduct of our business prior to the completion of the Merger, which require us to carry on our business in the ordinary course and consistent with past practice, subject to specific additional restrictions, which may delay or prevent us from pursuing business opportunities that would otherwise be in our best interests.

This discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but is intended to summarize certain material factors considered by our board of directors in connection with its approval and recommendation of the Merger and the other related transactions described in this proxy statement. In view of the wide variety of factors considered, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, our board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for our stockholders than other strategic alternatives. Therefore, after taking into account all of the factors set forth above, our board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of Ardea and its stockholders and that we should enter into the Merger Agreement and take all actions necessary to complete the Merger.

Certain Financial Forecasts Utilized by Ardea in Connection with the Merger

Ardea does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, earnings, or other results, and we are particularly concerned with making such forecasts and projections due to the unpredictability of the underlying assumptions and estimates. However, in connection with the analysis of the Merger, Ardea’s management prepared three separate sets of financial forecasts: (i) projected U.S. lesinurad sales in an acquisition scenario, (ii) projected U.S. lesinurad sales in a stand-alone scenario and (iii) a stand-alone global, probability adjusted, profit and loss (“P&L”) forecast. These unaudited financial forecasts were developed to facilitate our strategic discussions and for use by our board of directors in connection with its evaluation of the Merger compared to continuing as a stand-alone company. In addition, we provided the forecast for the stand-alone scenario for U.S. lesinurad sales and the forecasts for stand-alone global, probability adjusted, P&L to BofA Merrill Lynch in connection with its analyses and preparation of its fairness opinion. The forecasts for the acquisition scenario for U.S. lesinurad sales were provided to potential acquirors, including AstraZeneca, in connection with the Merger. Neither the forecasts for the stand-alone scenario for U.S. lesinurad sales nor the forecasts for stand-alone global, probability adjusted, P&L were provided or made available to AstraZeneca or any other potential acquiror prior to the execution of the Merger Agreement with Zeneca.

The financial forecasts were not prepared with a view toward public disclosure, however, we have included below a summary of the financial forecasts to provide you access to certain non-public information that was furnished to our board of directors, our financial advisor and third parties in connection with the Merger. The financial forecasts reflect numerous estimates and assumptions made by Ardea’s management team with respect to general business and economic conditions and competitive, regulatory and other future events, as well as matters related specifically to Ardea’s commercialization of lesinurad, such as product pricing and reimbursement rates, product launch dates, market penetration, market exclusivity, receipt of regulatory approvals for lesinurad both within and outside the U.S., availability of capital to fund product launches and levels of operating expenses, among other things, all of which are difficult to predict and inherently subjective and many of which are beyond our control. Please read the information set forth below under the heading “Important Information About the Financial Forecasts.”

U.S. Lesinurad Sales Forecasts

Acquisition Scenario — U.S. Lesinurad Sales

The projections of U.S. lesinurad sales in an acquisition scenario (the “Acquisition Scenario”) assume that during the conduct of Phase 3 studies Ardea is acquired by a large-cap global pharmaceutical company with a significant primary care sales force and significantly greater resources and commercial expertise than Ardea. In this sales forecast, we assumed the acquiror would make significant pre-commercial investments in market preparation and would deploy established primary care resources and expertise to achieve the projected U.S. sales levels.

Stand-Alone Scenario — U.S. Lesinurad Sales

The projections of U.S. lesinurad sales in a stand-alone scenario through 2029 assume that Ardea continues to operate as an independent company and independently launches and sells lesinurad utilizing a newly built primary care sales force. In this sales forecast, we assumed Ardea would be able to achieve an overall level of sales revenue that is lower than those achieved in the Acquisition Scenario due to the fact that Ardea would be required to build the infrastructure and develop the expertise and resources required to launch a primary care drug and such newly-built capabilities would not be as effective as the established capabilities of a potential acquiror.

	Fiscal Year Ending December 31, (amounts in millions)
	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E
Acquisition Scenario — U.S. Lesinurad Sales	$0	$0	$0	$161	$493	$887	$1,252	$1,742	$2,092	$2,222	$2,304	$2,389	$2,477	$2,569	$2,665	$2,765	$282	$144	$147
Stand-Alone Scenario — U.S. Lesinurad Sales	$8	$0	$11	$130	$334	$604	$882	$1,108	$1,304	$1,392	$1,486	$1,587	$1,695	$1,810	$1,934	$2,067	$211	$108	—

Stand-alone Global, Probability Adjusted, P&L

Our management team also prepared a global, probability adjusted, P&L forecast. In this forecast, we assumed that Ardea remains as a stand-alone company, builds a primary care sales force in the U.S. and launches lesinurad in the U.S. For commercialization outside of the U.S., we assumed Ardea partners lesinurad ex-U.S. rights to third parties in exchange for upfront payments, milestones and royalties. This forecast reflects numerous adjustments, including (i) a gross to net discount on sales of 25% to reflect selling discounts, reimbursements, rebates and similar price reductions, (ii) an 80% probability of regulatory approval for lesinurad and 20% for BAY 86-9766, (iii) adjustments for U.S. revenues from sales of lesinurad based on probability of commercial success (<$500mm = 100%, $500mm – $1,000mm = 90%, >$1,000mm – 1,500mm = 80%, >$1,500mm – $2,000mm = 70% and >$2,000mm = 60%), (iv) partnering of lesinurad in the EU with a 20% royalty on net sales, with an upfront payment of $80 million in 2013 and $40 million upon EU regulatory approval in 2014, (v) partnering of lesinurad in Japan with a 15% royalty on net sales, with an upfront payment of $50 million in 2014 and $25 million upon Japanese regulatory approval in 2015, (vi) adjustments for EU/Japan sales of lesinurad from which the royalties to Ardea described in clauses (iv) and (v) of this sentence are derived based on probability of commercial success (<$150mm = 100%, >$150mm – $300mm = 90%, >$300mm – $450mm = 80%, >$450mm – $600mm = 70% and >$600mm = 60%) and (vii) adjustments to reflect operational costs Ardea would incur as a stand-alone company.

	Fiscal Year Ending December 31, (amounts in millions, except EPS)
	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
Lesinurad U.S. Sales, net	$0	$0	$7	$78	$200	$362	$516	$638	$744	$788	$833	$882	$933	$989	$1,048	$1,108	$126	$65

Lesinurad ex-U.S. Royalties, net	$0	$0	$1	$11	$29	$43	$58	$74	$82	$83	$84	$85	$86	$87	$87	$88	$89	$38

Lesinurad Upfront and Milestone Payments	$0	$80	$90	$25	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

MEK1 Royalties/ Milestones	$8	$0	$0	$0	$14	$20	$13	$5	$10	$8	$8	$9	$9	$10	$10	$21	$0	$0

Total Revenue	$8	$80	$98	$114	$243	$425	$588	$718	$836	$879	$926	$976	$1,029	$1,086	$1,146	$1,217	$215	$102
Operating Income	($147)	($22)	($67)	($55)	$50	$220	$353	$457	$554	$589	$627	$667	$710	$756	$804	$862	$87	$33
Net Income	($147)	($22)	($67)	($55)	$30	$132	$212	$274	$332	$353	$376	$400	$426	$453	$482	$517	$52	$20
Fully-Taxed Diluted EPS	($3.78)	($0.51)	($1.48)	($1.20)	$0.64	$2.75	$4.34	$5.51	$6.55	$6.84	$7.16	$7.49	$7.83	$8.19	$8.57	$9.04	$0.90	$0.34

Important Information About the Financial Forecasts

While the financial forecasts were prepared in good faith and management believes the assumptions on which the financial forecasts were based were reasonable when made, no assurance can be made regarding future events. Because the forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory, and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive, and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond Ardea’s and/or AstraZeneca’s control and will be beyond their control following the Merger. There can be no assurance that the underlying assumptions will prove to be accurate or that the forecasted results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the Merger is completed.

The financial forecasts summarized in this section were prepared solely for internal use by us and not with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements, or accounting principles generally accepted in the U.S. (“GAAP”). Our senior management believes the forecasts were prepared in good faith and on a reasonable basis based on the best information available to our senior management at the time of their preparation. The financial forecasts, however, are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. None of the forecasts reflect any synergies or costs related to or that may arise from the Merger.

All of the financial forecasts summarized in this section were prepared by, and are the responsibility of, our senior management, as indicated. Marcum LLP (“Marcum”), our independent registered public accounting firm, did not provide any assistance in preparing the financial forecasts and has not examined, compiled, or otherwise performed any procedures with respect to the financial forecasts and, accordingly, Marcum has not expressed any opinion or given any other form of assurance with respect thereto and assumes no responsibility for the prospective financial information. The Marcum reports incorporated by reference into this proxy statement relate solely to the historical financial information of Ardea. Such reports do not extend to the financial forecasts and should not be read to do so.

By including in this proxy statement a summary of the financial forecasts, neither we nor any of our representatives has made or makes any representation to any person regarding the ultimate performance of Ardea compared to the information contained in our financial forecasts. We have made no representation to AstraZeneca or Zeneca, in the Merger Agreement or otherwise, concerning the financial forecasts. The financial forecasts summarized in this section were prepared during the periods described above and have not been updated to reflect any changes since the date of this proxy statement or any actual results of our operations. We undertake no obligation, except as required by law, to update or otherwise revise the financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The inclusion of the financial forecasts in this proxy statement should not be regarded as an indication that Ardea, BofA Merrill Lynch or anyone who received the financial forecasts then considered, or now considers, the financial forecasts to be material information of Ardea or a reliable prediction of future events, and the financial forecasts should not be relied upon as such. Ardea views the financial forecasts as non-material because of the inherent risks and uncertainties associated with such long-range financial forecasts.

The foregoing summary of the financial forecasts is not included in this proxy statement in order to induce any stockholder of Ardea to vote in favor of the Merger Proposal or any other proposals to be voted on at the special meeting.

Opinion of Ardea’s Financial Advisor

We retained BofA Merrill Lynch to act as our financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We selected BofA Merrill Lynch to act as our financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with us and our business.

On April 20, 2012, at a meeting of our board of directors held to evaluate the Merger, BofA Merrill Lynch delivered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion, to the effect that, as of April 20, 2012 and based on and subject to various assumptions and limitations described in its opinion, the per share merger consideration of $32.00 to be received by holders of our common stock was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to our board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex C to this proxy statement and is incorporated by reference herein in its entirety. The following is a summary of the material terms of BofA Merrill Lynch’s opinion and is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to our board of directors for the benefit and use of our board of directors in connection with and for purposes of its evaluation of the per share merger consideration of $32.00 from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Ardea or in which we might engage or as to the underlying business decision of Ardea to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Ardea;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of Ardea furnished to or discussed with BofA Merrill Lynch by Ardea’s management, including certain financial forecasts relating to Ardea prepared by Ardea’s management (the “Financial Forecasts”);

•	discussed the past and current business, operations, financial condition and prospects of Ardea with members of Ardea’s senior management;

•	reviewed the trading history for Ardea common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of Ardea with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed a draft, dated April 20, 2012, of the Merger Agreement and a draft, dated April 20, 2012, of the form of Voting Agreement to be entered into by Zeneca with certain stockholders of Ardea; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of Ardea’s management that the management of Ardea was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Financial Forecasts, BofA Merrill Lynch was advised by Ardea, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Ardea’s management as to the future financial performance of Ardea. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ardea, nor did it make any physical inspection of the properties or assets of Ardea. BofA Merrill Lynch did not evaluate the solvency of Ardea or Zeneca under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at Ardea’s direction, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Ardea or the contemplated benefits of the Merger. BofA Merrill Lynch also assumed, at the direction of Ardea, that the final executed Merger Agreement and Voting Agreements would not differ in any material respect from the drafts reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Merger (other than the per share merger consideration of $32.00 to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the per share merger consideration of $32.00 to be received by holders of Ardea common stock and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the per share merger consideration of $32.00. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Ardea or in which Ardea might engage or as to the underlying business decision of Ardea to proceed with or effect the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation to any stockholder as to how such stockholder should vote or act in connection with the Merger. Except as described above, Ardea imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect the opinion of BofA Merrill Lynch, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors of Ardea in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Ardea Financial Analyses

Implied Illustrative Present Value of Future Stock Price Analysis.    BofA Merrill Lynch reviewed, based on publicly available information, the price-to-earnings ratios of selected midcap publicly traded companies in the biopharmaceutical industry, and applied a range of price-to-earnings ratios based on its review of Ardea’s estimated fully-taxed diluted EPS, as provided by the stand-alone, global probability-adjusted, P&L prepared by Ardea’s management (the “Ardea Forecasts”), in order to derive a range of implied illustrative future stock prices for Ardea’s common stock. For the purposes of its analysis, BofA Merrill Lynch reviewed, based on publicly available information, the price-to-earnings ratios of the following selected midcap publicly traded companies in the biopharmaceutical industry:

•	Acorda Therapeutics, Inc.

•	Cubist Pharmaceuticals, Inc.

•	Jazz Pharmaceuticals Plc

•	The Medicines Company

•	Questcor Pharmaceuticals, Inc.

•	Salix Pharmaceuticals, Ltd.

•	United Therapeutics Corp.

•	Vertex Pharmaceuticals Inc.

•	ViroPharma Inc.

Based on the observed range of estimated 2012 price-to-earnings ratios of the selected publicly traded companies, BofA Merrill Lynch applied illustrative estimated one year forward (2012) price-to-earnings multiples of 14.0x to 18.0x to the fully-taxed diluted EPS estimates of Ardea for each of the fiscal years 2017 and 2018, as provided in the Ardea Forecasts. Based upon these assumptions and discounting the results to present value as of June 30, 2012 using discount rates of 11.0% to 13.0% (Ardea’s estimated cost of equity) for illustrative purposes, BofA Merrill Lynch derived implied per share equity reference ranges of approximately (i) $22.25 to $31.00 per share using the fully-taxed diluted EPS estimates for fiscal year 2017 and (ii) $31.00 to $44.00 per share using the fully-taxed diluted EPS estimates for fiscal year 2018, as compared to the per share merger consideration of $32.00.

Analysis of Enterprise Values of Selected Publicly Traded Comparable Companies.    BofA Merrill Lynch also reviewed, based on publicly available information, the enterprise values of selected development-stage publicly traded biopharmaceutical companies whose lead product candidates are in Phase 2 development or are in Phase 3 development but have not yet announced Phase 3 data:

•	Achillion Pharmaceuticals, Inc.

•	Exelixis, Inc.

•	Idenix Pharmaceuticals, Inc.

•	Neurocrine Biosciences, Inc.

•	Pharmacyclics, Inc.

•	Rigel Pharmaceuticals, Inc.

BofA Merrill Lynch observed a range of enterprise values for the selected companies as of April 18, 2012 from approximately $293 million to $1.7 billion. Taking this range of enterprise values and adding Ardea’s net cash of approximately $253 million and dividing by Ardea’s fully diluted outstanding shares, BofA Merrill Lynch derived an implied per share equity reference range of approximately $14.75 to $48.50 per share of Ardea common stock, as compared to the per share merger consideration of $32.00.

Sum of the Parts Discounted Cash Flow Analysis.    BofA Merrill Lynch performed a discounted cash flow analysis to calculate, based on the Ardea Forecasts, the implied present value of the estimated unlevered, after-tax free cash flows that Ardea was estimated to generate for lesinurad from 2012 to 2029 and for BAY86-9766 from 2012 to 2027. BofA Merrill Lynch assumed that there would be no terminal value for either lesinurad or BAY86-9766 at the end of the relevant period. The estimated cash flows were then discounted to present value as of June 30, 2012, using discount rates ranging from 11.0% to 13.0% (the estimated weighted average cost of capital of Ardea). BofA Merrill Lynch then added to the resulting present value range Ardea’s net cash of approximately $253 million. This analysis indicated an implied per share equity reference range of approximately $26.25 to $31.00, as compared to the per share merger consideration of $32.00.

BofA Merrill Lynch also performed an analysis to calculate, based on the Ardea Forecasts, the present value of Ardea’s federal net operating loss carryforward balance of $227 million as of December 31, 2011, plus anticipated accumulation of future net operating loss carryforwards based on the Ardea Forecasts, assuming a 40% tax rate, a discount rate of 5% to 7% and an annual limitation on usage of Ardea’s net operating losses under Section 382 of the Internal Revenue Code of 3.3%. This analysis indicated an implied per share equity value for Ardea’s net operating loss carryforwards of approximately $3.50 to $4.00 or, when added to the discounted cash flow value per share for lesinurad and BAY86-9766 of approximately $26.25 to $31.00 described above, an implied per share equity reference range of approximately $29.75 to $35.00, as compared to the per share merger consideration of $32.00.

Selected Precedent Transactions Analysis.    BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to 16 selected transactions, beginning in 2006, each involving a biopharmaceutical company with a lead asset in Phase 3 clinical trials, that BofA Merrill Lynch deemed relevant for its analysis:

Announcement Date	Target	Acquiror
November 21, 2011	Pharmasset, Inc.	Gilead Sciences, Inc.
April 18, 2011	Mpex Pharmaceuticals, Inc.	Axcan Pharma Inc.
February 28, 2011	Plexxikon, Inc.	Daiichi-Sankyo Company, Ltd.
January 24, 2011	BioVex, Inc.	Amgen Inc.
December 23, 2009	Corthera Inc.	Novartis AG
September 2, 2009	Peplin, Inc.	Leo Pharma A/S
May 21, 2009	Cougar Biotechnology Inc.	Johnson & Johnson
January 13, 2009	Ception Therapeutics, Inc.	Cephalon Inc.
January 5, 2009	Indevus Pharmaceuticals, Inc.	Endo Pharmaceuticals Holdings, Inc.
July 15, 2008	Lev Pharmaceuticals, Inc.	ViroPharma Incorporated
July 25, 2007	NovaCardia, Inc.	Merck & Co., Inc.
June 4, 2007	Ilypsa, Inc.	Amgen Inc.
December 14, 2006	Cerexa, Inc.	Forest Laboratories, Inc.
October 10, 2006	AnorMED Inc.	Genzyme Corporation
August 2, 2006	Corus Pharma, Inc.	Gilead Sciences, Inc.
June 7, 2006	NeuTec Plc	Novartis AG

BofA Merrill Lynch reviewed the aggregate transaction value, calculated based on the consideration payable in each of the selected transactions inclusive of contingent payments and subtracting net cash of the target company, for each selected transaction. The aggregate transaction values of the top quartile of the selected transactions (consisting of Amgen Inc.’s acquisition of BioVex, Inc., Daiichi-Sankyo Company Ltd.’s acquisition of Plexxikon, Inc., Johnson & Johnson’s acquisition of Cougar Biotechnology, Inc. and Endo Pharmaceutical Holdings Inc.’s acquisition of Indevus Pharmaceuticals, Inc., and excluding Gilead Sciences, Inc.’s acquisition of Pharmasset, Inc.) ranged from approximately $676 million to $1 billion. BofA Merrill Lynch divided the range of aggregate transaction values derived from the top quartile of the selected transactions by the number of fully diluted shares of Ardea common stock after adding Ardea’s net cash of approximately $253 million. This analysis indicated an implied per share equity reference range of approximately $24.00 to $31.75, as compared to the per share merger consideration of $32.00.

No company, business or transaction used in this analysis is identical or directly comparable to Ardea or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Ardea and the Merger were compared.

Other Factors.    In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•

the multiples of the aggregate transaction value (after subtracting Ardea’s net cash of approximately $253 million) and aggregate offer value payable in the Merger to (i) Ardea’s estimated revenue for the years 2014 and 2015 and its estimated EPS for the years 2017 and 2018 based on the Ardea Forecasts and (ii) Ardea’s estimated revenue for the years 2014 and 2015 and its estimated EPS for the years 2017 and 2018 based on publicly available equity research reports;

•

price targets for Ardea common stock in recently published, publicly available Wall Street research analyst reports. BofA Merrill Lynch observed that the implied present value of the research analyst stock price targets, discounted one year using a discount rate equal to 12% (the midpoint of Ardea’s estimated cost of equity) ranged from approximately $17.50 to $36.75 per share, as compared to the per share merger consideration of $32.00;

•

the implied premiums paid in those of the selected precedent transactions (see “Selected Precedent Transactions Analysis” above) in which the target company was publicly traded (consisting of Gilead Sciences, Inc.’s acquisition of Pharmasset, Inc., Leo Pharma A/S’s acquisition of Peplin, Inc., Johnson & Johnson’s acquisition of Cougar Biotechnology, Inc., Endo Pharmaceutical Holdings Inc.’s acquisition of Indevus Pharmaceuticals, Inc., ViroPharma Incorporated’s acquisition of Lev Pharmaceuticals, Inc., Genzyme Corporation’s acquisition of AnorMed Inc. and Novartis AG’s acquisition of NeuTec Plc) over the closing price of the common stock of the target company one day and one month prior to the announcement of the transaction. BofA Merrill Lynch observed that the mean and median premiums paid to the closing price of the target’s common stock one day prior to the selected transactions were 54.5% and 30.6%, respectively, and that the mean and median premiums paid to the closing price of the target’s common stock one month prior to the selected transactions were 68.7% and 77.8%, respectively. Applying a range of premiums from 30% to 70% to the closing price of Ardea’s common stock on April 18, 2012 of $20.27, BofA Merrill Lynch derived an implied per share equity reference range of approximately $26.25 to $34.50 per share of Ardea common stock, as compared to the per share merger consideration of $32.00; and

•

the historical trading performance of Ardea’s common stock, as reported by FactSet, an online investment research and database service used by financial institutions, over the 52-week period from April 19, 2011 until April 18, 2012. BofA Merrill Lynch observed that the low and high intraday prices for Ardea’s common stock over this period ranged from $13.15 to $29.06, as compared to the per share merger consideration of $32.00. BofA Merrill Lynch also reviewed the per share merger consideration of $32.00 in relation to the closing price of Ardea’s common stock on April 18, 2012, the price per share of Ardea’s common stock in Ardea’s February 6, 2012 equity offering and the volume weighted average closing price (“VWAP”) of Ardea’s common stock for the approximate one-month, three-month, six-month and 12-month periods ended April 18, 2012. This review indicated that the per share merger consideration of $32.00 represented a premium to the prices for Ardea’s common stock referenced above as set forth in the table below:

Date or Period	Premium
Closing price on April 18, 2012	57.9%
Price of February 6, 2012 equity offering	88.2%
VWAP for the approximate one-month period ended April 18, 2012	49.5%
VWAP for the approximate three-month period ended April 18, 2012	60.7%
VWAP for the approximate six-month period ended April 18, 2012	66.3%
VWAP for the approximate 12-month period ended April 18, 2012	60.8%

Miscellaneous.    As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the board of directors of Ardea in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The presentation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial analysis is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ardea and AstraZeneca. The estimates of the future performance of Ardea in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the per share merger consideration of $32.00 and were provided to the board of directors of Ardea in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Ardea.

The type and amount of consideration payable in the Merger was determined through negotiations between Ardea and AstraZeneca, rather than by any financial advisor, and was approved by the board of directors of Ardea. The decision to enter into the Merger Agreement was solely that of the board of directors of Ardea. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the board of directors of Ardea in its evaluation of the Merger and should not be viewed as determinative of the views of the board of directors of Ardea or Ardea’s management with respect to the Merger or the per share merger consideration of $32.00.

Ardea has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee currently estimated to be approximately $13 million, a significant portion of which is contingent upon the completion of the Merger. Ardea also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing, as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services, and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Ardea, AstraZeneca and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking, commercial banking and other financial services to Ardea and have received or in the future may receive customary compensation for the rendering of these services, including having acted or acting as joint book-running manager for Ardea’s $71.5 million public offering of its common stock in January 2011.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking, commercial banking and other financial services to AstraZeneca and its affiliates and have received or in the future may receive customary compensation for the rendering of these services, including (i) having acted or acting as lender under certain letters of credit and credit facilities and (ii) having provided or providing certain foreign exchange derivative trading services and certain treasury management services to AstraZeneca.

Interests of the Directors and Executive Officers of Ardea in the Merger

In considering the recommendation of our board of directors to vote “FOR” the Merger Proposal, you should be aware that the directors and executive officers of Ardea have interests in the Merger that may be in addition to, or different from, their interests as stockholders. These interests relate to or arise from, among other things:

•

the accelerated vesting of all Ardea stock options and restricted stock awards, the consideration to be received by certain directors in respect of the cancelation of warrants held by such directors and the consideration to be received by certain executive officers of Ardea in respect of the cancelation of ESPP accounts in connection with the termination of the ESPP, in each case in connection with the completion of the Merger;

•

severance payments and benefits to which certain executive officers may become entitled in connection with the completion of the Merger pursuant to employment agreements and/or severance plans of Ardea;

•	a Merger-related cash bonus payment; and

•	the right to continued indemnification and insurance coverage for our directors and executive officers following the completion of the Merger, pursuant to the terms of the Merger Agreement.

Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and when making its decision regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.

Arrangements with Zeneca

As of the date of this proxy statement, except for the Voting Agreements discussed in the section entitled “The Voting Agreements” beginning on page 72, none of the executive officers or other key employees of Ardea have entered into any agreement, arrangement or understanding with us or our subsidiary or with Zeneca, Merger Sub or their affiliates, including AstraZeneca, in connection with the Merger or any amendments or modifications to his or her existing employment agreement with Ardea in connection with the Merger, including regarding employment with, or the right to participate in the equity of, the Surviving Corporation or Zeneca on a going-forward basis following the completion of the Merger. No member of our board of directors has entered into any agreement, arrangement or understanding with Zeneca or its affiliates regarding the right to participate in the equity of the Surviving Corporation, Zeneca or AstraZeneca following the completion of the Merger. Subject to the provisions of the Merger Agreement, all equity interests in Ardea held by our directors and executive officers will be converted into the right to receive the payments provided therefor under the Merger Agreement as described in the sections entitled “The Merger Agreement — Treatment of Stock Options, Restricted Stock Awards and Warrants” and “The Merger — Interests of the Directors and Executive Officers of Ardea in the Merger — Termination of the Employee Stock Purchase Plan” beginning on pages 57 and 44, respectively.

Treatment of Stock Options, Warrants and Restricted Stock Awards

Stock Options.    The terms of the Merger Agreement provide that at the Effective Time, each outstanding Ardea stock option will fully vest and be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess, if any, of $32.00 over the exercise price of such option and the number of shares of Ardea common stock underlying such option. Each of our directors and officers hold Ardea stock options and will receive the payment described above related to such options.

Warrants.    The terms of the Merger Agreement provide that at the Effective Time, each outstanding Ardea warrant that is canceled in accordance with the terms of the Merger Agreement as of the Effective Time will be exchanged for an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of the excess of $32.00 over the per share exercise price of such warrants and the number of shares of Ardea common stock underlying such warrants. Dr. Baker and Mr. Tang, each of whom are members of our board of directors, beneficially own fully vested warrants to purchase shares of Ardea common stock and pursuant to the Voting Agreement that Dr. Baker and Mr. Tang entered into with Zeneca on behalf of themselves and certain of their respective affiliates, Dr. Baker and Mr. Tang have consented to the foregoing treatment of the warrants beneficially owned by them and their respective affiliates. No other directors or executive officers of Ardea hold Ardea warrants.

Restricted Stock Awards.    The terms of the Merger Agreement provide that at the Effective Time, each outstanding Ardea restricted stock award will fully vest and be canceled and the holder thereof will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of $32.00 and the number of shares of Ardea common stock subject to such restricted stock award. Mr. Davis is our only executive officer that holds Ardea restricted stock awards and will receive the payment described above related to such restricted stock awards. None of our directors hold restricted stock awards.

Summary of Merger Consideration to be Received in Respect of Stock Options, Warrants and Restricted Stock Awards.    The table below sets forth, as of April 30, 2012, for each of our directors and executive officers, information regarding:

•

with respect to Ardea stock options (i) the aggregate number of outstanding Ardea stock options held by each director and executive officer (whether vested or unvested) and (ii) the aggregate amount our directors and executive officers will receive for their options upon completion of the Merger on a pre-tax basis, calculated by multiplying (a) the excess, if any, of $32.00 over the respective per share exercise prices of such options by (b) the number of shares of Ardea common stock underlying such options;

•

with respect to Ardea warrants (i) the aggregate number of outstanding Ardea warrants (all of which are fully vested as of April 30, 2012) beneficially owned by Dr. Baker and Mr. Tang and (ii) the aggregate amount they will receive for such warrants upon completion of the Merger on a pre-tax basis, calculated by multiplying (a) the excess of $32.00 over the per share exercise price of such warrants by (b) the number of shares of Ardea common stock underlying such warrants; and

•

with respect to Ardea restricted stock awards (i) the aggregate number of shares of Ardea common stock subject to all outstanding Ardea restricted stock awards (whether vested or unvested) held by Mr. Davis and (ii) the aggregate amount he will receive for such restricted stock awards upon completion of the Merger on a pre-tax basis, calculated by multiplying (a) $32.00 by (b) the number of shares of Ardea common stock subject to such restricted stock awards.

Name	Aggregate Number of Ardea Stock Options	Aggregate Amount Payable for Ardea Stock Options ($)(1)	Aggregate Number Of Ardea Warrants		Aggregate Amount Payable for Ardea Warrants ($)(2)	Aggregate Number of Ardea Restricted Stock Awards	Aggregate Amount Payable for Ardea Restricted Stock Awards ($)(3)	Total Amount Payable under Merger Agreement ($)
Non-Employee Directors
Felix J. Baker, Ph.D.	50,000	706,500	198,713	(4)	4,145,153	—	—	4,851,653
Kevin C. Tang	146,250	2,823,688	39,163	(5)	816,940	—	—	3,640,628
Wendy L. Dixon, Ph.D.	37,500	276,625	—		—	—	—	276,625
Henry J. Fuchs, M.D.	200,558	3,860,674	—		—	—	—	3,860,674
Craig A. Johnson	87,000	1,405,155	—		—	—	—	1,405,155
John W. Poyhonen	95,000	1,631,125	—		—	—	—	1,631,125

Employee Director/Executive Officer
Barry D. Quart, Pharm.D.	860,000	14,390,800	—		—	—	—	14,390,800

Executive Officers			—		—
John W. Beck	304,250	5,366,478	—		—	—	—	5,366,478
Stephen R. Davis	310,000	3,309,500	—		—	15,228	487,296	3,796,796
David T. Hagerty, M.D.	183,600	1,338,816	—		—	—	—	1,338,816
Kimberly J. Manhard	249,000	4,297,580	—		—	—	—	4,297,580

(1)	Based on a per share merger price of $32.00, less the applicable per share exercise price for the stock options.

(2)	Based on a per share merger price of $32.00, less the applicable per share exercise price for the warrants.

(3)	Based on a per share merger price of $32.00.

(4)

Comprised of (i) 998 shares of Ardea common stock issuable upon exercise of warrants directly held by Baker Tisch Investments, L.P., a limited partnership of which the sole general partner is Baker Tisch Capital, L.P., a limited partnership of which the sole general partner is Baker Tisch Capital (GP), LLC; (ii) 205 shares of Ardea common stock issuable upon exercise of warrants directly held by Baker Bros. Investments II, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iii) 46,195 shares of Ardea common stock issuable upon exercise of warrants directly held by 667, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital (GP), LLC; (iv) 147,292 shares of Ardea common stock issuable upon exercise of warrants directly held by Baker Brothers Life Sciences, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital (GP), LLC; and (v) 4,023 shares of Ardea common stock issuable upon exercise of warrants directly held by 14159, L.P. All of the warrants held by the foregoing entities are fully vested and exercisable.

(5)

Represents shares that Tang Capital Partners, LP can acquire through the exercise of a warrant. Mr. Tang serves as Managing Director of Tang Capital Management LLC, which serves as General Partner of Tang Capital Partners, LP. Mr. Tang has shared voting and dispositive power over the shares of Ardea common stock underlying the warrant.

Termination of the Employee Stock Purchase Plan

Pursuant to the terms of the Merger Agreement, prior to the Effective Time, we will cause the exercise of each outstanding purchase right under the ESPP, and make any pro rata adjustments necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP. On the fifth business day prior to the completion of the Merger, we will apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Ardea common stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time, the ESPP will be terminated and each share of Ardea common stock purchased under the ESPP will be automatically converted into the right to receive a cash payment equal to $32.00 per share. Dr. Quart, Mr. Davis and Ms. Manhard are the only executive officers of Ardea that currently participate in the ESPP.

The table below sets forth, for each of Dr. Quart, Mr. Davis and Ms. Manhard, information regarding their respective ESPP contributions, the aggregate number of shares to be acquired in respect of such contributions and the aggregate amount payable in respect of the cancelation of their respective accounts under the ESPP, without interest. The information set forth in the table below is based on the following assumptions:

•	the Merger was completed on April 30, 2012;

•

the funds in the ESPP accounts were applied to the purchase of shares of Ardea common stock on April 23, 2012 (the fifth business day prior to April 30, 2012 and, as such, the date on which such funds are to be applied in accordance with the terms of the Merger Agreement); and

•

a purchase price under the ESPP of $16.31 (85% of the fair market value (determined in accordance with the terms of the ESPP) of Ardea’s common stock on November 15, 2011, the first day of the most recent two-year offering period).

Name	ESPP Contributions ($)(1)	Aggregate Number of Shares Acquired(2)	Aggregate Amount Payable for Ardea Common Stock ($)(3)
Barry D. Quart, Pharm.D.	6,000	367	11,744
Stephen R. Davis	8,995	551	17,632
Kimberly J. Manhard	3,600	220	7,040

(1)	Represents contributions as of April 23, 2012 for the current offering period which began on November 15, 2011.

(2)

Based on a purchase price under the ESPP of $16.31 (85% of the fair market value (determined in accordance with the terms of the ESPP) of Ardea’s common stock on November 15, 2011, the first day of the most recent two-year offering period).

(3)	Based on a per share merger price of $32.00 without interest.

Employment Agreements

Barry D. Quart, Pharm. D.    We entered into an amended and restated employment agreement with Dr. Barry Quart, our President and Chief Executive Officer and member of our board of directors, effective November 7, 2008. Dr. Quart’s employment agreement provides that if we terminate Dr. Quart’s employment without “cause” or he resigns for “good reason” (as both terms are defined in his employment agreement), in either case, within three months before or within 12 months following a change in control, Dr. Quart will be entitled to (i) a lump sum severance payment equal to 18 months base salary, payable within 10 days of delivery of a release agreement, (ii) a payment equal to the greater of Dr. Quart’s target bonus payment for (a) the year in which he is terminated or (b) the bonus payment earned by Dr. Quart for the year preceding the year in which his termination occurs, in each case payable in a lump sum within 10 days of delivery of the release agreement and (iii) payment for continuation of health care benefits for a period equal to the shorter of 18 months after termination of employment or such time as Dr. Quart obtains insurance benefits from a subsequent employer.

Other Employment Agreements.    Ardea is a party to employment agreements with each of Ms. Kimberly J. Manhard, its Senior Vice President, Regulatory Affairs & Development Operations, Mr. John W. Beck, its Senior Vice President, Finance & Operations, Chief Financial Officer, Mr. Stephen R. Davis, its Executive Vice President, Chief Operating Officer, and Dr. David T. Hagerty, its Senior Vice President, Chief Medical Officer. The employment agreements with the foregoing executives do not provide for severance or change in control benefits. However, such executives are participants in Ardea’s Amended and Restated Senior Executive Severance Benefit Plan (the “Severance Plan”), as more fully described below.

Severance Arrangements

Ms. Manhard, Messrs. Beck and Davis and Dr. Hagerty are participants in the Severance Plan. The Severance Plan provides that if the executive is terminated without “cause” or resigns for “good reason” (as both terms are defined in the Severance Plan), in either case, three months before or within 12 months following a change in control, the executive will be entitled to (i) a lump sum severance payment equal to 12 months base salary, payable within 10 days of delivery of a release agreement, and (ii) a payment equal to the greater of (a) executive’s target bonus payment for the year in which the executive’s termination occurs or (b) the bonus payment earned by the executive for the year preceding the year in which the executive’s termination occurs, in each case payable in a lump sum within 10 days of delivery of the release agreement. In case of a termination without cause or resignation for good reason, whether or not in connection with a change in control, the executive will also be entitled to receive payment for certain health care benefits for a period equal to the shorter of 12 months after termination of employment or such time as the executive obtains insurance benefits from a subsequent employer.

Bonus Payments

In early 2012, the compensation committee of our board of directors approved the 2012 Bonus Plan for our management team, including our named executive officers. Under this plan, each participant was assigned an incentive target that was expressed as a percentage of annual base salary (such percentage, the “2012 Bonus Percentage”). The participant’s incentive award was based on the achievement of pre-established corporate goals and, for each participant other than Dr. Quart, individual level of performance and contribution, as determined by the compensation committee with input from Dr. Quart. Because of Dr. Quart’s overall responsibility and oversight of company-wide functions as Chief Executive Officer, his award is determined solely upon the achievement of corporate goals. In connection with the execution of the Merger Agreement, our board of directors approved the payment of an additional bonus amount equal to each executive officer’s 2012 Bonus Percentage (each, a “Merger Bonus”). The following table sets forth for each of the executive officers listed (i) the base salary, (ii) the 2012 Bonus Percentage, (iii) the Merger Bonus percentage and (iv) the Merger Bonus amount.

Name	2012 Base Salary ($)	2012 Bonus Percentage (%)	Merger Bonus Percentage (%)	Merger Bonus Amount ($)
Barry D. Quart, Pharm.D.	530,000	60	60	318,000
John W. Beck	309,900	35	35	108,465
Stephen R. Davis	400,000	40	40	160,000
David T. Hagerty, M.D.	328,100	35	35	114,835
Kimberly J. Manhard	325,600	35	35	113,960

Merger-Related Compensation for Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the amount of payments and benefits that may be paid or become payable to Ardea’s named executive officers in connection with the Merger. Such payments and benefits require an advisory, non-binding vote of the stockholders of Ardea, as described under “Proposal 2 — Advisory, Non-Binding Vote on the Merger-Related Compensation.” The information set forth in the table below is based on the following assumptions:

•	the Merger was completed on April 30, 2012; and

•	the employment of each named executive officer was terminated on April 30, 2012 by the Surviving Corporation without cause or by the named executive officer for good reason.

Golden Parachute Compensation

Name	Cash ($)(1)(2)	Equity ($)(3)(4)	Pension/ NQDC	Perquisites/ Benefits ($)(5)	Tax Reimbursements	Other	Total ($)(6)
Barry D. Quart, Pharm.D.	1,431,000	14,402,544	—	28,206	—	—	15,861,750
Stephen R. Davis	720,000	3,814,428	—	18,804	—	—	4,553,232
John W. Beck	526,830	5,366,478	—	19,117	—	—	5,912,425
David T. Hagerty, M.D.	557,770	1,338,816	—	18,804	—	—	1,915,390
Kimberly J. Manhard	571,060	4,304,620	—	18,804	—	—	4,894,484

(1)

Includes (i) cash severance payable to each of the named executive officers pursuant to their employment agreement or the Severance Plan, as applicable, and (ii) a Merger Bonus equal to 100% of the executive’s target performance bonus. For Dr. Quart, the cash severance consists of a lump sum cash payment equal to 18 months base salary and his target bonus for 2012. For Messrs. Beck and Davis and Dr. Hagerty, the cash severance consists of a lump sum cash payment equal to 12 months base salary and their target bonus for 2012. For Ms. Manhard, the cash severance consists of a lump sum payment equal to 12 months base salary and an amount equal to the bonus payment actually earned in 2011. Accordingly, this amount includes the following:

•	Dr. Quart — severance salary component of $795,000, severance bonus component of $318,000 and Merger Bonus of $318,000.

•	Mr. Davis — severance salary component of $400,000, severance bonus component of $160,000 and Merger Bonus of $160,000.

•	Mr. Beck — severance salary component of $309,900, severance bonus component of $108,465 and Merger Bonus of $108,465.

•	Dr. Hagerty — severance salary component of $328,100, severance bonus component of $114,835 and Merger Bonus of $114,835.

•	Ms. Manhard — severance salary component of $325,600, severance bonus component of $131,500 and Merger Bonus of $113,960.

(2)

The severance portion of this amount is payable only upon a “double trigger” (that is, the amount is payable only if, in addition to the occurrence of the Merger, the executive is terminated “without cause” or resigns for “good reason” within 3 months before or 12 months after the completion of the Merger). The Merger Bonus, which was approved by the board of directors of Ardea, is payable upon a “single trigger” (that is, the bonus will be paid upon completion of the Merger without regard to the occurrence of prior or subsequent events).

(3)

Includes the consideration set forth above with respect to the aggregate amounts payable for stock options and restricted stock awards, and also includes consideration payable in respect of the cancelation of accounts under the ESPP. Assuming the Merger was completed on April 30, 2012 and the funds in the ESPP accounts were applied to the purchase of shares of Ardea common stock on April 23, 2012 (the fifth business day prior to April 30, 2012 and, as such, the date on which such funds are to be applied in accordance with the terms of the Merger Agreement), the consideration for cancelation of accounts for Dr. Quart, Mr. Davis and Ms. Manhard under the ESPP is based on a purchase price under the ESPP of $16.31 (85% of the fair market value (determined in accordance with the terms of the ESPP) of Ardea’s common stock on November 15, 2011, the first day of the most recent two-year offering period), without interest and less the amount of any required tax withholding. Accordingly, this amount includes the following:

•	Dr. Quart — accelerated and canceled stock options valued at $14,390,800 and consideration in an amount equal to $11,744 received in connection with cancelation of his ESPP account.

•

Mr. Davis — accelerated and canceled stock options valued at $3,309,500, accelerated restricted stock awards valued at $487,296 and consideration in an amount equal to $17,632 received in connection with the cancelation of his ESPP account.

•	Mr. Beck — accelerated and canceled stock options valued at $5,366,478.

•	Dr. Hagerty — accelerated and canceled stock options valued at $1,338,816.

•	Ms. Manhard — accelerated and canceled stock options valued at $4,297,580 and consideration in an amount equal to $7,040 received in connection with the cancelation of her ESPP account.

(4)	Amount is payable upon a “single trigger” (that is, it is payable upon completion of the Merger without regard to the occurrence of prior or subsequent events).

(5)

Amount represents the estimated cost for the continuation of healthcare coverage for 18 months in the case of Dr. Quart and 12 months for all other named executive officers. Amount is payable upon a “double trigger” (that is, similar to the severance payments noted above, the amount is payable only if, in addition to the occurrence of the Merger, the executive is terminated “without cause” or resigns for “good reason” within 3 months before or 12 months after the completion of the Merger).

(6)

The amounts listed in this column represent the total golden parachute compensation to be provided to each named executive officer. For each named executive officer, the portion of such compensation attributable to “double trigger” arrangements (as described above) and the portion of such compensation attributable to “single trigger” arrangements (as described above) is as follows:

•	Dr. Quart — $1,141,206 attributable to double trigger arrangements and $14,720,544 attributable to single trigger arrangements.

•	Mr. Davis — $578,804 attributable to double trigger arrangements and $3,974,428 attributable to single trigger arrangements.

•	Mr. Beck — $437,482 attributable to double trigger arrangements and $5,474,943 attributable to single trigger arrangements.

•	Dr. Hagerty — $461,739 attributable to double trigger arrangements and $1,453,651 attributable to single trigger arrangements.

•	Ms. Manhard — $475,904 attributable to double trigger arrangements and $4,418,580 attributable to single trigger arrangements.

Indemnification and Insurance

The Merger Agreement provides that, during the period beginning on the closing date of the Merger and ending on the sixth anniversary of such date, Zeneca will cause Ardea or the Surviving Corporation to (i) indemnify, defend and hold harmless all past and present directors and officers of Ardea and its subsidiary (the “Acquired Corporations”), against any costs or expenses in connection with any claim or proceeding, and provide advancement of expenses to such persons to the extent permitted under applicable law and the certificate of incorporation and bylaws of each of the Acquired Corporations and the indemnification agreements in place with each past and present director or officer of the Acquired Corporations as of the date of the Merger Agreement and (ii) include and maintain in effect any current provisions under Ardea’s charter documents regarding the elimination of liability of directors, indemnification of directors and officers, and advancement of expenses.

The Merger Agreement also provides that, prior to the Effective Time, Ardea will purchase and maintain for a period of six years following the completion of the Merger, a directors’ and officers’ liability “tail” insurance policy covering past and present directors and officers of the Acquired Corporations for events occurring prior to the completion of the Merger. Such policy must contain terms no less advantageous to the indemnified persons than the policies maintained by Ardea as of April 21, 2012.

Anticipated Accounting Treatment

The Merger will be accounted for as a purchase transaction for financial accounting purposes.

Regulatory Approvals Required for the Merger

Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until notifications have been given and information furnished to the FTC and to the Antitrust Division and the specified waiting period has been terminated or has expired. Ardea and Zeneca each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 3, 2012. As a result, the waiting period applicable to the Merger is scheduled to expire at 11:59 p.m. Eastern Time on June 4, 2012. However, prior to such time, the FTC or the Antitrust Division may extend the waiting period by requesting additional information or documentary material relevant to the Merger from Ardea and Zeneca. If such a request is made, the waiting period will be extended until 11:59 p.m. Eastern Time on the 30th day after substantial compliance by both Ardea and Zeneca with such request, or on the next business day following that date if the 30th day would fall on a weekend or federal holiday. Thereafter, such waiting period can be extended only by court order.

At any time before or after the completion of the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of Ardea and Zeneca. The Merger also is subject to review under state antitrust laws and could be the subject of challenges by states or private parties under applicable antitrust laws. Neither Ardea nor Zeneca is aware of any foreign antitrust filings or approvals of foreign government agencies that are required to complete the Merger.

Appraisal Rights

If the Merger is completed, stockholders of Ardea will be entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), provided that they comply with the conditions established by Section 262.

This section is intended to provide a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. However, this summary is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to the text of the relevant provisions of the DGCL, which are attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Failure to follow precisely any of the statutory procedures set forth in Section 262 may result in a termination or waiver of appraisal rights.

A record holder of shares of Ardea common stock who makes the demand described below with respect to such shares, who continuously holds such shares through the Effective Time, who submits a written demand for appraisal to Ardea in compliance with the statutory requirements of Section 262, and who does not submit a proxy or vote in favor of the Merger Proposal or consent thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his, her or its shares of Ardea common stock in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Ardea common stock” are to the record holder or holders of shares of Ardea common stock.

Under Section 262, because the Merger Agreement is to be submitted for adoption at the special meeting, not fewer than 20 days prior to the meeting, Ardea must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of Ardea common stock and a copy of Section 262 is attached to this proxy statement as Annex D.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

Stockholders electing to exercise appraisal rights must not submit a proxy or vote “for” the Merger Proposal. Submitting a proxy or voting “for” the Merger Proposal will result in the waiver of appraisal rights.

Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the Merger Proposal, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

A written demand for appraisal of shares of Ardea common stock must be delivered to Ardea before the taking of the vote on the Merger Proposal at the special meeting. The written demand for appraisal should reasonably inform Ardea of the stockholder’s identity and specify that such stockholder is thereby demanding appraisal of his or her shares of Ardea common stock. The written demand for appraisal of shares of Ardea common stock is in addition to and separate from a vote against the Merger Proposal or an abstention from such vote. Failure to return your proxy, voting against, or abstaining from voting on, the Merger Proposal will not satisfy your obligation to make a written demand for appraisal. Failure to make a written demand for appraisal prior to the taking of the vote on the Merger Proposal at the special meeting will constitute a waiver of appraisal rights.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares of Ardea common stock are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify such record holder and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for such record holder. A person having a beneficial interest in Ardea common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect appraisal rights on behalf of the beneficial owner.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121, Attention: Corporate Secretary.

Within 10 days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted in favor of the Merger Proposal.

Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of Ardea common stock held by all stockholders seeking to exercise appraisal rights. There is no present intent on the part of Ardea to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that Ardea or the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares of Ardea common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file a petition for appraisal within the time period specified in Section 262 could result in a loss of appraisal rights.

Within 120 days after the Effective Time, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Ardea a statement setting forth the aggregate number of shares of Ardea common stock not voting in favor of the Merger Proposal and with respect to which demands for appraisal were received by Ardea and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder’s request has been received by the Surviving Corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after such service, to file in the office of the Register in Chancery (the “Register”) a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Ardea common stock and with whom agreements as to the value of such shares have not been reached. Upon notice to the stockholders, as required by the Delaware Court, at a hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares of Ardea common stock and who hold such stock represented by certificates to submit their certificates of stock to the Register for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Ardea common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the fair value has been determined, the Delaware Court will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Ardea common stock. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

Although our board of directors believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as would be determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the Merger Agreement. Moreover, Ardea does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Ardea common stock is less than the Merger Consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which shed any light on the future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

The cost of the appraisal proceeding, which does not include attorneys’ or experts’ fees, may be determined by the Delaware Court and imposed upon the dissenting stockholder(s) and/or the Surviving Corporation as the Delaware Court deems equitable under the circumstances. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness fees and expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Ardea common stock entitled to appraisal.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares of Ardea common stock subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with the consent of the Surviving Corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, or if any stockholder otherwise fails to perfect, successfully withdraws, or loses such holder’s appraisal rights, then such stockholder’s right to appraisal will cease and such stockholder’s shares of Ardea common stock will be deemed to have been converted at the Effective Time into the right to receive the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement. In as much as neither Ardea nor the Surviving Corporation has any obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Ardea a written withdrawal of his, her or its demand for appraisal and acceptance of the Merger Consideration, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder who commenced or joined such proceeding as a named party without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 may result in the loss of such stockholder’s appraisal rights. In view of the complexity of exercising appraisal rights under the DGCL, any stockholder considering exercising these rights should consult with legal counsel.

Delisting and Deregistration of Ardea Common Stock

If the Merger is completed, our common stock will be delisted from the NASDAQ Global Select Market and there will no longer be a trading market for such stock. In addition, our common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Legal Proceedings Related to the Merger

A putative class action lawsuit has been filed by a purported stockholder of Ardea against AstraZeneca, Ardea, the members of the board of directors of Ardea and certain executive officers of Ardea challenging the proposed Merger and seeking, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement. If the plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Merger pursuant to the terms of the Merger Agreement, such an injunction may prevent the completion of the Merger in the expected timeframe (or altogether).

The putative class action lawsuit was filed in the Superior Court of the State of California, County of San Diego, purportedly on behalf of the stockholders of Ardea, against AstraZeneca, Ardea and the directors and President and Chief Executive Officer of Ardea alleging, among other things, that our directors breached their fiduciary duties to the stockholders of Ardea in connection with the proposed Merger and that AstraZeneca aided and abetted this alleged breach of fiduciary duties. The complaint seeks, among other things, to enjoin the defendants from completing the Merger pursuant to the terms of the Merger Agreement and recovery of attorney’s fees and costs of same.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to holders of Ardea common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date hereof. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the U.S. federal income tax.

The following discussion applies only to holders of Ardea common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	dealers, brokers, or traders in securities, commodities, or foreign currencies;

•	financial institutions, regulated investment companies, real estate investment trusts, or insurance companies;

•	mutual funds or tax-exempt organizations;

•	holders liable for the alternative minimum tax;

•	controlled foreign corporations or passive foreign investment companies;

•	certain former citizens or residents of the United States;

•	holders whose functional currency is not the U.S. dollar;

•	holders who hold shares of Ardea common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; or

•	holders who acquired Ardea common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation.

As used herein, the term “U.S. holder” means a beneficial owner of shares of Ardea common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of shares of Ardea common stock (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Ardea common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Ardea common stock, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger to you.

Holders of Ardea common stock are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal non-income tax laws or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

The receipt of cash by a U.S. holder in exchange for Ardea common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. holder’s gain or loss will be equal to the difference, if any, between the amount of cash received (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. Gain or loss recognized by a U.S. holder will be capital gain or loss and will be long-term capital gain or loss if, at the time of consummation of the Merger, the U.S. holder held the shares for more than one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. Deduction of capital losses may be subject to certain limitations.

Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized pursuant to the Merger unless any of the following circumstances exist:

•

The non-U.S. holder is an individual who was present in the U.S. for 183 days or more during the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder will be subject to tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources.

•

The gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, the gain is attributable to a permanent establishment maintained in the U.S. by the non-U.S. holder, in which case the holder will be subject to the same treatment as U.S. holders with respect to such gain.

•

We are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period preceding the Merger, as the case may be. We believe that we are not and have not been a U.S. real property holding corporation for U.S. federal income tax purposes.

Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax with respect to such gain, which generally is imposed on a foreign corporation on the deemed repatriation from the U.S. of effectively connected earnings and profits, at a rate of 30% (or at a reduced rate under an applicable tax treaty).

Treatment of Stockholders Who Exercise Appraisal Rights

Generally, an Ardea stockholder who perfects appraisal rights and receives cash in exchange for such stockholder’s shares of Ardea common stock will recognize capital gain or loss measured by the difference between the amount of cash received and such stockholder’s adjusted tax basis in those shares. Such gain or loss will generally be long-term capital gain or loss, provided the shares of Ardea common stock were held for more than one year before the disposition of the shares. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A stockholder of Ardea may be subject to backup withholding at the applicable rate (currently 28%) on the cash payments to which such stockholder is entitled pursuant to the Merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder of Ardea should complete and sign the IRS Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. In addition, certain foreign persons, such as certain nonresident aliens, may establish an exemption from, or a reduced rate of, backup withholding by delivering the applicable IRS Form W-8BEN, certifying such person’s non-U.S. status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement.

Additionally, the representations, warranties and covenants described in this summary and contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of Ardea, Zeneca and Merger Sub. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. Furthermore, many of the representations and warranties contained in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Ardea or Zeneca, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement or may change in the future, and these changes may not be fully reflected in the public disclosures made by Ardea and/or Zeneca. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Merger Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of Ardea, Zeneca or any other party. You are likewise cautioned that you are not a third-party beneficiary under the Merger Agreement and do not have any direct rights or remedies pursuant to the Merger Agreement.

Terms of the Merger

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub, a wholly owned subsidiary of Zeneca, will merge with and into Ardea. Upon completion of the Merger, Ardea will continue as the Surviving Corporation and a wholly owned subsidiary of Zeneca.

Completion of the Merger

The completion of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to the completion of the Merger contained in the Merger Agreement, other than those conditions which by their terms can be satisfied only as of the completion of the Merger, or on such other day as Ardea and Zeneca may mutually agree. For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 69.

On the closing date of the Merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware. The completion of the Merger will become effective at the time the parties file the certificate of merger with the Secretary of State of the State of Delaware or on such later date as Ardea and Zeneca may mutually agree and set forth in the certificate of merger. Because the completion of the Merger is subject to the satisfaction of conditions other than the filing of the certificate of merger, Ardea and Zeneca cannot predict the exact time at which the Merger will become effective.

Merger Consideration

At the Effective Time, each then-outstanding share of Ardea common stock (other than shares held by Ardea, Zeneca or any of their respective wholly owned subsidiaries, which will be canceled upon completion of the Merger, and shares held by holders that properly demand appraisal rights in accordance with the DGCL) will be automatically converted into the right to receive $32.00 in cash, without interest.

Treatment of Stock Options, Restricted Stock Awards and Warrants

Stock Options

The Merger Agreement provides that each Ardea stock option that is outstanding and unexercised immediately prior to the Effective Time will fully vest and become exercisable. At the Effective Time, each unexercised Ardea stock option then outstanding will be canceled and the former holder of such option will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of (i) the excess, if any, of $32.00 over the exercise price of such option and (ii) the number of shares of Ardea common stock underlying such option.

Restricted Stock Awards

The Merger Agreement provides that each Ardea restricted stock award that is outstanding and unexercised immediately prior to the Effective Time will fully vest. At the Effective Time, each Ardea restricted stock award will be canceled and the former holder of such restricted stock award will be entitled to receive an amount in cash, without interest and less the amount of any required tax withholding, equal to the product of (i) $32.00 and (ii) the number of shares of Ardea common stock subject to such restricted stock award.

Payments in Respect of Stock Options and Restricted Stock Awards

The Merger Agreement provides that, as promptly as practicable following the Effective Time, the Surviving Corporation will pay through its payroll processor to each holder of Ardea stock options and Ardea restricted stock awards the consideration payable in respect thereof, as described above. The Surviving Corporation will use its commercially reasonable efforts to cause its payroll processor to make such payments within five business days following the Effective Time.

Warrants

The Merger Agreement provides that each Ardea warrant that is outstanding and unexercised immediately prior to the Effective Time and that the holder thereof has elected to have canceled in accordance with the terms of the Merger Agreement will fully vest and become exercisable. At the Effective Time, each unexercised Ardea warrant then outstanding and for which the holder has consented to the treatment set forth in the Merger Agreement (each, a “Canceled Warrant”) will be canceled and the former holder of such Canceled Warrant will be entitled to receive an amount in cash, without interest and less the amount of any applicable withholding taxes, equal to the product of (i) the excess, if any, of $32.00 over the exercise price of such Canceled Warrant and (ii) the number of shares of Ardea common stock underlying such Canceled Warrant (the “Warrant Consideration”).

Exchange of Ardea Stock Certificates, Book-Entry Shares and Warrants

At or prior to the completion of the Merger, Zeneca will enter into an agreement with Computershare Trust Company, N.A., who will act as the payment agent for payment of the Merger Consideration to the holders of Ardea common stock and payment of the Warrant Consideration to the holders of Canceled Warrants. At or prior to the Effective Time, Zeneca will deposit with the payment agent cash sufficient to pay the Merger Consideration and Warrant Consideration.

The Merger Agreement provides that, within five business days following the Effective Time, the payment agent will mail to each stockholder of record or holder of Ardea warrants a letter of transmittal and instructions for use in surrendering all shares of Ardea common stock, whether represented by stock certificates or Book-Entry Shares or Canceled Warrants for the applicable portion of the Merger Consideration or Warrant Consideration, as applicable. The Merger Agreement provides that upon surrender to the payment agent of an Ardea stock certificate, Book-Entry Share or Canceled Warrant, together with a properly completed letter of transmittal and other documents reasonably requested by the payment agent or Zeneca, a holder of shares of Ardea common stock or Canceled Warrants will be entitled to receive the applicable portion of the Merger Consideration or Warrant Consideration, as applicable, and the surrendered Ardea stock certificate, Book-Entry

Share or Canceled Warrant will be canceled. Zeneca, the Surviving Corporation and the payment agent will be entitled to deduct and withhold from the Merger Consideration or Warrant Consideration payable to each holder of any Ardea stock certificate, Book-Entry Share or Canceled Warrant, as applicable, such amounts as are required to be deducted or withheld under the Code or any other applicable law.

If any Ardea stock certificate has been lost, stolen or destroyed, the applicable stockholder may, as a condition to receiving the applicable portion of Merger Consideration payable in respect of the shares previously represented by such certificate, be required to make an affidavit of the loss, theft or destruction and post a bond in a reasonable amount as indemnity against any claim that may be made against Zeneca, the Surviving Corporation or the payment agent with respect to such certificate, in each case in the discretion of Zeneca or the payment agent.

From and after the Effective Time, until it is properly surrendered, each Ardea stock certificate, Book-Entry Share and Canceled Warrant (other than certificates or Book-Entry Shares that represent shares for which the holder has properly made a demand for appraisal under Section 262 that has not subsequently been lost) will represent only the right to receive the applicable portion of the Merger Consideration or the Warrant Consideration, as applicable. In addition, the transfer books of Ardea will close upon completion of the Merger and no shares of Ardea common stock will thereafter be registered or transferred on Ardea’s transfer books.

Ardea stock certificates, Book-Entry Shares and Canceled Warrants should not be surrendered for exchange by stockholders prior to the completion of the Merger and should be sent only pursuant to the instructions set forth in the letters of transmittal which the Merger Agreement provides will be mailed to stockholders promptly following the completion of the Merger. In all cases, the Merger Consideration and the Warrant Consideration will be delivered only in accordance with the procedures set forth in the letter of transmittal.

After the date that is nine months following the date of the completion of the Merger, any Merger Consideration or Warrant Consideration (including all interest and other income received by the payment agent in respect of all funds made available to it) remaining in the payment fund established by Zeneca with the payment agent will be delivered to Zeneca upon demand, and any holders of Ardea stock certificates, Book-Entry Shares or Canceled Warrants who have not complied with the applicable provisions for payment summarized above will be entitled to receive payment of the applicable portion of the Merger Consideration or Warrant Consideration, as applicable, only from Zeneca. Neither Zeneca nor the Surviving Corporation will be liable to any holder of Ardea stock certificates, Book-Entry Shares or Canceled Warrants or to any other person or entity for any Merger Consideration or Warrant Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar laws.

Representations and Warranties

The Merger Agreement contains customary representations and warranties made by Ardea to Zeneca and Merger Sub. Specifically, the representations and warranties of Ardea regarding it and its subsidiary in the Merger Agreement (many of which are qualified by concepts of knowledge, materiality and/or dollar thresholds and are further modified and limited by confidential disclosure schedules delivered by Ardea to Zeneca and Merger Sub, as may or may not be specifically indicated in the text of the Merger Agreement) relate to the following subject matters, among other things:

•	organization, good standing and qualification to do business;

•	subsidiaries;

•	constituent documents;

•	corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

•	capitalization of Ardea and its subsidiary;

•	certain documents filed by Ardea with the SEC, including certain financial statements contained in those filings, and Ardea’s internal controls;

•	the conduct of Ardea’s business, and the absence of certain changes or events with respect to Ardea and its subsidiary since December 31, 2011;

•	title to assets;

•	accounts receivable;

•	intellectual property matters;

•	matters relating to material contracts, including the absence of certain violations, breaches or defaults under material contracts;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	regulatory matters;

•	the required authorizations of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	tax matters;

•	employee and labor matters;

•	matters relating to employee benefit plans;

•	matters relating to real property and leaseholds;

•	environmental matters;

•	insurance matters;

•	litigation, investigations, proceedings and the absence of orders or judgments from governmental entities;

•	the stockholder vote required for adoption of the Merger Agreement;

•	the absence of certain conflicts in connection with Ardea’s entry into the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	the required consents of and notices to third parties in connection with the transactions contemplated by the Merger Agreement;

•	transactions with affiliates;

•	the opinion of Ardea’s financial advisor;

•	the absence of undisclosed brokers’ fees;

•	the inapplicability of anti-takeover statutes to the Merger and the other transactions contemplated by the Merger Agreement; and

•	the absence of misstatements or omissions of material facts in this proxy statement.

The Merger Agreement contains customary representations and warranties made by Zeneca and Merger Sub to Ardea. Specifically, the representations and warranties of Zeneca and Merger Sub in the Merger Agreement (some of which are qualified by concepts of knowledge and/or materiality) relate to the following subject matters, among other things:

•	organization and good standing;

•	corporate power and authority to enter into the Merger Agreement and to complete the transactions contemplated by the Merger Agreement;

•	the absence of certain conflicts in connection with Zeneca’s entry into the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	litigation, investigations and proceedings;

•	the activities of Merger Sub;

•	the availability to Zeneca of sufficient funds to complete the Merger;

•	the absence of misstatements or omissions of material facts in the information provided by Zeneca for inclusion in this proxy statement;

•	the absence of additional representations and warranties by Ardea; and

•	the non-reliance by Zeneca and Merger Sub on estimates, projections, forecasts, business plans and other forward-looking statements received from Ardea.

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any effect, change, event, circumstance or development that:

•

has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, financial condition or financial performance of Ardea and its subsidiary, taken as a whole; or

•	materially impacts, delays or prevents the completion of the Merger or the ability of Ardea to perform any of its obligations or covenants under the Merger Agreement.

However, except to the extent set forth below, no effect, change, event, circumstance or development with respect to or resulting from the following, alone or in combination, will be deemed to constitute a Company Material Adverse Effect:

•	changes in the U.S. or global economy or capital markets in general;

•	changes that affect generally the industries or markets in which Ardea and its subsidiary are involved;

•	changes in applicable laws, including the rules, regulations and administrative policies of the FDA or the European Medicines Agency, or in GAAP or interpretations of any of the foregoing;

•

changes in the market price or trading volume of Ardea common stock on the NASDAQ Global Select Market or failure(s) by Ardea to meet any budgets, operating projections or forecasts, or published revenue or earnings predictions (although any occurrence or state of facts that may have caused or contributed to such changes or failure(s) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

•

any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental response or reaction to any of the foregoing;

•	earthquakes, hurricanes, floods, tsunamis or other natural disasters;

•	any legal proceedings against Ardea by its stockholders challenging or seeking to restrain or prohibit the completion of the Merger;

•	changes as a result of any action taken by Ardea or any failure of Ardea to take action, in each case, at the direction of Zeneca;

•

subject to certain exceptions, events attributable to the announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement or the pendency of the Merger (including the loss or departure of officers or other employees of Ardea and its subsidiary, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on Ardea’s or its subsidiary’s relationships or agreements with any of their licensors, licensees, strategic partners, suppliers or other business partners); or

•

any change that Ardea can demonstrate resulted from Zeneca unreasonably withholding its consent to any action requiring Zeneca’s consent with respect to the negative covenants discussed in the section entitled “The Merger Agreement — Certain Covenants of Ardea” beginning on page 61.

In the case of the first, second, third, fifth and sixth clauses in the immediately preceding list, such effects, changes, events, circumstances or developments may be deemed to constitute a Company Material Adverse Effect to the extent they have a disproportionate effect on Ardea and its subsidiary, taken as a whole, relative to other companies in Ardea’s industry, but only the incremental and disproportionate effect on Ardea and its subsidiary, taken as a whole, relative to such other companies will be taken into account in determining whether there has been a Company Material Adverse Effect.

Certain Covenants of Ardea

Affirmative Covenants

Ardea has undertaken customary covenants in the Merger Agreement relating to the conduct of its business prior to the completion of the Merger or the earlier termination of the Merger Agreement. In general, Ardea has agreed, among other things, to, and to cause its subsidiary to (subject in some cases to exceptions or qualifications specified in the Merger Agreement or set forth in the confidential disclosure schedules delivered by Ardea to Zeneca and Merger Sub):

•	conduct its business in the ordinary course and consistent with past practices, and in material compliance with all applicable laws and material contracts;

•

use commercially reasonable efforts to preserve intact its material assets, properties, contracts and consents and its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, licensors, licensees, regulators and other persons having business relationships with Ardea and its subsidiary;

•

keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of the Merger Agreement covering all material assets of Ardea and its subsidiary;

•

provide Zeneca and its representatives with reasonable access to Ardea’s books, records, tax returns, material operating and financial reports, work papers and other documents and information, and copies of the same as reasonably requested by Zeneca, subject to certain exceptions related to confidentiality obligations, compliance with applicable laws and the attorney-client privilege; and

•

permit Zeneca’s officers and other employees to meet with the chief financial officer and other officers and managers of Ardea responsible for Ardea’s financial statements and the internal controls of Ardea and its subsidiary to discuss such matters as Zeneca may reasonably deem necessary or appropriate in order to enable it to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto or otherwise in connection with the Merger, subject to certain exceptions related to confidentiality obligations, compliance with applicable law and the attorney-client privilege.

Negative Covenants

Prior to the completion of the Merger or the earlier termination of the Merger Agreement, Ardea has agreed, with respect to itself and its subsidiary, not to (unless consented to in writing by Zeneca), among other things (subject in some cases to exceptions or qualifications specified in the Merger Agreement or set forth in the confidential disclosure schedules delivered by Ardea to Zeneca and Merger Sub):

•	amend any certificate of incorporation, bylaws or other charter or organizational documents;

•

directly or indirectly issue, sell or grant any securities, or any call, right, warrant or option to acquire any securities, or any instrument convertible into or exchangeable for any securities, other than the issuance of shares of Ardea common stock pursuant to the ESPP or upon the exercise or settlement of Ardea stock options, restricted stock awards or warrants, outstanding on the date of the Merger

Agreement or the adoption of a stockholder rights plan (in any case inapplicable to Zeneca and Merger Sub) in response to an Acquisition Proposal (as defined below) and the issuance of rights to stockholders in connection with such plan;

•

redeem, purchase or otherwise reacquire any outstanding securities, except pursuant to the ESPP or in connection with the exercise of Ardea stock options, restricted stock awards or warrants outstanding on the date of the Merger Agreement;

•	split, combine or reclassify any securities;

•

except as required by applicable law or as contemplated by the terms of the Merger Agreement, amend or otherwise modify any of the terms of any outstanding Ardea stock option or restricted stock award;

•

declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of Ardea’s common stock or any capital stock of Ardea’s subsidiary;

•

form any subsidiary, acquire any equity interest, make, by contribution to capital, property transfers, purchase of securities or otherwise, any investment (other than investments in marketable securities) in any person other than a wholly owned subsidiary in the ordinary course of business and consistent with past practice;

•

effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction, or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

sell, license, sublicense, pledge, dispose of or lease any right or other asset, except in each case for assets acquired, licensed, sublicensed, leased or disposed of by Ardea in the ordinary course of business or that are not material to Ardea’s business;

•	lend money to any person other than advances to its employees in the ordinary course of business and consistent with past practice;

•

incur, guarantee or otherwise become liable for any indebtedness, or enter into any “keep well” or similar agreement, including through borrowings under any of Ardea’s existing credit facilities, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of, except for debt incurred in the ordinary course of business on commercially reasonable arm’s-length terms (and in any event, subject to prepayment without notice, premium or penalty) under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date of the Merger Agreement, which shall not exceed $5 million in the aggregate;

•	enter into, establish, adopt, terminate or amend any employee benefit plan (except to the extent required by applicable law) or the ESPP (except to the extent contemplated by the Merger Agreement);

•

pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation) or remuneration payable to, any of its directors or current or former employees or consultants, except for routine salary increases to employees in the ordinary course of business and consistent with past practice in connection with Ardea’s customary employee review process and customary bonus and profit-sharing payments in accordance with plans or arrangements existing on the date of the Merger Agreement and previously disclosed to Zeneca;

•

hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000, except for employees hired pursuant to offers outstanding on the date of the Merger Agreement or in order to fill a position vacated after the date of the Merger Agreement to the extent necessary to fulfill an essential function, on commercially reasonable terms permitting termination without penalty within 30 days upon notice;

•

retain any independent contractor, terminate the employment or services of any director, officer, employee or consultant other than in the ordinary course of business or induce or attempt to induce any director, officer, employee or consultant, whether directly or indirectly, to terminate his or her employment or service;

•

grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner such benefits of, any director, officer, employee, consultant or former employee or consultant, except as required by any contract in effect on the date of the Merger Agreement and previously disclosed to Zeneca;

•

take any action to accelerate the vesting or payment of any compensation or benefit under any employee plan, except with respect to the treatment of Ardea stock options, restricted stock awards or warrants as described in the section entitled “The Merger Agreement — Treatment of Stock Options, Restricted Stock Awards and Warrants;”

•	take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan;

•	make any material changes to its methods of accounting or accounting practices other than as required by GAAP or SEC rules and regulations;

•

commence, settle, compromise or otherwise resolve any legal proceeding, except with respect to routine matters in the ordinary course of business, in such cases where Ardea reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business or in connection with a breach of the Merger Agreement;

•

make, change or revoke any tax election or adopt or change any method of tax accounting, enter into any tax “closing agreement,” settle or compromise any liability with respect to taxes or surrender any claim for a refund of taxes, file any amended tax return or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

•

make any capital expenditure other than in the ordinary course of business and to the extent not exceeding $250,000 in the aggregate, or any capital expenditure involving the purchase of real property;

•

enter into or terminate any material contract or modify, amend or renew (other than in the ordinary course of business consistent with past practice), or waive any material right or remedy under, any material contract;

•

enter into or extend the term or scope of any contract that explicitly restricts the right or ability to compete with any person, transact business with any other person or operate in any geographic area, enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, the completion of the Merger, or enter into any contract with any stockholder or affiliate of a stockholder;

•

fail to pay any required filing, prosecution, maintenance or other fees, or otherwise fail to make any document filings or payments required to maintain any Ardea intellectual property in full force or to diligently prosecute applications for registration of Ardea intellectual property;

•

sell, assign, license, sublicense, pledge, impair, abandon, fail to maintain, transfer or otherwise dispose of any right, title or interest in any Ardea intellectual property, grant, extend, amend, waive, cancel or modify any rights in or to Ardea intellectual property or divulge, furnish to or make accessible any trade secrets or know-how within Ardea intellectual property to any person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets or know-how;

•

enter into any new insurance policy (other than an insurance policy replacing an existing policy and containing substantially similar terms) or amend or cancel any insurance policies (except if the canceled policy is replaced by a policy containing substantially similar terms), in each case other than in the ordinary course of business;

•

approve, adopt, permit or agree to any reduction in the then applicable exercise or conversion price of any Ardea warrant or any increase in the number of shares of Ardea common stock issuable upon exercise or conversion thereof;

•

take any action that would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any governmental authorization necessary to consummate the Merger or the expiration or termination of any applicable waiting period, or would reasonably be expected to increase in any material respect the risk of any governmental body entering an order, judgment, decree or ruling (whether temporary, preliminary or permanent) prohibiting or impeding the completion of the Merger; or

•	authorize any of, or commit, resolve or agree in writing or otherwise take any of, the foregoing actions.

Employee Matters

Zeneca has undertaken certain covenants in the Merger Agreement relating to the treatment of employees who are actively employed by Ardea at the Effective Time (“Covered Employees”). In general, Zeneca has agreed, among other things, to, and to cause the Surviving Corporation and its subsidiaries to:

•

for a period of one year following the completion of the Merger, provide to each Covered Employee an annual base salary or hourly rate of pay no less than that received from Ardea immediately prior to the completion of the Merger and an annual cash bonus opportunity at least substantially comparable to that offered by Ardea at target amounts no less favorable than those in effect for such employee during 2012, with payment based on achievement of performance criteria determined by Zeneca and applicable generally to similarly situated employees of Zeneca, and maintain employee benefit plans, programs, policies and arrangements for Covered Employees that are substantially similar in the aggregate to Ardea employee plans identified to Zeneca by Ardea (other than the foregoing bonus arrangements, equity compensation and other long-term incentives, change in control, retention, transition, stay or similar arrangements) in effect immediately prior to the completion of the Merger;

•

waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Covered Employees under any Zeneca employee plan providing medical, dental or vision benefits to the same extent it would have been waived or satisfied under the applicable Ardea employee plan and provide each Covered Employee with credit for any co-payments and deductibles paid prior to such employee’s coverage under any Zeneca employee plan during the calendar year in which such amount was paid, to the same extent such credit was given under the applicable Ardea employee plan, in satisfying any applicable deductible or out-of-pocket requirements under the Zeneca employee plan; and

•

recognize all service of each Covered Employee to Ardea or its subsidiary prior to the completion of the Merger for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable).

Additional Covenants of the Parties

The Merger Agreement contains additional covenants undertaken by each of Ardea and Zeneca relating to actions taken prior to the completion of the Merger or the earlier termination of the Merger Agreement. In general, each of Ardea and Zeneca has agreed, among other things, to, and to cause its subsidiaries to (subject in some cases to exceptions specified in the Merger Agreement or set forth in the confidential disclosure schedules delivered by Ardea to Zeneca and Merger Sub):

•

in the case of Ardea, promptly provide Zeneca, Merger Sub and their counsel with any comments or communications received from the SEC with respect to this proxy statement and respond as promptly as practicable to any comments of the SEC with respect to this proxy statement;

•

cooperate to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger and all other necessary filings, forms, declarations, notifications, registrations and notices with other governmental bodies under any other antitrust, competition, trade regulation or other applicable laws relating to the Merger, cooperate and coordinate with the other party with respect to any such filings or submissions or any investigations by any governmental body, promptly supply any additional information requested by a governmental body and take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act;

•

use reasonable best efforts to take all actions reasonably necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all governmental bodies and the making of all necessary registrations, declarations and filings with such bodies; provided, however, that Ardea has agreed not to, without Zeneca’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and provided further, that Zeneca is not required to offer, accept or agree to (i) dispose of or hold separate any part of its, Ardea’s or their respective subsidiaries’ businesses, operations, assets or product lines, (ii) not compete in any geographic area or line of business, or (iii) restrict, prohibit or limit the ownership or operation by Zeneca or any of its subsidiaries of all or any portion of the business or assets of Zeneca, Ardea, the Surviving Corporation or any of their respective affiliates in any part of the world;

•	consult with the other party prior to issuing any press release or other public statements with respect to the transactions contemplated by the Merger Agreement;

•

provide the other party with prompt notice of certain events, including the material inaccuracy of any representation or warranty, whether it was inaccurate at the time it was made or has since become inaccurate, any failure of the notifying party to comply with or satisfy in any material respect any covenant, condition or agreement contained in the Merger Agreement, the existence of any written communication from any person alleging that the consent of such person is required in connection with the Merger or from any governmental body related to the Merger Agreement or the transactions contemplated by the Merger Agreement, certain legal proceedings commenced and served on, or to its knowledge threatened in writing against, the notifying party or any of its subsidiaries, including those relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, or any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in the Merger Agreement impossible or unlikely or that has had or would reasonably be expected to have a Company Material Adverse Effect;

•

in the case of Ardea, promptly advise Zeneca in writing of any shareholder litigation against Ardea or its directors relating to the Merger or the Merger Agreement, keep Zeneca reasonably informed regarding any such litigation and not agree to a settlement of such litigation without Zeneca’s prior written consent;

•

take all steps as may be required to cause the transactions contemplated by the Merger Agreement and any other dispositions of equity securities of Ardea or acquisitions of equity securities of Zeneca by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Ardea to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

in the case of Ardea, take all actions necessary to cause the exercise, as of the last business day prior to the completion of the Merger, of each outstanding purchase right under the ESPP, and make any pro-rata adjustments necessary to reflect the shortened offering period but otherwise cause such period to be treated as a fully effective and completed offering period, and provide that no further offering or purchase period shall commence under the ESPP following the completion of the Merger; and

•

in the case of Ardea, cooperate with Zeneca and use commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable to cause the delisting of Ardea common stock from the NASDAQ Global Select Market as promptly as practicable after the completion of the Merger and deregistration of Ardea common stock under the Exchange Act as promptly as practicable after such delisting.

No Solicitation

Subject to certain exceptions described below, prior to the Effective Time or the earlier termination of the Merger Agreement, Ardea has agreed that it will not, and it will not authorize or permit its subsidiary or their respective directors, officers, employees, agents and other representatives to, directly or indirectly:

•

solicit, initiate or knowingly encourage, knowingly induce or knowingly take any other action that would reasonably be expected to lead to the making, submission, or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal (as defined below);

•

enter into, continue or participate in any discussions or negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, an Acquisition Proposal;

•

furnish any non-public information regarding Ardea to any person in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal;

•

approve or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other contract contemplating an Acquisition Proposal or requiring the abandonment or termination of Ardea’s obligations under the Merger Agreement; or

•	resolve or agree to do any of the foregoing.

In addition, Ardea has agreed to, and will cause its subsidiary and their respective directors, officers, employees, agents and other representatives to, cease and terminate all discussions or negotiations with any person previously conducted with respect to any Acquisition Proposal. Ardea has also agreed to deny access to any data room containing any confidential information previously furnished to any third party relating to the consideration of an Acquisition Proposal by such third party.

Prior to obtaining stockholder approval of the Merger Proposal, the restrictions set forth above do not prohibit Ardea from furnishing information regarding itself to, or participating in discussions with, a person making an unsolicited written Acquisition Proposal if (i) it receives an Acquisition Proposal that the board of directors of Ardea determines in good faith, after consultation with legal counsel and financial advisors, constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined below), (ii) such Acquisition Proposal was made in circumstances not involving a material breach of the Merger Agreement, (iii) the board of directors of Ardea determines in good faith, after consultation with legal counsel, that failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of Ardea under applicable law, (iv) it enters into a confidentiality agreement with such person and (v) with respect to furnishing information regarding itself, all information provided to such person has been previously or is concurrently provided to Zeneca. Ardea must notify Zeneca within 24 hours of receipt of any Acquisition Proposal, inquiry or request relating to an Acquisition Proposal or request for non-public information relating to any Acquisition Proposal, which notice shall indicate the identity of the subject third party and the material terms of such proposal or offer or the nature of any inquiries or contracts, and include a copy of any written materials received from such third party that describe the material terms of such proposal, inquiry or request. In addition, Ardea must notify Zeneca within three hours after a meeting of its board of directors to consider such Acquisition Proposal as to whether Ardea intends to furnish non-public information about itself to or participate in discussions with such person, and must keep Zeneca informed of all material developments affecting the status and terms of any such proposal, inquiry or request, including by providing Zeneca with copies of additional written materials that describe the material terms of such proposal, inquiry or request.

An “Acquisition Proposal” means any offer, proposal or inquiry (other than by Zeneca) contemplating or otherwise relating to any Acquisition Transaction (as defined below).

An “Acquisition Transaction” means any transaction or series of transactions involving:

•

any merger, consolidation, share exchange, business combination, issuance or acquisition of securities, recapitalization, tender or exchange offer or other similar transaction in which (i) a third party (or multiple third parties acting as a group) directly or indirectly acquires, or if consummated would result in the acquisition by such third party or group of, beneficial or record ownership or control of more than 15% of the outstanding shares of any class of voting or equity securities of Ardea or (ii) Ardea issues securities representing more than 15% of the outstanding shares of any class of voting or equity securities of Ardea;

•

any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets that constitute or account for (i) 15% or more of the consolidated net revenues, consolidated net income or consolidated book value of Ardea and its subsidiary or (ii) 15% or more of the fair market value of the assets of Ardea and its subsidiary;

•	any liquidation or dissolution of Ardea; or

•	any combination of the foregoing.

A “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal obtained after the date of the Merger Agreement in circumstances not involving a material breach by Ardea of its no solicitation obligations for an Acquisition Transaction (provided that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%) which the board of directors of Ardea determines in good faith (after consultation with its legal counsel and financial advisor) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the stockholders from a financial point of view than the Merger, in each case taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by Zeneca in response to such Acquisition Proposal and the ability of the person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

Board Recommendation

Under the Merger Agreement, subject to the exceptions described below, the board of directors of Ardea has agreed to recommend that the stockholders of Ardea vote in favor of the Merger Proposal (the “Board Recommendation”) and has agreed that it will not (i) fail to make the Board Recommendation (including by failing to include the Board Recommendation in this proxy statement), (ii) withhold, withdraw, amend or modify in a manner adverse to Zeneca the Board Recommendation, or publicly propose to do any of the foregoing, (iii) in the event an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the Board Recommendation within 10 business days following Zeneca’s written request, (iv) adopt, approve or recommend, or otherwise declare advisable the adoption of, or publicly propose to do any of the foregoing with respect to, any Acquisition Proposal or (v) resolve to take any such actions. Each of the foregoing actions is referred to as a “Change in Company Board Recommendation.”

The restrictions set forth above will not prohibit the board of directors of Ardea from effecting a Change in Company Board Recommendation prior to the approval of the Merger Proposal if (i) Ardea has received an unsolicited Acquisition Proposal in circumstances not involving a material breach of the Merger Agreement, and the board of directors of Ardea has determined in good faith after consulting with legal counsel (x) that a failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders under applicable law and (y) the Acquisition Proposal constitutes a Superior Proposal (after consulting with its legal and financial advisors) or (ii) the board of directors of Ardea has determined in good faith, after consulting with legal counsel, that a failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders under applicable law, and in each case, all of the following conditions are met:

•

Ardea has provided written notice to Zeneca that it is prepared to make a Change in Company Board Recommendation, which written notice contains a description of the events, facts and circumstances giving rise to the proposed action or the material terms and conditions of the Superior Proposal, including a copy of the definitive acquisition agreement, as applicable;

•

Ardea offers to negotiate with (and if accepted, negotiates in good faith with) Zeneca in making adjustments to the terms and conditions of the Merger Agreement, and Zeneca does not make, within three business days after receipt of the notice described above, a proposal that would, in the good faith judgment of the board of directors of Ardea, after consulting with its legal counsel and, with respect to a Superior Proposal, its financial advisor, cause such events, facts and circumstances to no longer form the basis for a Change in Company Board Recommendation or cause such Acquisition Proposal to no longer constitute a Superior Proposal, as the case may be; and

•

Ardea has provided a new notice to Zeneca and Zeneca has received a new three business day period, in each case as described above, in the event of any material changes with respect to such events, facts or circumstances or to the financial terms of the Superior Proposal, as the case may be, occurring prior to the Change in Company Board Recommendation.

Special Meeting of Stockholders

Ardea has agreed to take all action necessary to hold a meeting of its stockholders for the purpose of obtaining the required stockholder approval of the Merger Proposal as promptly as practicable, including mailing this proxy statement (as amended or supplemented) to its stockholders as promptly as practicable after receiving confirmation from the SEC that it will not comment on, or that it has no additional comments to, this proxy statement. Any postponement or adjournment of the meeting of stockholders will require the prior written consent of Zeneca other than in the event that (i) such postponement or adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Ardea and its counsel reasonably determine is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated and reviewed by Ardea’s stockholders prior to the meeting of stockholders, (ii) such postponement or adjournment is required to obtain the required stockholder approval of the Merger Proposal or (iii) the board of directors of Ardea concludes in good faith, after consulting with legal counsel that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law. If the meeting of stockholders is postponed or adjourned pursuant to clause (i), (ii) or (iii) above to a date that is later than three business days prior to the Outside Date (as defined below), then the Outside Date will be extended until the third business day after the date to which the meeting of stockholders has been postponed or adjourned. Zeneca may require Ardea to postpone or adjourn the meeting of stockholders one time (for a period of not more than 15 days but not past the date that is two business days prior to the Outside Date), unless prior to such adjournment Ardea has received an aggregate number of proxies voting in favor of the Merger Proposal, which have not been withdrawn, such that the required stockholder approval will be obtained at such meeting. Once Ardea has established a record date for the meeting of stockholders, Ardea cannot change such record date or establish a different record date for the meeting of stockholders without the prior written consent of Zeneca, unless required to do so by applicable law or Ardea’s organizational documents. Unless the Merger Agreement is validly terminated, Ardea is required to submit the Merger Agreement to its stockholders at the meeting of stockholders even if the board of directors of Ardea has effected a Change in Company Board Recommendation.

Indemnification of Directors and Officers

The Merger Agreement provides that, for a period of six years following the completion of the Merger, Ardea or the Surviving Corporation, as the case may be, will continue to indemnify, defend and hold harmless and provide advancement of expenses to each past and present director and officer of Ardea or its subsidiary, in each case to the same extent permitted under applicable law and provided pursuant to Ardea’s certificate of incorporation and bylaws and the indemnification agreements between such directors and officers and Ardea as of the date of the Merger Agreement. Pursuant to the Merger Agreement, Ardea or the Surviving Corporation, as the case may be, will for a period of six years following the completion of the Merger continue to include in its or any successors’ charter or bylaws the current provisions regarding limitation of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in Ardea’s certificate of incorporation and bylaws.

The Merger Agreement provides that, prior to the completion of the Merger, Ardea will purchase and maintain for a period of six years following the completion of the Merger a directors’ and officers’ liability “tail” insurance policy covering the past and present directors and officers of Ardea and its subsidiary, which policy must contain terms no less advantageous to such past and present directors and officers than the policies maintained by Ardea as of the date of the Merger Agreement.

Conditions to the Completion of the Merger

Conditions to Each Party’s Obligation.    The obligation of each of Zeneca and Ardea to complete the Merger is subject to the satisfaction of the following conditions:

•	the stockholders of Ardea shall have approved the Merger Proposal;

•	any waiting period (and extensions thereof) applicable to the completion of the Merger under the HSR Act shall have expired or been terminated; and

•	no order, injunction, judgment, decree or ruling enacted by a governmental body shall be in effect restraining, preventing, prohibiting or making illegal the completion of the Merger.

Conditions to Ardea’s Obligation.    The obligation of Ardea to complete the Merger is subject to the satisfaction or waiver in writing by Ardea of the following conditions:

•

the accuracy in all respects of the representations and warranties made by Zeneca and Merger Sub in the Merger Agreement as of the date of the Merger Agreement and as of the completion of the Merger (or as of an earlier date specified in such representations and warranties) (without giving effect to any exception or qualification contained therein relating to materiality), except where the matters giving rise to the failure of such representation or warranties to be accurate, individually or in the aggregate, has not had, or would not be reasonably expected to have, a material adverse effect on the ability of Zeneca and Merger Sub to complete the Merger;

•

the performance of and compliance in all material respects with the agreements and covenants by Zeneca and Merger Sub as required by the Merger Agreement to be performed or complied with by Zeneca and Merger Sub at or prior to the completion of the Merger; and

•

receipt by Ardea of a certificate executed by the principal executive officer of Zeneca confirming the satisfaction of the conditions relating to the representations and warranties of Zeneca and Merger Sub and the performance of the agreements and covenants of Zeneca and Merger Sub.

Conditions to Zeneca’s and Merger Sub’s Obligation.    The obligation of Zeneca and Merger Sub to complete the Merger is subject to the satisfaction or waiver in writing by Zeneca of the following conditions:

•	subject in each case to the confidential disclosure schedules delivered by Ardea to Zeneca and Merger Sub:

•

the accuracy, other than in any de minimis respect, of the representations and warranties made by Ardea in the Merger Agreement related to organization and good standing, authority relative to the Merger Agreement, capitalization, finders and brokers and takeover statutes as of the date of the Merger Agreement and as of the completion of the Merger (or as of an earlier date specified in such representations and warranties);

•

the accuracy of the remaining representations and warranties made by Ardea in the Merger Agreement (without giving effect to any exception or qualification contained therein relating to materiality or Company Material Adverse Effect) as of the date of the Merger Agreement and as of the completion of the Merger (or as of an earlier date specified in such representations and warranties), except where the matters giving rise to the failure of such representation or warranties to be accurate, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect; and

•

the performance of and compliance in all material respects with the agreements and covenants by Ardea as required by the Merger Agreement to be performed or complied with by Ardea at or prior to the completion of the Merger;

•	the non-occurrence of any Company Material Adverse Effect since the date of the Merger Agreement; and

•

receipt by Zeneca of a certificate executed by the principal executive officer of Ardea confirming the satisfaction of the conditions relating to the representations and warranties of Ardea and the performance of the agreements and covenants of Ardea.

Termination of the Merger Agreement

The Merger Agreement provides that, at any time prior to the Effective Time, either before or after the requisite stockholder approval of the Merger Proposal has been obtained (except as set forth below), the Merger Agreement may be terminated:

•	by mutual written consent of Ardea and Zeneca;

•

by either Ardea or Zeneca if the Merger has not been completed by November 30, 2012 (the “Outside Date”), provided that a party may not terminate the Merger Agreement for this reason if the failure to complete the Merger is caused by that party’s failure to perform an obligation required to be performed by it at or prior to the Effective Time;

•

by either Ardea or Zeneca if a governmental body has issued a final and nonappealable order, decree or ruling, or taken any other action, permanently restraining or otherwise prohibiting the Merger, provided that a party may not terminate for this reason if the restraint or prohibition is attributable to that party’s failure to perform in any material respect any of its obligations under the Merger Agreement;

•	by either Ardea or Zeneca if the stockholders meeting (including any adjournments or postponements thereof) has been held and the stockholders of Ardea have not approved the Merger Proposal;

•

by Zeneca if, any time prior to the approval of the Merger Proposal (i) the board of directors of Ardea has effected any Change in Company Board Recommendation, (ii) Ardea failed to include in this proxy statement the Board Recommendation, (iii) the board of directors of Ardea or any committee thereof adopted, approved, endorsed or recommended any Acquisition Proposal, (iv) Ardea failed to recommend against a tender or exchange offer relating to Ardea securities within 10 business days following the commencement of such offer or (v) Ardea materially breached its no solicitation obligations;

•

subject to certain cure provisions, by Zeneca if Ardea’s representations and warranties are inaccurate or Ardea’s covenants or agreements contained in the Merger Agreement have been breached such that the conditions to the completion of the Merger relating to the accuracy of Ardea’s representations and warranties or the performance by Ardea of its covenants and agreements, as applicable, would not be satisfied (see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 69);

•

subject to certain cure provisions, by Ardea if Zeneca’s representations and warranties are inaccurate as of the date of the Merger Agreement or Zeneca’s covenants or agreements contained in the Merger Agreement have been breached such that the conditions to the completion of the Merger relating to the accuracy of Zeneca’s representations and warranties or the performance by Zeneca of its covenants and agreements, as applicable, would not be satisfied (see the section entitled “The Merger Agreement —Conditions to the Completion of the Merger” beginning on page 69); or

•

by Ardea if, at any time prior to the completion of the Merger, the board of directors of Ardea determines to enter into a definitive agreement that gives effect to an Acquisition Transaction providing for a Superior Proposal and Ardea enters into such agreement, provided that Ardea has complied with the same obligations undertaken by Ardea in order to effect a Change in Company Board Recommendation (see the section entitled “The Merger Agreement — Board Recommendation” beginning on page 67).

Termination Fees and Expenses

The Merger Agreement provides that Ardea will be required to pay Zeneca a termination fee in the amount of $41 million in the event the Merger Agreement is terminated:

•

by Zeneca, at any time prior to the approval of the Merger Proposal by the stockholders of Ardea, because (i) the board of directors of Ardea has effected any Change in Company Board Recommendation, (ii) Ardea failed to include in this proxy statement the Board Recommendation, (iii) the board of directors of Ardea or any committee thereof adopted, approved, endorsed or recommended any Acquisition Proposal, (iv) Ardea failed to recommend against a tender or exchange offer relating to Ardea securities within 10 business days following the commencement of such offer or (v) Ardea materially breached its no solicitation obligations;

•

by Ardea, at any time prior to the completion of the Merger, because the board of directors of Ardea determines to enter into a definitive agreement that gives effect to an Acquisition Transaction providing for a Superior Proposal and Ardea enters into such agreement; or

•

by Ardea or Zeneca because (i) either the completion of the Merger has not occurred on or prior to the Outside Date or the stockholders of Ardea have not approved the Merger Proposal, (ii) at or prior to the Outside Date or stockholders meeting at which the stockholders of Ardea voted not to approve the Merger Proposal, as applicable, a third party or Ardea has publicly disclosed that such third party has made, or is considering making, an Acquisition Proposal (and such Acquisition Proposal has not been publicly withdrawn prior to the applicable time provided in the Merger Agreement) and (iii) within 12 months after the date of termination of the Merger Agreement, Ardea enters into a definitive agreement providing for, or consummates, a transaction within the scope of the definition of “Acquisition Transaction” (provided that for purposes hereof, each reference in the definition of “Acquisition Transaction” to 15% is deemed to be a reference to 50%).

Amendments

The Merger Agreement may be amended only by the written agreement of Ardea, Zeneca and Merger Sub at any time prior to the Effective Time. However, following approval of the Merger Proposal by the stockholders, any amendment that pursuant to applicable law requires further stockholder approval may not be made without such stockholder approval.

Governing Law

The Merger Agreement is governed in all respects by the laws of the State of Delaware.

THE VOTING AGREEMENTS

The following is a summary of the material provisions of the voting agreements entered into by certain directors and executive officers of Ardea and certain of their respective affiliates in favor of Zeneca, and is qualified in its entirety by reference to the full text of the form of voting agreement which is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement.

In connection with the execution and delivery of the Merger Agreement, on April 21, 2012, the Key Stockholders entered into Voting Agreements in favor of Zeneca. As of                 , 2012, the latest practicable date before the printing of this proxy statement, the shares of Ardea common stock beneficially owned by the Key Stockholders, and thus subject to the Voting Agreements, constituted approximately         % of the total outstanding shares of Ardea common stock.

Agreement to Vote and Irrevocable Proxy

Each of the Key Stockholders has agreed to vote all shares of Ardea common stock owned now or in the future, whether beneficially or of record, by such Key Stockholder (the “Subject Shares”) at any meeting of the stockholders of Ardea, or at any adjournment thereof, and on every action by written consent taken by the stockholders of Ardea:

•

in favor of the Merger Proposal and the approval of certain proposals to adjourn or postpone any meeting of the stockholders of Ardea to a later date if there are not sufficient votes in favor of the Merger Proposal on the date on which such meeting is held;

•	against any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

•

against any Acquisition Transaction and any other action or agreement involving Ardea that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

In furtherance of the foregoing, pursuant to the Voting Agreements, each Key Stockholder granted to Zeneca an irrevocable proxy and irrevocably appointed the members of the board of directors of Zeneca as their proxies to vote their respective Subject Shares in accordance with the terms of the Voting Agreements.

The Key Stockholders may vote their respective Subject Shares on all other matters not referred to in the irrevocable proxy in any manner they deem appropriate, and the Zeneca proxies may not exercise the proxy with respect to such other matters. The irrevocable proxy is binding upon the heirs and assigns of the Key Stockholders.

Transfer Restrictions on Shares Held by the Key Stockholders

In addition to the agreement to vote and the grant of an irrevocable proxy, the Key Stockholders have agreed to certain transfer restrictions for the Subject Shares. In particular, prior to the termination of the Voting Agreements, the Key Stockholders may not:

•

cause or permit any sale, pledge, encumbrance, assignment, grant of an option with respect to, transfer, tender or other disposition of such Subject Share or any interest therein (including by gift or entry into any hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such Subject Shares) (each of which is referred to as a “Transfer”);

•	enter into any contract, agreement, option or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares; or

•

deposit, or permit the deposit of, any Subject Shares into a voting trust or grant any proxy, power of attorney, right of first offer or refusal or enter into any voting agreement or similar agreement with respect to any of the Subject Shares in contravention of the obligations of the Key Stockholders under the Voting Agreements.

The foregoing requirements will not prohibit any of the Key Stockholders from transferring their Subject Shares (i) to family members (either directly or via trusts established for the benefit of such Key Stockholder or such Key Stockholder’s immediate family) or upon the death of such Key Stockholder, if such Key Stockholder is an individual, or (ii) to one or more partners or members or to an affiliated entity under common control, if such Key Stockholder is a partnership or limited liability company. Any transferees will be required to agree in writing to be bound by the terms of the applicable Voting Agreement. The foregoing restrictions will not prohibit any of the Key Stockholders from holding any portion of the Subject Shares in a securities margin account, subject to the terms and conditions of such account.

Additional Covenants in the Voting Agreements

Pursuant to the Voting Agreements, each Key Stockholder has agreed not to take any actions that Ardea is prohibited from taking pursuant to the no solicitation restrictions contained in the Merger Agreement (see the section entitled “The Merger Agreement — No Solicitation”). Each Key Stockholder has further agreed not to exercise any appraisal rights or any dissenters’ rights that such Key Stockholder may have or could potentially have in connection with the Merger or the Merger Agreement. Pursuant to the Voting Agreements, each Key Stockholder that holds Ardea warrants consented to the treatment of such warrants described in the Merger Agreement.

Termination of the Voting Agreements

The Voting Agreements will terminate upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time and (iii) at the option of each Key Stockholder, the date on which an amendment to the Merger Agreement is effected that materially and adversely affects such Key Stockholder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ARDEA

The following table sets forth information as of April 30, 2012, regarding the beneficial ownership of Ardea common stock by (i) each person known by the Ardea board of directors to own beneficially 5% or more of the outstanding shares of Ardea common stock, (ii) each Ardea director, (iii) Ardea’s named executive officers and (iv) all of Ardea’s directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of Ardea’s common stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below. Unless otherwise indicated in the footnotes, the address for each listed stockholder is: c/o Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121.

Percentage of beneficial ownership is calculated in relation to the 36,889,527 shares of Ardea common stock (net of treasury shares) that were outstanding as of April 30, 2012. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Ardea common stock issuable pursuant to the exercise of stock options, warrants or other securities that are exercisable or convertible into shares of Ardea common stock within 60 days of April 30, 2012. Securities to purchase shares of Ardea common stock that vest or are exercisable within 60 days of April 30, 2012 are considered beneficially owned by the person holding such securities for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated, and subject to the Voting Agreements (see the section entitled “The Voting Agreements”), to Ardea’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Felix J. Baker, Ph.D.(1)	7,163,004	19.3%
Julian C. Baker(2)	7,113,004	19.2%
667 Madison Avenue, 21st Floor New York, NY 10065
Baker Bros. Advisors, LLC(3)	7,110,702	19.2%
667 Madison Avenue, 21st Floor New York, NY 10065
Fidelity Management and Research Company LLC(4)	4,943,942	13.4%
82 Devonshire Street Boston, MA 02109
Kevin C. Tang(5)	4,115,172	11.1%
Wellington Management Company, LLP(6)	3,882,755	10.5%
280 Congress Street Boston, MA 02210
Tang Capital Partners, LP(7)	3,772,745	10.2%
4747 Executive Drive, Suite 510 San Diego, CA 92121
Directors
Felix J. Baker, Ph.D.(1)(3)	7,163,004	19.3%
Kevin C. Tang(5)	4,115,172	11.1%
Wendy L. Dixon, Ph.D.(8)	37,500	*
Henry J. Fuchs, M.D.(9)	210,974	*
Craig A. Johnson(10)	87,000	*
John Poyhonen(11)	95,000	*
Barry D. Quart, Pharm.D.(12)	617,263	1.6%

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Named Executive Officers
Barry D. Quart, Pharm.D.(12)	617,263	1.6%
John W. Beck(13)	281,284	*
Stephen R. Davis(14)	136,849	*
David T. Hagerty, M.D.(15)	51,074	*
Kimberly J. Manhard(16)	177,605	*
All executive officers and directors as a group (11 people)(17)	12,972,725	33.3%

*	Less than one percent of the outstanding common shares.

(1)

Felix J. Baker may be deemed to be the beneficial owner of the shares described in footnote (3) below as a principal of Baker Bros. Advisors, LLC, as well as 2,302 shares held by FBB Associates, of which Felix J. Baker and Julian C. Baker are the sole partners, and 50,000 shares issuable upon exercise of options directly held that are exercisable or will become exercisable within 60 days of April 30, 2012, of which 18,056 may be issued upon early exercise, but will be subject to repurchase by Ardea until the options to purchase such shares have vested. Felix J. Baker disclaims beneficial ownership of the securities directly held by the Funds (defined in footnote (3) below) and this disclosure shall not be deemed an admission that Felix J. Baker is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose.

(2)

Julian C. Baker may be deemed to be the beneficial owner of the shares described in footnote (3) below, as a principal of Baker Bros. Advisors, LLC, as well as 2,302 shares held by FBB Associates, of which Felix J. Baker and Julian C. Baker are the sole partners. Julian C. Baker disclaims beneficial ownership of the securities directly held by the Funds and this disclosure shall not be deemed an admission that Felix J. Baker is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose.

(3)

Baker Bros. Advisors, LLC may be deemed to beneficially own the following securities: (i) 99,636 shares and 998 shares issuable upon exercise of warrants directly held by Baker Tisch Investments, L.P. (“Baker Tisch”), a limited partnership of which the sole general partner is Baker Tisch Capital, L.P., a limited partnership of which the sole general partner is Baker Tisch Capital (GP), LLC; (ii) 60,827 shares directly held by Baker Bros. Investments, L.P. (“Baker Bros. Investments”), a limited partnership of which the sole general partner is Baker Bros. Capital, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iii) 65,882 shares and 205 shares issuable upon exercise of warrants directly held by Baker Bros. Investments II, L.P. (“Baker Bros. Investments II”), a limited partnership of which the sole general partner is Baker Bros. Capital, L.P., a limited partnership of which the sole general partner is Baker Bros. Capital (GP), LLC; (iv) 1,646,964 shares and 46,195 shares issuable upon exercise of warrants directly held by 667, L.P. (“667”), a limited partnership of which the sole general partner is Baker Biotech Capital, L.P., a limited partnership of which the sole general partner is Baker Biotech Capital (GP), LLC; (v) 4,922,226 shares and 147,292 shares issuable upon exercise of warrants directly held by Baker Brothers Life Sciences, L.P. (“Life Sciences”), a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital, L.P., a limited partnership of which the sole general partner is Baker Brothers Life Sciences Capital (GP), LLC; and (vi) 116,454 shares and 4,023 shares issuable upon exercise of warrants directly held by 14159, L.P. (“14159” and, together with Baker Tisch, Baker Bros. Investments, Baker Bros. Investments II, 667 and Life Sciences, the “Funds”), a limited partnership of which the sole general partner is 14159 Capital L.P., a limited partnership of which the sole general partner is 14159 Capital (GP), LLC. All of the warrants held by the Funds are fully vested and exercisable within 60 days of April 30, 2012. Baker Bros. Advisors, LLC has complete and unlimited discretion and authority with respect to the investment and voting power of the securities held by the Funds. The Funds and the general partners of the Funds relinquished all discretion and authority with respect to the investment and voting power held by the Funds. As a result, Felix J. Baker and Julian C. Baker, solely as principals of Baker Bros. Advisors, LLC, have voting and dispositive power over the securities held by the Funds.

(4)

Information is based upon the Schedule 13G/A filed by Fidelity Management and Research Company LLC on February 14, 2012, plus 1,000,000 shares of common stock purchased in Ardea’s February 2012 public offering.

(5)

Includes the shares described in footnote (7) below, as well as 15,089 shares beneficially owned by Mr. Tang, 146,250 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012, including 12,500 shares issuable upon early exercise of unvested options, 56,249 shares beneficially owned in trust for the benefit of Mr. Tang’s children, for which Mr. Tang serves as trustee, 10,803 shares beneficially owned by the Tang Advisors, LLC Profit Sharing Plan, for which Mr. Tang serves as trustee and is a participant and 114,036 shares beneficially owned by the Haeyoung and Kevin Tang Foundation, Inc., a private foundation for which Mr. Tang serves as President and Treasurer. In the event that Mr. Tang early exercises his unvested options, the shares purchased would be subject to a right of repurchase by Ardea. Mr. Tang shares voting and dispositive power over the shares referenced in footnote (7) with Tang Capital Management, LLC and Tang Capital Partners, LP. With respect to the remaining 342,427 shares that Mr. Tang may be deemed to beneficially own, Mr. Tang has shared voting and dispositive power over 114,036 shares and sole voting and dispositive power over 228,391 shares. Mr. Tang disclaims beneficial ownership of all of the shares reflected herein except to the extent of his pecuniary interest therein.

(6)	Information is based upon the Schedule 13G filed by Wellington Management Company, LLP on January 10, 2012, plus 1,100,000 shares of common stock purchased in Ardea’s February 2012 public offering.

(7)

Includes 3,733,582 shares beneficially owned and 39,163 shares issuable upon exercise of warrants exercisable within 60 days of April 30, 2012 by Tang Capital Partners, LP, for which Tang Capital Management, LLC, of which Mr. Tang serves as Managing Director, serves as General Partner. Tang Capital Partners, LP shares voting and dispositive power over such shares with Tang Capital Management, LLC and Kevin C. Tang. Of the shares held by Tang Capital Partners, LP, 2,433,153 shares are held in a margin account.

(8)

Includes 37,500 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012, of which 27,778 shares may be issued upon early exercise, but will be subject to repurchase by Ardea until the options to purchase such shares have vested.

(9)

Includes 200,558 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012, of which 12,500 shares may be issued upon early exercise, but will be subject to repurchase by Ardea until the options to purchase such shares have vested.

(10)

Includes 87,000 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012, of which 12,500 shares may be issued upon early exercise, but will be subject to repurchase by Ardea until the options to purchase such shares have vested.

(11)

Includes 95,000 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012, of which 12,500 shares may be issued upon early exercise, but will be subject to repurchase by Ardea until the options to purchase such shares have vested.

(12)	Includes 574,374 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012.

(13)	Includes 276,875 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012.

(14)

Includes (i) 121,249 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012 and (ii) 11,459 shares of restricted stock that are subject to repurchase by Ardea until vested.

(15)	Includes 51,074 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012.

(16)	Includes 167,874 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012.

(17)

Includes (i) 1,807,754 shares issuable upon exercise of options that are exercisable or will become exercisable within 60 days of April 30, 2012, of which 95,834 shares may be issued upon early exercise, but will be subject to repurchase by Ardea until such options have vested, (ii) 11,459 shares of restricted stock that are subject to repurchase by Ardea until vested and (iii) 237,876 shares issuable upon exercise of warrants exerciseable within 60 days of April 30, 2012.

PROPOSALS

Proposal No. 1: Adoption of the Merger Agreement

We are asking you to vote on the adoption of the Merger Agreement (referred to elsewhere in this proxy statement as the “Merger Proposal”). For a detailed discussion of the terms and conditions of the Merger Agreement, see the section entitled “The Merger Agreement.” As discussed in the section entitled “The Merger — Recommendation of the Board of Directors of Ardea and its Reasons for the Merger,” our board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to and in the best interests of Ardea and its stockholders, and has approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Vote Required; Recommendation of the Board of Directors of Ardea

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Ardea common stock entitled to vote on the matter either in person or by proxy at the special meeting. A failure to submit a proxy card, a failure to vote by telephone or over the Internet or a failure to vote in person at the special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the special meeting. For purposes of the vote on Proposal No. 1, an abstention, a failure to submit a proxy card, a failure to vote by telephone or over the Internet or a failure to vote at the special meeting will have the same effect as a vote “AGAINST” such proposal.

THE BOARD OF DIRECTORS OF ARDEA UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER PROPOSAL.

Proposal No. 2: Advisory, Non-Binding Vote on the Merger-Related Compensation

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory, non-binding vote on the compensation that may be paid or become payable to our named executive officers in connection with the Merger and the agreements and understandings pursuant to which such compensation may be paid or become payable (referred to elsewhere in this proxy statement as the “Merger-Related Compensation Proposal”). As required by those rules, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Ardea’s named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of the Proxy Statement for the special meeting of the stockholders of Ardea entitled “The Merger — Interests of the Directors and Executive Officers of Ardea in the Merger — Merger-Related Compensation for Named Executive Officers,” including the associated narrative discussion, are hereby APPROVED.”

The section entitled “The Merger — Interests of the Directors and Executive Officers of Ardea in the Merger — Merger-Related Compensation for Named Executive Officers,” including the associated narrative discussion, begins on page 46. Ardea has individual employment agreements or arrangements that provide for severance benefits upon a qualifying termination of employment within three months before or 12 months following the Merger because it is necessary to do so in order to recruit and retain executives in its industry.

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve this Merger-Related Compensation Proposal and vice versa. Because the vote on executive compensation paid or payable in connection with the Merger is advisory only, it will not be binding on Ardea, Zeneca or the Surviving Corporation. Accordingly, because Ardea is contractually obligated to pay the compensation, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Vote Required; Recommendation of the Board of Directors of Ardea

Approval of the Merger-Related Compensation Proposal requires the affirmative vote of holders of a majority of the shares of Ardea common stock present and entitled to vote either in person or by proxy at the special meeting. Votes on this proposal may be cast for or against the proposal, or you may abstain from voting on the proposal. A failure to submit a proxy card, a failure to vote by telephone or over the Internet or a failure to vote in person at the special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the special meeting. For purposes of the vote on Proposal No. 2, an abstention will have the same effect as a vote “AGAINST” such proposal.

THE BOARD OF DIRECTORS OF ARDEA UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

Proposal No. 3:	Approval of the Adjournment of the Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Merger Proposal

We are asking you to vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal.

Vote Required; Recommendation of the Board of Directors of Ardea

Approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of Ardea common stock present and entitled to vote either in person or by proxy at the special meeting. A failure to submit a proxy card, a failure to vote by telephone or over the Internet or a failure to vote in person at the special meeting will have no effect on the outcome of the vote for Proposal No. 3. For purposes of the vote on Proposal No. 3, an abstention will have the same effect as a vote “AGAINST” such proposal.

THE BOARD OF DIRECTORS OF ARDEA UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE MERGER PROPOSAL.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any of Ardea’s future stockholder meetings.

Ardea intends to hold the 2013 annual meeting of stockholders only if the Merger is not completed. Stockholder proposals that are intended to be included in the proxy materials for our next annual meeting of stockholders must comply with all of the requirements of Rule 14a-8 of the Exchange Act. To be considered for inclusion in next year’s proxy materials, stockholders must submit their proposals in writing by December 14, 2012. If a stockholder wishes to submit a proposal to be considered at our next annual meeting of stockholders that is not to be included in next year’s proxy materials or wishes to nominate a director, the stockholder must do so no sooner than January 31, 2013 but no later than March 2, 2013. In addition, stockholders must comply with our certificate of incorporation and our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Stockholder proposals must be submitted in writing to Ardea Biosciences, Inc., c/o Corporate Secretary, 4939 Directors Place, San Diego, California 92121.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the special meeting, a number of brokers with account holders who are stockholders of Ardea will be householding these proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a stockholder receives notice from its broker that it will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, a stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement, such stockholder should notify its broker or contact Ardea’s Corporate Secretary at Ardea Biosciences, Inc., 4939 Directors Place, San Diego, California 92121. Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request householding of their communications should contact their broker.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Ardea files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8088 for further information regarding the public reference room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including Ardea, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available at our website. The address of the site is www.ardeabio.com. The web addresses of the SEC and Ardea have been included as inactive textual references only. The information contained on those websites is specifically not incorporated by reference into this proxy statement.

In addition, the SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement, except for any information that is superseded by information included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement as described below.

This proxy statement incorporates by reference the documents listed below that we have previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules). They contain important information about Ardea and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 9, 2012;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 7, 2012;

•	Current Reports on Form 8-K filed with the SEC on January 31, 2012, February 6, 2012, April 2, 2012 and April 24, 2012; and

•	The description of Ardea common stock set forth in the Registration Statement on Form 8-A12B (File No. 001-33734), filed under the Exchange Act on October 9, 2007.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC by Ardea, such information or exhibit is specifically not incorporated by reference.

In addition, we incorporate by reference any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the other documents of Ardea listed above from the SEC, through the SEC’s website at the address described above, or from us directly by requesting them in writing or by telephone at the following address and telephone number:

Ardea Biosciences, Inc.

4939 Directors Place

San Diego, California 92121

(858) 652-6500

You may also obtain documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from Phoenix Advisory Partners, Ardea’s proxy solicitor, at the address and telephone number listed below:

Phoenix Advisory Partners

110 Wall Street, 27th Floor

New York, New York 10005

Banks and Brokers Call: (212) 493-3910

All Others Call Toll Free: (877) 478-5038

If you are an Ardea stockholder and would like to request documents, please do so by 5:00 p.m. Pacific Time on    , 2012 to receive them before the special meeting.

These documents are available from us, without charge, excluding any exhibits to them, unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement forms a part. You can also find information about Ardea at its website at www.ardeabio.com. Information contained on this website is specifically not incorporated by reference into this proxy statement.

This document is a proxy statement of Ardea for the special meeting. We have not authorized anyone to give any information or make any representation about the Merger or Ardea that is different from, or in addition to, the information or representations contained in this proxy statement or in any of the materials that we have incorporated by reference into this proxy statement. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

among:

ZENECA INC.,

a Delaware corporation,

QAM CORP.,

a Delaware corporation, and

ARDEA BIOSCIENCES, INC.

a Delaware corporation

Dated as of April 21, 2012

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of April 21, 2012 (the “Agreement Date”) by and among Zeneca Inc., a Delaware corporation (“Parent”), QAM Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Ardea BioSciences, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger and deem it advisable and in the best interest of the stockholders of each of the constituent corporations to consummate the Merger; and

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing voting agreements (collectively, the “Voting Agreements”) in favor of Parent whereby they have agreed to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I.

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Pacific Time on or prior to the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other date as Parent and the Company shall mutually designate. The Closing shall take place at the offices of Paul Hastings LLP located at 4747 Executive Drive, 12th Floor, San Diego, California. The date on which the Closing takes place is referred to herein as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware or such other date and time as may be mutually agreed upon by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.4 Certificate of Incorporation; Bylaws; Directors and Officers.

At the Effective Time:

(a) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation;

(b) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit C hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Bylaws; and

(c) the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers, respectively, of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) all shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii) all shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b) and Section 1.9, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $32.00 in cash (the “Per Share Merger Price”), without interest; and

(iv) each share of the common stock, $0.001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the Agreement Date and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Price shall be appropriately adjusted.

1.6 Company Equity Awards; Warrants.

(a) Parent shall not assume any Company Options in connection with the Merger. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any optionholder, all Company Options outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Option shall be canceled, with each former holder of any such canceled Company Option becoming entitled to receive, in consideration of the cancellation of such Company Option, an amount in cash, without interest and subject to deduction for any required withholding Taxes, equal to the product of: (i) the excess, if any, of the Per Share Merger Price over the exercise price of each such Company Option; and (ii) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Merger Price, such Company Option shall be canceled and terminated without any cash payment or other consideration being made in respect thereof.

(b) Parent shall not assume any Company Restricted Stock Awards in connection with the Merger. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company Restricted Stock Award, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time, whether or not then vested, shall become fully vested immediately prior to, and then shall be canceled at, the Effective Time (the “Canceled Restricted Awards”), and, in exchange therefor, each former holder of any such Canceled Restricted Awards shall be entitled to receive an amount in cash, without interest and subject to deduction for any required withholding Taxes, equal to the product of: (i) the Per Share Merger Price; and (ii) the number of shares of Company Common Stock subject to such Canceled Restricted Awards.

(c) Prior to the Effective Time, the Company shall take such actions as are necessary to cause all Company Warrants that are outstanding immediately prior to the Effective Time and for which the holder has consented to the treatment of such Company Warrants as provided in this Section 1.6(c) (each, a “Canceled Company Warrant”), whether or not then vested and exercisable, to fully vest and to be canceled as of the Effective Time in exchange for an amount in cash, without interest and subject to deduction for any required withholding Taxes, in respect thereof equal to the product of: (i) the excess, if any, of the Per Share Merger Price over the exercise price of each such Canceled Company Warrant; and (ii) the number of shares of Company Common Stock subject to such Canceled Company Warrant.

(d) As soon as practicable following the Agreement Date and, in any event, prior to the Effective Time, the Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.6, including making any determinations or resolutions of the Company Board or a committee thereof or any administrator of an Option Plan, and using commercially reasonable efforts to obtain any consents of holders of the Company Warrants, as may be necessary.

(e) In accordance with the Option Plans, as promptly as practicable after the Effective Time, the Surviving Corporation shall pay, through the Surviving Corporation’s payroll processor, to the former holders of Company Options (with an exercise price that is less than the Per Share Merger Price) and to the former holders of Canceled Restricted Awards such amounts as such holders shall be entitled to receive pursuant to this Section 1.6. The Surviving Corporation shall use its commercially reasonable efforts to cause its payroll processor to effect such payments no later than five (5) Business Days after the Effective Time.

1.7 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates previously representing shares of Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (“Book-Entry Shares”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or Book-Entry Shares are presented to the Payment Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book-Entry Shares shall be canceled and shall be exchanged as provided in Section 1.8 below.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”). At the Effective Time, Parent shall have deposited with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5 and Section 1.6(c). The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest or other income resulting from the investment of such funds shall be the property of and payable to Parent.

(b) Within five (5) Business Days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants immediately prior to the Effective Time: (i) a letter of transmittal in the form attached hereto as Exhibit D; and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Canceled Company Warrants, or the procedure to be followed in the case of Book-Entry Shares, in exchange for the Merger Consideration or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable. Upon surrender of a Company Stock Certificate, Book-Entry Shares or a Canceled Company Warrant, as applicable, to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant, as applicable, shall be entitled to receive in exchange therefor the Merger Consideration or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable; and (B) the Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate, any Book-Entry Shares and each Canceled Company Warrant shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by Section 1.5 or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable. The cash amount paid upon the surrender for exchange of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants shall be deemed to have been paid in full satisfaction of all rights of such holder pertaining to the shares of Company Common Stock or Canceled Company Warrant, as applicable, theretofore represented thereby. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Any portion of the Payment Fund (including all interest and other income received by the Payment Agent in respect of all funds made available to it) that remains undistributed to holders of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants as of the date that is nine (9) months after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants who have not theretofore surrendered their Company Stock Certificates, Book-Entry Shares or Canceled Company Warrants, as applicable, in accordance with and subject to this Section 1.8 shall thereafter look only to Parent as general creditors for satisfaction of their claims for the Merger Consideration or the consideration payable with respect to such Canceled Company Warrants pursuant to Section 1.6(c), as applicable, previously held by them.

(d) Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of any Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant (in his or her capacity as a holder of Company Common Stock or a Canceled Company Warrant, as applicable) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate, Book-Entry Shares or Canceled Company Warrant or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has properly made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. Any cash deposited by Parent with the Payment Agent in respect of shares of Company Common Stock that become Dissenting Shares shall be returned to Parent promptly upon demand therefor; provided, however, that if any Dissenting Shares shall lose their status as such within nine (9) months following the Closing Date, Parent shall return the cash in respect of such shares to the Payment Agent.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 1.5 (and subject to Section 1.8(d)), without interest thereon, upon surrender of the Company Stock Certificate or Book-Entry Shares representing such shares.

(c) The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer or otherwise agree to any settlement prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment, settlement offer or settlement.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article II are true and correct, except as expressly set forth herein, in the disclosure schedule delivered by the Company to Parent and Merger Sub on the Agreement Date (the “Disclosure Schedule”) or in the Company SEC Documents filed with the SEC on or prior to the Agreement Date (excluding any disclosures that constitute general cautionary, predictive or forward-looking statements set forth in any section of any Company SEC Document entitled “risk factors” or characterized therein as “forward-looking statements” or any other statements that are similarly forward-looking in nature, in each case, other than factual disclosures contained therein).

2.1 Due Organization; Subsidiaries.

(a) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Acquired Corporations has all necessary corporate power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound.

(b) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would reasonably be expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entity identified in Part 2.1(c) of the Disclosure Schedule, and neither the Company nor the Entity identified in Part 2.1(c) of the Disclosure Schedule owns any capital stock of, or any Equity Interest of any nature in, any other Entity, other than: (i) interests in the Entities identified in Part 2.1(c) of the Disclosure Schedule; and (ii) interests classified as cash equivalents or short-term investments on the Company Balance Sheet Date. The Entity identified in Part 2.1(c) of the Disclosure Schedule is a wholly-owned direct or indirect Subsidiary of the Company and no other Person holds any Equity Interest (contingent or otherwise) in such Entity. None of the Acquired Corporations is obligated to make or may become obligated to make any future investment in or capital contribution to any other Entity.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto (collectively, the “Company Charter Documents”). The Company has made available to Parent, accurate and complete copies of: (a) the charters of all committees of the board of directors of the Company (the “Company Board”); and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations. None of the Acquired Corporations is in violation of any of the provisions of their respective Company Charter Documents.

2.3 Authority; Binding Nature of Agreement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has duly and unanimously adopted resolutions by which such board of directors has: (a) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company; and (c) recommended the adoption of this Agreement by the holders of Company Common Stock (such recommendation, the “Company Board Recommendation”) and directed that this Agreement be submitted to the Company’s stockholders for consideration at the Company Stockholders Meeting. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.4 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 70,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.001 per share. As of April 18, 2012 (the “Capitalization Date”), 36,768,915 shares of Company Common Stock were issued and outstanding (inclusive of Company Restricted Stock Awards); and no shares of Preferred Stock were issued or outstanding. As of the Capitalization Date: (i) no shares of Company Common Stock were held in the treasury of the Company; (ii) 4,592,144 shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted under the Option Plans (stock options granted by the Company pursuant to the Option Plans or otherwise are referred to collectively herein as “Company Options”); (iii) 624,332 shares of Company Common Stock were subject to issuance pursuant to outstanding warrants to purchase Company Common Stock (the “Company Warrants”); and (iv) 117,911 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”). All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company’s Subsidiaries. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of

Company Common Stock. None of the Acquired Corporations is under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other any other Equity Interest of such Acquired Corporation.

(b) Part 2.4(b) of the Disclosure Schedule sets forth, as of the Capitalization Date, the following information (as applicable) with respect to each Company Option, Company Warrant and Company Restricted Stock Award outstanding as of the Capitalization Date: (i) the name of the holder; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (iii) the exercise price of such Company Option or Company Warrant; (iv) the date on which such Company Option or Company Restricted Stock Award was granted or on which such Company Warrant was issued; (v) the extent to which such Company Option or Company Restricted Stock Award is vested and to which such Company Option or Company Warrant is exercisable as of the Capitalization Date; (vi) the expiration date of any such Company Option or Company Warrant. The Company has made available to Parent accurate and complete copies of (A) the Option Plans, which govern all Company Options and Company Restricted Stock Awards granted by the Company that are outstanding as of the Agreement Date, (B) the forms of all stock option agreements evidencing such options and (C) the forms of all Company Warrants.

(c) Except as set forth in Sections 2.4(a) or 2.4(b) above, and except for rights under the ESPP to purchase shares of Company Common Stock, as of the Agreement Date, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations are or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. There are no outstanding stock appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment from an Acquired Corporation or other value from an Acquired Corporation based on the stock price performance of any of the Acquired Corporations (other than under the Option Plans). There are no outstanding bonds, debentures, notes, other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Options and Company Warrants, convertible into or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(d) All outstanding shares of Company Common Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company or another wholly-owned Subsidiary of the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws.

(f) There are no stockholder agreements, voting trusts or other agreements or understandings to which any of the Acquired Corporations is a party relating to the voting or disposition of any shares of the capital stock of any Acquired Corporation or granting to any Person the right to elect, or to designate or nominate for election, a director to the Company Board.

2.5 SEC Filings; Financial Statements.

(a) Since December 31, 2008, the Company has filed or furnished on a timely basis all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed by it under applicable Legal Requirements prior to the date hereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Company

SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by Rule 13a-14 of the Exchange Act and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Documents are accurate and complete, and complied as to form and content with all applicable Legal Requirements as of the date of such filing (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing). To the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2012, and the “Company Balance Sheet Date” means December 31, 2011.

(c) The Company maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

(d) The Company maintains, and at all times since December 31, 2008 has maintained, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e) None of the Acquired Corporations is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any Acquired Corporation in the Company’s consolidated financial statements or Company SEC Documents.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act.

2.6 Absence of Changes. Between the Company Balance Sheet Date and the Agreement Date:

(a) each of the Acquired Corporations has operated its respective business in the ordinary course and consistent with past practices;

(b) there has not been any Company Material Adverse Effect;

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) there has been no amendment to the Company Charter Documents;

(e) none of the Acquired Corporations has lent money to any Person (other than money advanced to its employees in the ordinary course of business);

(f) none of the Acquired Corporations has materially changed any of its methods of accounting or accounting practices, except as required by GAAP or SEC rules and regulations;

(g) none of the Acquired Corporations has made any material Tax election;

(h) none of the Acquired Corporations has commenced or settled any material Legal Proceeding;

(i) there has not been any event, condition, action or occurrence that, if occurring or taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2(b); and

(j) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(i)” above.

2.7 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets (excluding Intellectual Property Rights and Intellectual Property) purported to be owned by them, including: (a) all assets reflected on the Company Balance Sheet; and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (a) Permitted Encumbrances; and (b) liens described in Part 2.7 of the Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including (a) all assets reflected as leased on the Company Balance Sheet; and (b) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations.

2.8 Receivables. All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business consistent with past practice.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Disclosure Schedule accurately identifies as of the Agreement Date:

(i) (A) each item of Registered IP in which any of the Acquired Corporations has an ownership interest of any nature; (B) the jurisdiction in which such item of Registered IP has been granted, issued, registered or filed and the applicable registration, application and serial numbers, the Acquired Corporation that is the owner thereof, the applicable issuance, grant, registration or renewal date; and (C) any other Person that has an ownership interest in such Registered IP and the nature and the extent of such ownership interest;

(ii) each Contract pursuant to which any Intellectual Property or Intellectual Property Right material to the conduct of the business of any of the Acquired Corporations that is licensed to any of the Acquired Corporations (other than any non-exclusive license to non-customized software that: (A) is so licensed solely in executable or object code form, and (B) is generally available on standard terms); and

(iii) each Contract pursuant to which any Person has been granted any license directly or indirectly from any Acquired Corporation under, or otherwise has received or acquired any right or interest directly or indirectly from any Acquired Corporation in, any material Company IP, other than: (A) any non-exclusive licenses granted to any contractors or consultants for any Acquired Corporation, where such licenses are solely for the purpose of performing services on behalf of such Acquired Corporation; or (B) any non-exclusive licenses granted in the ordinary course of business solely in connection with conducting clinical trials on behalf of an Acquired Corporation.

(b) The Acquired Corporations exclusively own all right, title, and interest to and in, and have a valid and enforceable right to use, the Company IP (other than Intellectual Property Rights licensed to any of the Acquired Corporations), free and clear of any Encumbrances, and have a valid and enforceable right to use all Company IP licensed to the Acquired Corporations as currently used and as currently contemplated to be used. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to record the complete chain of title, including the assignment or transfer to an Acquired Corporation, of the rights held by such Acquired Corporation in the Company IP that is Registered IP and owned (wholly or jointly with others) by any Acquired Corporation have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii) The Acquired Corporations have taken all commercially reasonable and necessary measures to protect, preserve and maintain the secrecy, confidentiality and value of all trade secrets included within the Company IP. Each Person involved in any substantive respect in the creation or development of any Company IP owned (wholly or jointly with others) by any Acquired Corporation has signed an agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting such Company IP.

(iii) No Person has any claim, right or interest (whether or not currently exercisable) to or in any Company IP owned (wholly or jointly with others) by any Acquired Corporation (other than: (A) joint ownership rights identified in Part 2.9(a)(i) of the Disclosure Schedule; (B) any non-exclusive licenses granted to any contractors or consultants for any Acquired Corporation, where such licenses are solely for the purpose of performing services on behalf of such Acquired Corporation; (C) any non-exclusive licenses granted in the ordinary course of business solely in connection with conducting clinical trials on behalf of an Acquired Corporation; and (D) any license rights identified in Part 2.9(a)(iii) of the Disclosure Schedule).

(c) To the Company’s Knowledge, all Registered IP owned (wholly or jointly with others) by any Acquired Corporation is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Each item of Registered IP that is owned (wholly or jointly with others) by any Acquired Corporation is and at all times has been in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made by the applicable deadline (other than those actions not made or taken that have not jeopardized or diminished any such Registered IP or any Intellectual Property Right therein). Except as set forth in Part 2.9(c)(i) of the Disclosure Schedule, there are no actions that must be taken or payments that must be made within ninety (90) days following the Closing that, if not taken, will adversely affect Company IP that is owned (wholly or jointly with others) by any Acquired Corporation or the right of the Company to use Company IP that is owned (wholly or jointly with others) by any Acquired Corporation as and where used as of the Effective Time.

(ii) No interference, inventorship challenge, opposition, cancellation, invalidity, concurrent use, reissue, reexamination or other Legal Proceeding is pending or, to the Company’s Knowledge, threatened in which the scope, use, right to use, ownership, priority, duration, effectiveness, validity or enforceability of any Company IP that is owned (wholly or jointly with others) by any Acquired Corporation is being contested or challenged or otherwise might trigger any additional payment obligations with respect to any such Company IP.

(d) To the Company’s Knowledge, since December 21, 2006, no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company IP that is owned (wholly or jointly with others) by any Acquired Corporation. Part 2.9(d) of the Disclosure Schedule accurately identifies as of the Agreement Date (and the Company has provided to Parent an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the since December 21, 2006 by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP by any Person or regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person by any of the Acquired Corporations or the Company IP. Part 2.9(d) of the Disclosure Schedule identifies any and all judgments, rulings, settlements and agreements issued or reached with respect to any settled or concluded claim or Legal Proceeding relating to Company IP that is owned (wholly or jointly with others) by any Acquired Corporation.

(e) To the Company’s Knowledge, none of the Acquired Corporations has ever infringed, misappropriated or otherwise violated any Intellectual Property or Intellectual Property Right of any other Person.

(f) No infringement, misappropriation or similar claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right is pending or, to the Company’s Knowledge, threatened against any of the Acquired Corporations or against any of the Company IP that is owned (wholly or jointly with others) by any Acquired Corporation.

(g) None of the Acquired Corporations has received any written notice or other written communication claiming that any Acquired Corporation may be infringing, misappropriating or otherwise violating, or has or may have infringed, misappropriated or otherwise violated, any Intellectual Property or Intellectual Property Rights of another Person, or offering a license to or suggesting that any Acquired Corporation may need a license to any Intellectual Property or Intellectual Property Rights of another Person.

(h) Each individual associated with the filing or prosecution of any Company IP that is owned (wholly or jointly with others) by any Acquired Corporation acted in compliance with his/her duty of candor and good faith requirements with all patent offices where the patents and patent applications that are owned (wholly or jointly with others) by any Acquired Corporation have been filed, including any duty to disclose to such an office all information that (i) is material to patentability, and (ii) known by the individual at any time during which the duty of candor and good faith requirements were applicable.

(i) Except as set forth in Part 2.9(i) of the Disclosure Schedule, (i) none of the Acquired Corporations, nor to the Company’s Knowledge, any other Person, is party to any agreements with Third Parties that materially limit or restrict use of the Company IP owned (wholly or jointly with others) by the Acquired Corporations or require any payments for such use; (ii) no other Person has received a covenant not to sue from any of the Acquired Corporations with respect to Company IP owned (wholly or jointly with others) by any of the Acquired Corporations, or has any proprietary, commercial, joint ownership, royalty or other ownership interest in the Company IP owned (wholly or jointly with others) by any of the Acquired Corporations or the goodwill associated therewith; (iii) none of the Acquired Corporations has entered into any Contract (A) granting any Person the right to defend against or to bring any infringement or other enforcement actions with respect to, or otherwise to enforce rights with respect to, any of the owned (wholly or jointly with others) Company IP or any Company IP that is exclusively licensed to any of the Acquired Corporations or (B) granting any Person the right to control the prosecution of any owned (wholly or jointly with others) Company IP or any Company IP that is exclusively licensed to any of the Acquired Corporations; and (iv) there are no existing Contracts, options, commitments, or rights with, of or to any Person to acquire or obtain any rights to any of the owned (wholly or jointly with others) Company IP or any Company IP that is licensed to any of the Acquired Corporations.

(j) Except as set forth in Part 2.9(j) of the Disclosure Schedule, there are no royalty, license fee, milestone and other payment obligations payable by or to any of the Acquired Corporations with respect to any of the Company IP that is owned (wholly or jointly with others) by any Acquired Corporation.

(k) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by any Acquired Corporation of its obligations hereunder, conflict or will conflict with, alter or impair, any of the Acquired Corporations’ rights in, to and under any Company IP or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any such Company IP or otherwise trigger any additional payment obligations with respect to any Company IP.

(l) The Acquired Corporations own or have a valid and enforceable licensed right to use all Company IP that is material to or necessary for the conduct of their businesses as currently conducted.

(m) No Acquired Corporation other than the Company owns or has any license or sublicense rights to any Company IP.

2.10 Contracts.

(a) For purposes of this Agreement, each of the following (and each Contract entered into after the date hereof that would have been required to be listed in Part 2.10(e) of the Disclosure Schedule if it had been entered into as of the date hereof) shall be deemed to constitute a “Material Contract”:

(i) any Company Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

(ii) any Company Contract: (A) relating to the employment of, or the performance of services by, any director, employee or consultant that requires payments of base salary (or compensation) in excess of $200,000 on an annual basis to any Person; (B) the terms of which obligate or may in the future obligate any of the Acquired Corporations to make any severance, termination or similar payment to any current or former employee; or (C) pursuant to which any of the Acquired Corporations is obligated to make any bonus or similar payment in excess of $50,000 to any current or former employee or director;

(iii) any Company Contract relating to the acquisition, disposition, transfer, development, licensing, sublicensing or sharing of any Intellectual Property Rights (except for: (A) any Company Contract pursuant to which (1) any Intellectual Property Rights are licensed to the Acquired Corporations under any third party software license generally available to the public; or (2) any Intellectual Property Rights are licensed by any of the Acquired Corporations to any Person on a non-exclusive basis; (B) non-disclosure agreements entered into by any Acquired Corporation; or (C) assignment of inventions agreements entered into between any Acquired Corporation and employees, consultants, contractors or service providers of any Acquired Corporation on the Acquired Corporations’ standard form assignment of inventions agreement);

(iv) any Company Contract which provides for indemnification of any current or former officer, director or employee;

(v) each Company Contract not to compete or otherwise restricting in any material respect the development, manufacture, marketing, distribution or sale of any products or services (including any Company Contract that requires any Acquired Corporation or any of its Affiliates to work exclusively with any Person in any particular area) or any other similar limitation on the ability of an Acquired Corporation or any of its Affiliates (including, after the Effective Time, Parent or any of its Affiliates) to transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time;

(vi) each Company Contract with any other Acquired Corporation, any director, officer or other Affiliate of any Acquired Corporation, and any current holder of capital stock of the Company or any Affiliate (other than any Person holding Company Warrants or incentive awards under any Company stock plan);

(vii) each Company Contract (A) requiring or otherwise involving the potential payment by or to an Acquired Corporation of more than an aggregate of $500,000 on an annual basis, (B) in which any Acquired Corporation has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate or (C) in which any Acquired Corporation has agreed to purchase a minimum quantity of goods relating to any product or product candidate or has agreed to purchase goods relating to any product or product candidate exclusively from a certain party;

(viii) each Company Contract for the disposition of all or any significant portion of the assets or business of any of the Acquired Corporations or for the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise);

(ix) each Company Contract for any joint venture, partnership, strategic alliance, collaboration, material research and development project or similar arrangement;

(x) each Company Contract (A) under which any Acquired Corporation has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any Person, or (B) providing for a security interest or other Encumbrance (other than any Permitted Encumbrance) in any material property or assets of any Acquired Corporation;

(xi) each Company Contract under which (A) any Person has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Acquired Corporation or (B) any Acquired Corporation has directly or indirectly guaranteed indebtedness for borrowed money, liabilities or obligations of any Person (other than another Acquired Corporation), in each case other than (1) endorsements for the purpose of collection in the ordinary course of business and (2) ordinary course Company Contracts relating to research and development of products;

(xii) except for Company Contracts covered by clause (ix) above, each Company Contract under which any Acquired Corporation has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than another Acquired Corporation;

(xiii) each material “single source” supply contract pursuant to which goods or materials are supplied to any Acquired Corporation from an exclusive source;

(xiv) each material Company Contract that relates to the Key Product not otherwise covered by the other clauses of this Section 2.10(a);

(xv) each material Company Contract that is not terminable by any Acquired Corporation (without penalty) on notice of ninety (90) days or less;

(xvi) each Company Contract (A)relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, or right of maintenance with respect to any securities, or (C) containing a put, call or right of first refusal pursuant to which any Acquired Corporation would reasonably be expected to be required to purchase or sell, or otherwise acquire or transfer, as applicable, any securities of any Person;

(xvii) each Company Contract that (A) requires or permits any Acquired Corporation (or any successor), or an acquirer of any Acquired Corporation, to make any payment to another Person as a result of a change of control of the Company, (B) gives another Person a right to receive or elect to receive such payment or (C) is subject to modification or termination as a result of a change of control of any Acquired Corporation; and

(xviii) each Company Contract that would prohibit or materially delay the consummation of the transactions contemplated by this Agreement or otherwise materially impair the ability of the Company to perform its obligations hereunder.

(b) Each Material Contract is valid, binding and in full force and effect, and, to the Company’s Knowledge, is enforceable in accordance with its terms by each Acquired Corporation party thereto, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. There is no Company Contract that includes a standstill provision or other provision prohibiting the acquisition of equity securities of any Acquired Corporation by a Third Party or of a Third Party by any Acquired Corporation other than nondisclosure agreements with potential acquirors of any Acquired Corporation.

(c) (i) None of the Acquired Corporations has, in any material respect, violated or breached, or committed any default under, any Material Contract; and (ii) to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract.

(d) To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a material violation or breach of any provision of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(e) Part 2.10(e) of the Disclosure Schedule lists all Material Contracts as of the Agreement Date. The Company has made available to Parent each Material Contract (including all amendments thereto).

2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, in each case which are required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts made available to Parent prior to the Agreement Date; and (d) liabilities and obligations under this Agreement.

2.12 Compliance with Legal Requirements.

(a) Each of the Acquired Corporations is, and at all times since December 31, 2008 has been, in compliance in all material respects with all applicable Legal Requirements. Since December 31, 2008, none of the Acquired Corporations has received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for violations or failures to comply which have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(b) Each of the Acquired Corporations is, and at all times since December 31, 2008 has been, in compliance in all material respects with all applicable Legal Requirements, other than Drug Laws (as to which compliance is addressed in paragraphs (b)-(o) of this Section 2.12). Since December 31, 2008, none of the Acquired Corporations has received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for violations or failures to comply which have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) Each of the Acquired Corporations that are subject to the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder, the Public Health Service Act, as amended, or similar Legal Requirements of any foreign jurisdiction (collectively, “Drug Laws”), is and at all times since December 31, 2008 has been in compliance in all material respects with all applicable requirements under all such Drug Laws, including those relating to “Good Laboratory Practices” (“GLP”), “Good Clinical Practices” and “Good Manufacturing Practices” (“GMP”) (as those terms are defined by the U.S. Food and Drug Administration (“FDA”)), adverse event reporting and recordkeeping.

(d) None of the Acquired Corporations has received any written notice from the FDA or any other Governmental Body alleging any violation of any Drug Law. None of the Acquired Corporations has received any: (i) written notices of inspectional observations (including those recorded on Form FDA 483), establishment inspection reports, warning letters, untitled letters; (ii) written notice of any intention to conduct an investigation or review; or (iii) other documents issued by the FDA or any other Governmental Body alleging a material lack of compliance with any Drug Law by any Acquired Corporation.

(e) Each preclinical test performed by or on behalf of the Acquired Corporations in support of human studies in connection with or as the basis for any submission to the FDA or other comparable Governmental Body, filed under an Investigational New Drug Application, Clinical Trial Application, or other foreign equivalent has been conducted in accordance, in all material respects, with applicable GLP requirements, including those contained in 21 C.F.R. Part 58.

(f) Each human clinical trial conducted by the Acquired Corporations, or to the Company’s Knowledge, by a Third Party on behalf of an Acquired Corporation, has been or is being conducted in material compliance with all applicable requirements of “Good Clinical Practice” and “Informed Consent” and “Institutional Review Boards” (as those terms are defined in FDA 21 C.F.R. Parts 50, 54, 56 and 312) and, where applicable, the provisions governing the privacy of patient medical records under the Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the United States Department of Health and

Human Services, and all similar provisions under applicable comparable foreign Drug Laws. Except as set forth in Part 2.12(f) of the Disclosure Schedule, none of the Acquired Corporations, nor, to the Company’s Knowledge, any Person under contract to any Acquired Corporation, has received any written notice that the FDA or any other Governmental Body or institutional review board has initiated, or threatened to initiate, any clinical hold or other action to suspend any clinical trial or to suspend or terminate any Investigational New Drug Application (or foreign equivalent thereto) sponsored by any Acquired Corporation, or otherwise restrict the preclinical research on or clinical study of any product candidate of the Acquired Corporations. Notwithstanding the foregoing, any representation is made only to the Company’s Knowledge with respect to activities by Third Parties to which an Acquired Corporation has transferred its regulatory obligations under the provisions of 21 C.F.R. Section 312.52 or any comparable foreign Drug Law.

(g) All clinical trials conducted by or on behalf of any Acquired Corporation and the results of all such clinical trials have been registered and disclosed to the extent required by and in accordance with all applicable Drug Laws.

(h) The manufacturing operations of each Acquired Corporation or, to the Company’s Knowledge, under contract to any of the Acquired Corporations, have been and are being conducted in accordance, in all material respects, with applicable current GMP.

(i) No product candidate manufactured, tested, distributed or held by any of the Acquired Corporations has been recalled, withdrawn, suspended or discontinued (whether voluntarily or otherwise). No proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any such product candidate or pre-market approvals are pending or, to the Company’s Knowledge, threatened, against any of the Acquired Corporations or any of their respective Affiliates, nor have any such proceedings been pending at any time. The Company has, prior to the execution of this Agreement, made available to Parent all information in its possession or control about adverse drug experiences, including information derived from clinical investigations prior to any market authorization approvals or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed or held by the Acquired Corporations or any of their licensors or licensees in the possession of the Acquired Corporations (or to which any of them has access). In addition, the Company (and each of the other Acquired Corporations, as applicable) has filed all annual and periodic reports, amendments and Investigational New Drug Safety Reports required for any of its product candidates required to be made to the FDA or any other Governmental Body.

(j) There are no proceedings pending or, to the Company’s Knowledge, threatened against any Acquired Corporation with respect to (i) a violation by any Acquired Corporation of any Drug Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of any Acquired Corporation.

(k) Part 2.12(k) of the Disclosure Schedule sets forth an accurate and complete listing as of the date hereof by study title and report number of all preclinical studies and clinical trials previously or currently undertaken or sponsored with respect to any product candidate of the Acquired Corporations in connection with or as the basis for any regulatory submission by or on behalf of the Acquired Corporations to the FDA or any other Governmental Body. Accurate and complete copies of all such data and reports made available to the Company with respect to the studies and trials listed in Part 2.12(k) of the Disclosure Schedule have been provided for review to Parent, and the Company has otherwise provided or made available for review all material preclinical and material clinical studies and trials and all other material information known to it regarding the efficacy and safety of such product candidates.

(l) No Acquired Corporation, nor any other Person on behalf of or for the benefit of any Acquired Corporation, is marketing, distributing, selling or otherwise commercializing any product, or previously has done so.

(m) The Acquired Corporations have delivered or made available to Parent all forms, licenses, reports, applications, material correspondence and material meeting minutes received from or sent to the FDA and any other similar Governmental Body, and all written reports of phone conversations, visits or other contact with the FDA and any other similar Governmental Body, relating to any product candidate of the Acquired Corporations or to compliance with any Drug Law, including any and all written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or comparable foreign Governmental Bodies.

(n) None of the Acquired Corporations, or any officer, employee or, to the Company’s Knowledge, agent of any Acquired Corporation, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed any act, made any statement, or failed to make any statement, that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Fact, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991). None of the Acquired Corporations or, to the Company’s Knowledge, any officer, employee or agent of any Acquired Corporation has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (i) debarment under 21 U.S.C. Section 335a or any similar state or federal law or (ii) exclusion from participating in the Federal health care programs under Section 1128 of the Social Security Act or any similar state or federal law.

(o) None of the Acquired Corporations, and no director, officer, agent or employee of any Acquired Corporation, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other Federal, foreign or state anti-corruption or anti-bribery law or requirement applicable to any of the Acquired Corporations.

2.13 Governmental Authorizations. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each of the Acquired Corporations is, and at all times since December 31, 2008 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since December 31, 2008, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements and are accurate and complete in all material respects. All Taxes shown on such Company Returns to be paid by the Acquired Corporations on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Agreement Date in accordance with GAAP, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the operation of the business of the Acquired Corporations in the ordinary course of business consistent with past practice.

(c) No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax.

(e) There are no liens for Taxes upon any of the assets of any Acquired Corporation except liens for current Taxes not yet due and payable.

(f) None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g) There is no agreement, plan, arrangement or other Contract covering any Company Associate that, considered individually or considered collectively with any other such Contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. None of the Acquired Corporations is a party to any Contract, nor does it have any obligations (current or contingent), to compensate any person for excise Taxes paid pursuant to Section 4999 of the Code.

(h) No written claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that such Acquired Corporation is or may be subject to taxation by that jurisdiction.

(i) There is no Company Contract relating to allocating or sharing of Taxes. No Acquired Corporation: (i) is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any portion of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); or (ii) is a party to or bound by any Contract providing for payments by such Acquired Corporation with respect to any amount of Taxes of any other Person.

(j) No Acquired Corporation has participated, or is currently participating, in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Legal Requirement.

(k) All of the Acquired Corporations have duly and timely withheld, collected, paid and reported to the proper Governmental Bodies all Taxes required to have been withheld, collected, paid or reported.

(l) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings with respect to Taxes have been entered into or issued by any Governmental Body with respect to any of the Acquired Corporations.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule lists all employee pension benefit plans (as defined in Section 3(2) of ERISA), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code, and other similar material benefit plans, programs, Contracts, arrangements or policies (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), formal or informal, written or otherwise, as amended, modified or supplemented, for the benefit of, or relating to, any foreign or domestic former or current employee, officer, director, independent contractor or consultant (or any of their beneficiaries) of any Acquired Corporation or any other Entity (whether or not incorporated) which is a member of a controlled group which includes any of the Acquired Corporations or which is under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b) of ERISA, as well as each plan, program, Contract, arrangement or policy with respect to which any of the Acquired Corporations would reasonably be expected to have liability, with specific disclosure of any plan that has ever involved, or would reasonably be expected to involve, such liability under Title IV of ERISA or Section 412 of the Code (collectively, the “Company Employee Plans”). The Company has made available to Parent copies of (i) each such written Company Employee Plan (or a written summary of an unwritten plan), including all amendments thereto and all related trust agreements, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each Company Employee Plan, summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants; (ii) the three (3) most recent annual reports on Form 5500 series, with accompanying schedules and attachments, required to be filed with respect to each Company Employee Plan required to make such a filing; (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA; (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing; (v) the most recent favorable determination letters issued for each Company Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination); (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iv) or (v) above are not required under ERISA; and (vii) all correspondence between the Internal Revenue Service or the Department of Labor and the Company or any of the other Acquired Corporations.

(b) (i) None of the Company Employee Plans promises or provides retiree or other post-termination medical or other retiree or post-termination welfare benefits to any person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) to the Company’s Knowledge, no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has engaged in a transaction with respect to any Company Employee Plan which would reasonably be expected to subject any of the Acquired Corporations, directly or indirectly, to a Tax, penalty or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) to the Company’s Knowledge, no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iv) all Company Employee Plans have been established and maintained substantially in accordance with their terms and have been operated in compliance in all material respects with all applicable Legal Requirements, and may by their terms be amended or terminated at any time without the consent of any other Person, subject to applicable Legal Requirements and the terms of each Company Employee Plan, and each of the Acquired Corporations has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Company Employee Plan, and the Company has no Knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to such plan’s qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), and, to the Company’s Knowledge, nothing has occurred since the issuance of such letter which may reasonably be expected to impair such favorable determination or otherwise impair the qualified status of such plan; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof); (vii) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred for which there is any material outstanding liability to any Acquired Corporation nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day notice requirement has not been waived; and (viii) none of the Acquired Corporations has incurred or reasonably expects to incur any liability under Title IV of ERISA including any liability arising out of or resulting from an event described in Section 4062, 4063 or 4041 of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course).

(c) Except as set forth in the Company SEC Documents: (i) none of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code)

or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 2011, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement, either alone or in combination with any other event (such as a termination of employment), will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee; (iv) no person will be entitled to any severance benefits or the acceleration of any options or other equity-based award under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement; and (v) none of the Acquired Corporations will be denied an income tax deduction pursuant to Section 162(m) or 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement.

(d) Except as set forth in the Company SEC Documents: (i) there are no controversies pending or, to the Knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective employees; (ii) none of the Acquired Corporations is in breach of any collective bargaining agreement or other labor union contract applicable to persons employed by any of the Acquired Corporations, nor does the Company have any Knowledge of any activities or proceedings of any labor unions to organize any employees, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of any of the Acquired Corporations; (iii) none of the Acquired Corporations is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against any of them before the National Labor Relations Board; and (iv) each of the Acquired Corporations has materially complied with all Legal Requirements applicable to employees, including those relating to employment discrimination, disability rights or benefits, equal opportunity, plant closure and other employee protections such as those provided under the Federal Worker Adjustment Retraining and Notification Act, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, immigration and the classification of employees and independent contractors.

(e) Neither the consideration nor implementation of the transactions contemplated under this Agreement, either alone or in combination with any other event (such as a termination of employment), will increase: (i) the obligation of any Acquired Corporation to make contributions or any other payments to fund benefits accrued under the Company Employee Plans; or (ii) the benefits accrued or payable with respect to any participant under the Company Employee Plans. Each of the Company Employee Plans may be amended or terminated at any time by action of the plan sponsor’s board of directors, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the Company Employee Plan and compliance with applicable Legal Requirements.

2.16 Real Property; Leasehold. None of the Acquired Corporations own any real property or any interest in any real property, except for the leaseholds created under the real property leases identified in Part 2.16 of the Disclosure Schedule (“Leases”). The Company is the sole holder of a good, valid and subsisting leasehold interest in each Lease free and clear of Encumbrances other than Permitted Encumbrances.

2.17 Environmental Matters. Except as described in Part 2.17 of the Disclosure Schedule: (a) the Acquired Corporations are, and since September 30, 2007 have been, in compliance with all applicable Environmental Laws in all material respects; (b) between September 30, 2007 and the Agreement Date, no Acquired Corporation has received from any Governmental Body any written notice that it is liable for any contamination by Hazardous Substances at any site containing Hazardous Substances generated, transported, stored, treated or disposed of by an Acquired Corporation, except for notices of liability that have been cured, notices that have been withdrawn or are no longer pending; and (c) neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of any Governmental Body, pursuant to any applicable Environmental Law.

2.18 Insurance. Since December 31, 2008, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation, nonrenewal or rescission of or any attempt to void or invalidate any insurance policy; (b) denial, reservation of right(s) to deny, rejection or attempted recoupment of any material claim under any insurance policy; or (c) material adjustment in the amount, basis or type of premium, deductibles, retentions or coinsurance with respect to any insurance policy. All information provided to insurers (in applications, in connection with actual or potential claims and otherwise) on behalf of each of the Acquired Corporations is accurate and complete to the extent that the failure of such information to be accurate and complete would entitle the applicable insurer to cancel the insurance policy procured on the basis of or in reliance on such information, reduce the scope of coverage under such policy, increase the premiums payable by the Acquired Corporations or otherwise take any action adverse to any of the Acquired Corporations in any material respect. The Company has provided timely written notice to the appropriate issuer(s) of each Legal Proceeding pending or threatened in writing against any of the Acquired Corporations in the format and within the time period required by the insurance policy or policies in question and governing law, and no such insurer has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed in writing to any of the Acquired Corporations of its intent to do so. The Company has made available to Parent accurate and complete copies of all insurance policies (or, if such insurance policies have not yet been issued, binders of insurance) insuring the Acquired Corporations for which the policy period has not yet ended; provided, however, that the Company has obtained, but has not made available to Parent, the insurance policies with respect to clinical sites as required by any Company Contract. All such insurance policies are in full force and effect, all premiums thereon have been timely paid or, if not yet due, accrued. There are no material claims asserted by or on behalf of the Acquired Corporations that are currently pending under any insurance policies regardless of the policy period.

2.19 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Company’s Knowledge, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Company Associate (in his or her capacity with the Acquired Corporations as such) or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges or that, if decided adversely to any Acquired Corporation, would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated hereby. To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Company’s Knowledge, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.20 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.21 Non-Contravention; Consents.

(a) Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of: (A) the certificate of incorporation, bylaws or other charter or organizational documents of any Acquired Corporation; or (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any material portion of the assets owned or used by any of the Acquired Corporations, is subject (except in each case pursuant to: (A) the HSR Act or any applicable foreign Legal Requirement relating to antitrust or competition matters; or (B) existing rights of stockholders under the DGCL);

(iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Material Contract; (B) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (C) accelerate the maturity or performance of any Material Contract; or (D) cancel, terminate or modify any term of any Material Contract, except in each case where the contravention of, conflict with, or violation or breach of any such provision, or the giving to any Person of such rights, would not, individually or in the aggregate, have a Company Material Adverse Effect; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for Permitted Encumbrances).

(b) Except as may be required by the Exchange Act, the DGCL and the HSR Act, none of the Acquired Corporations was, is or will be required to make any filing with, give any notice to or obtain any Consent from any Person in connection with (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.22 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the Agreement Date, no present or former officer or director of any Acquired Corporation or any Person beneficially owning 5% or more of the shares of Company Common Stock or any other Affiliate, and no family member of any such Person, is a party to any loan, lease or other Company Contract or has engaged in any transaction with any of the foregoing within the three years preceding the Agreement Date.

2.23 Fairness Opinion. The Company Board has received the written opinion of Merrill Lynch Pierce, Fenner & Smith Incorporated, financial advisor to the Company, dated as of the Agreement Date and addressed to the Company Board, to the effect that subject to the limitations, qualifications and assumptions set forth therein, the Per Share Merger Price is fair, from a financial point of view, to the stockholders of the Company. As soon as practicable after the Agreement Date, the Company shall provide Parent with a complete copy of such written opinion of such financial adviser.

2.24 Financial Advisor. Except for Merrill Lynch Pierce, Fenner & Smith Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion, success, transaction or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations.

2.25 Inapplicability of Anti-Takeover Statutes. The restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other transactions contemplated hereby and thereby. No other state takeover statute or similar Legal Requirement applies or purports to apply to this Agreement, the Voting Agreements, the Merger or the other transactions contemplated hereby or thereby.

2.26 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND

MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Valid Existence. Parent and Merger Sub are corporations validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by Parent of this Agreement has been duly authorized by any necessary action on the part of Parent and its board of directors. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Merger Sub of this Agreement has been duly authorized by any necessary action on the part of Merger Sub and its board of directors (subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption shall occur immediately after the execution and delivery of this Agreement by the parties hereto). This Agreement constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger or any of the other transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time): (a) result in a violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

3.4 No Legal Proceedings Challenging the Merger. As of the Agreement Date: (a) there is no Legal Proceeding pending against Parent or Merger Sub challenging the Merger; and (b) to Parent’s knowledge, no Legal Proceeding has been threatened against Parent or Merger Sub challenging the Merger.

3.5 Activities of Merger Sub. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

3.6 Financing. Parent has available to it as of the Agreement Date and will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all shares of Company Common Stock outstanding at the Effective Time.

3.7 Information Supplied. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.8 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article II or in any certificate delivered by the Company pursuant to this Agreement, Parent and Merger Sub hereby acknowledge and agree that none of the Acquired Corporations, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Acquired Corporations or their respective business or operations, including with respect to any information provided or made available to the Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives or any other Person in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

3.9 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Acquired Corporations by Parent and Merger Sub and their respective Affiliates and Representatives, Parent and Merger Sub and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Acquired Corporations and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Corporations and their business and operations. Parent and Merger Sub hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar; (b) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) none of the Acquired Corporations, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE IV.

COVENANTS

4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Corporations’ Representatives, books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Merger. Information obtained by Parent or Merger Sub pursuant to this Section 4.1 will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 4.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (ii) result in a violation of applicable Legal Requirements; or (iii) result in a loss of the attorney-client privilege or work product doctrine of the Company or any of its Subsidiaries; provided, that with respect to clauses (i) through (iii) of this Section 4.1, (A) the Company shall use commercially reasonable efforts to (1) obtain the consent of any Third Party required to provide such access or disclosure, or (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company, and (B) any information that otherwise would be withheld shall be provided to outside legal counsel to Parent to the extent required to comply with applicable Legal Requirements, including antitrust Legal Requirements; and, provided further, that prior to the Company disclosing any information that legal counsel to the Company reasonably believes would result in a loss of the attorney-client privilege or work product doctrine, Parent and the Company will enter into a mutually acceptable common interest agreement. No investigation pursuant to this Section 4.1 or by Parent or its Representatives at any time prior to or following the Agreement Date shall affect or be deemed to modify any representation or warranty made by the Company herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

4.2 Operation of the Company’s Business.

(a) Except: (i) as expressly required or permitted by this Agreement; (ii) as required by applicable Legal Requirements; (iii) as set forth in Part 4.2(a) of the Disclosure Schedule; or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall: (A) ensure that each of the Acquired Corporations conducts its business (1) in the ordinary course and consistent with past practices and (2) in material compliance with all applicable Legal Requirements and Material Contracts; (B) ensure that each of the Acquired Corporations uses commercially reasonable efforts to preserve intact its material assets, properties, Contracts and Consents and its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, licensors, licensees, regulators and other Persons having business relationships with such Acquired Corporation; and (C) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all material assets of the Acquired Corporations.

(b) Without limiting Section 4.2(a), except: (i) as expressly required or permitted by this Agreement; (ii) as required by applicable Legal Requirements; (iii) as set forth in Part 4.2(b) of the Disclosure Schedule; or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall not, and shall not authorize any of the other Acquired Corporations to:

(i) amend the Company Charter Documents;

(ii) (A) directly or indirectly issue, sell or grant any shares of any class of securities or other Equity Interests of the Company or any of its Subsidiaries (the “Company Securities”), or any call, right, warrant or option to acquire any Company Securities, or any instrument convertible into or exchangeable for any Company Securities, provided that the Company may (1) issue shares of Company Common Stock pursuant to the ESPP or upon the exercise or settlement of Company Warrants, Company Options or Company Restricted Stock Awards that are outstanding on the Agreement Date in accordance with their terms, and (2) adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company stockholders in connection therewith; provided, that any such shareholder rights plan exempts (x) Parent and its Affiliates from being deemed an “acquiring person” (or any similar term) thereunder and (y) the Merger and any other acquisition by Parent or Merger Sub of any Company Securities from triggering any “flip-over,” “flip-in” or exchange rights provided thereunder; (B) redeem, purchase or otherwise reacquire any outstanding Company Securities, except pursuant to the ESPP or in connection with the exercise or settlement of Company Warrants,

Company Options or Company Restricted Stock Awards that are outstanding on the Agreement Date in accordance with their terms; (C) split, combine or reclassify any Company Securities; or (D) except as required by applicable Legal Requirements or as contemplated by the terms of this Agreement, amend or otherwise modify any of the terms of any outstanding Company Option or Company Restricted Stock Award;

(iii) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Common Stock or any capital stock of any of the Company’s Subsidiaries;

(iv) form any subsidiary, acquire any Equity Interest, make, by contribution to capital, property transfers, purchase of securities or otherwise, any investment (other than investments in marketable securities and cash equivalents) in any Person other than a wholly-owned Subsidiary in the ordinary course of business and consistent with past practice, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction; or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) sell, license, sublicense, pledge, dispose of or lease any right or other asset to any Person, except in each case for assets: (A) acquired, licensed, sublicensed, leased or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company;

(vi) lend money to any Person (other than advances to its employees in the ordinary course of business and consistent with past practice);

(vii) incur, guarantee or otherwise become liable for any indebtedness (or enter into a “keep well” or similar agreement), including through borrowings under any of the Company’s existing credit facilities, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation, except for debt incurred in the ordinary course of business on commercially reasonable arm’s-length terms (and in any event, subject to prepayment without notice, premium or penalty) under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, which shall not exceed $5,000,000 in the aggregate;

(viii) (A) enter into, establish, adopt, terminate or amend any Company Employee Plan or the ESPP (or any plan, program or arrangement that would be a Company Employee Plan if it were in existence on the date of this Agreement), except that the Company may amend the Company Employee Plans to the extent required by applicable Legal Requirements and may amend the ESPP as and to the extent contemplated hereunder; (B) pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation) or remuneration payable to, any of its employees, former employees, consultants, former consultants or directors, except that the Company may provide any routine salary increases to its employees in the ordinary course of business and consistent with past practice and in connection with the Company’s customary employee review process and may make customary bonus and profit-sharing payments in accordance with plans or arrangements existing on the Agreement Date (to the extent complete and accurate copies of such plans or arrangement have been provided by the Company to Parent); (C) hire any employee at the level of vice president or above or with an annual base salary in excess of $200,000, except (1) for employees hired pursuant to offers of employment outstanding on the Agreement Date or (2) in order to fill a position vacated after the Agreement Date to the extent necessary to fulfill an essential function and only on commercially reasonable terms permitting termination without penalty upon thirty (30) days’ notice or less, or retain any independent contractor, or, except in the ordinary course of business, terminate the employment or services of any director, officer, employee or consultant; (D) except as required by any Contract in effect on the Agreement Date (a complete and accurate copy of which has been provided by the Company to Parent), grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer, employee, consultant or former employee or consultant; (E) take any action to accelerate the vesting or payment of any compensation or benefit under any

Company Employee Plan except as provided in Section 1.6 of this Agreement; (F) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plan; or (G) induce or attempt to induce, any director, officer, employee or consultant of any Acquired Corporation, whether directly or indirectly, to terminate his or her employment or service to any Acquired Corporation;

(ix) make any material changes to its methods of accounting or accounting practices, except as required by GAAP or SEC rules and regulations;

(x) commence, settle, compromise or otherwise resolve any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement;

(xi) (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Legal Requirements), settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return, or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xii) make any capital expenditure other than in the ordinary course of business and to the extent not exceeding $250,000 in the aggregate; provided, that no capital expenditures shall be made involving the purchase of real property;

(xiii) (A) enter into or terminate (other than expiration in accordance with its terms) any Material Contract or other Contract that would constitute a Material Contract if entered into as of the date of this Agreement, (B) modify or amend or renew (other than renewal in accordance with its terms and in the ordinary course of business consistent with past practice), or waive any material right or remedy under, any Material Contract; (C) enter into or extend the term or scope of any Contract that explicitly restricts the right or ability of the Company, or any of its Subsidiaries or Affiliates, to compete with any Person, transact business with any other Person or operate in any geographic area; (D) enter into any Contract that would be breached by, or require the consent of any Third Party in order to continue in full force following, consummation of the Merger, or (E) enter into any Contract with any stockholder of the Company or Affiliate (other than the Company) of any such stockholder;

(xiv) (A) fail to pay any required filing, prosecution, maintenance, or other fees, or otherwise fail to make any document filings or payments required to maintain any Company IP in full force and effect or to diligently prosecute applications for registration of Company IP; (B) sell, assign, license, sublicense, pledge, impair, abandon, fail to maintain, transfer or otherwise dispose of any right, title or interest of any Acquired Corporation in any Company IP; (C) grant, extend, amend, waive, cancel or modify any rights in or to the Company IP; or (D) divulge, furnish to or make accessible any trade secrets or know-how within Company IP to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such trade secrets or know-how;

(xv) other than in the ordinary course of business, (A) enter into any new insurance policy (other than an insurance policy replacing an existing policy and containing substantially similar terms as such existing policy), or (B) amend or cancel any insurance policies (except if the canceled policy is replaced by a policy containing substantially similar terms to such canceled policy);

(xvi) approve, adopt, permit or agree to any reduction in the then applicable exercise or conversion price of any Company Warrant or any increase in the number of shares of Company Common Stock issuable upon exercise or conversion thereof;

(xvii) take any action that (A) would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any Governmental Authorization necessary to consummate the Merger or the expiration or termination of any applicable waiting period, or (B) would be reasonably expected to increase in any material respect the risk of any Governmental Body entering an order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) prohibiting or impeding the consummation of the Merger; or

(xviii) authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

4.3 Company Stockholder Meeting.

(a) As soon as practicable after the Agreement Date (and, in any event, subject to Parent’s obligations in the immediately following sentence, within fifteen (15) Business Days thereafter), the Company shall prepare and file with the SEC a proxy statement (collectively, as amended or supplemented, the “Proxy Statement”) that will be provided to the Company’s stockholders in connection with solicitation of proxies for use at the meeting of the Company’s stockholders called to vote upon the Merger and the adoption of this Agreement (the “Company Stockholders Meeting”). Parent and Merger Sub, as the case may be, shall furnish all information concerning Parent and Merger Sub (and their respective Affiliates, if applicable) as the Company may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Legal Requirements, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its respective Representatives for use in the Proxy Statement if and to the extent that such information contains any untrue statement of material fact or omits to state a material fact required to be stated therein, or to the extent necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Legal Requirements. The Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Merger Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel (it being understood that Parent, Merger Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement.

(b) The Company shall, as soon as practicable after the Agreement Date, in accordance with applicable Legal Requirements and the Company Charter Documents, duly call, give notice of, set a single record date for, and convene and hold the Company Stockholders Meeting. The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in accordance with applicable Legal Requirements. Unless a Change in Company Board Recommendation shall have occurred, the Company shall use its reasonable best efforts to solicit from the Company’s stockholders proxies in favor of the adoption of this Agreement and shall take any other reasonable measures to secure the Required Stockholders Vote. Once the Company Stockholders Meeting has been noticed and called, any postponement or adjournment of the Company Stockholders Meeting shall require the prior written consent of the Parent other than in the event that (i) such postponement or adjournment is advisable to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company and its counsel reasonably determine is necessary under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (ii) such postponement or adjournment is required to obtain the Required Stockholder Vote or (iii) the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable Legal Requirements; provided, that, if the Company Stockholders Meeting is postponed or adjourned pursuant to clause (i), (ii) or (iii) above to a date that is later than three (3) Business Days prior to the Outside Date, then the Outside Date shall be extended until the third (3rd) Business Day after the date to which the Company Stockholders Meeting has been postponed or adjourned. Notwithstanding the foregoing, Parent may require the Company to adjourn or postpone the Company Stockholders Meeting one time (for a period of not more than fifteen (15) days but not past the date that is two (2) Business Days prior to the Outside Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the Merger, which have not been withdrawn, such that the condition in Section 5.1(a) will be satisfied at such meeting. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent, unless required to do so by applicable Legal Requirements or the Company Charter Documents. Unless this Agreement is validly terminated in accordance with Section 6.1, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting even if the Company Board shall have effected a Change in Company Board Recommendation. During the last seven (7) Business Days prior to the date of the Company Stockholders Meeting, the Company shall, upon the reasonable request of Parent and at reasonable intervals, advise Parent as to the aggregate tally of proxies received by the Company with respect to the Required Stockholder Vote. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Legal Requirements to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) which the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

4.4 No Solicitation by the Company; Other Offers.

(a) Subject to Section 4.4(b), from the Agreement Date until the Effective Time or, if earlier, the date on which this Agreement is terminated pursuant to Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly through another Person: (i) solicit, initiate or knowingly encourage, knowingly induce or knowingly take any other action which would reasonably be expected to lead to, the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) enter into, continue or participate in any discussions or any negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to the making, submission or announcement of, any Acquisition Proposal; (iii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry that would reasonably be expected to lead to the making, submission or announcement of an Acquisition Proposal; (iv) approve or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (v) resolve or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal. The Company shall promptly deny access to any data room (whether virtual or actual) containing any confidential information previously furnished to any Third Party relating to the consideration of any Acquisition Proposal by any such Third Party.

(b) Notwithstanding anything in this Section 4.4 to the contrary, at any time prior to the adoption of this Agreement by the Required Stockholder Vote, in response to an unsolicited written Acquisition Proposal made after the date of this Agreement in circumstances not involving a material breach of this Agreement that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes, or would reasonably be expected to result in, a Superior Proposal, the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside legal counsel) that failure to take such action would reasonably be expected to constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under applicable Legal Requirements: (i) furnish information (including by providing access to a data room, whether virtual or actual) with respect to the Acquired Corporations to the Person making such Acquisition Proposal (and such Person’s Representatives); provided, however, that all such information shall have been previously provided to Parent or is provided to Parent at substantially the same time that it is provided by the Company to such Person; and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal; and provided further, that, prior to taking any of the actions described in clauses (i) or (ii) above, the Company and such Person enter into a confidentiality agreement in customary form that is no less favorable in the aggregate to the Company than the Confidentiality Agreement.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) after receipt, notify Parent of any Acquisition Proposal, inquiry or request relating to an Acquisition Proposal or request for non-public information relating to an Acquisition Proposal and, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal, inquiry or request and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person that describe the material terms and conditions of such proposal, inquiry or request), and (i) promptly (and, in any event, within three (3) hours) after the meeting of the Company Board to consider such Acquisition Proposal, shall notify Parent as to whether the Company intends to participate or engage in discussions or negotiations with, or furnish nonpublic information to, such Person; (ii) shall keep Parent informed of all material developments affecting the status and terms of any such proposals, inquiries and requests and (iii) shall promptly provide Parent with copies of any additional written materials that describe the material terms and conditions of such proposal, inquiry or request.

(d) The Company Board shall not: (i) fail to make the Company Board Recommendation to the Company’s stockholders (including through any failure to include the Company Board Recommendation in the Proxy Statement); (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; (iii) in the event that an Acquisition Proposal is publicly announced or disclosed, fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent’s written request; (iv) adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal or publicly propose to adopt, approve or recommend, or otherwise declare advisable the adoption of, any Acquisition Proposal; or (v) resolve to take any such actions (each such foregoing action or failure to act in clauses “(i)” through “(v)” being referred to as a “Change in Company Board Recommendation”). Notwithstanding the foregoing, the Company Board may, at any time prior to the adoption of this Agreement by the Required Stockholder Vote, take any of the actions set forth in Sections 4.4(d)(i)-(iii) below; provided, however, that prior to taking any such action the Company complies with Section 4.4(e) of this Agreement:

(i) effect a Change in Company Board Recommendation in response to an unsolicited bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn if the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements and the Company Board concludes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, that such Acquisition Proposal constitutes a Superior Proposal;

(ii) effect a Change in Company Board Recommendation if the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; and

(iii) terminate this Agreement pursuant to Section 6.1(h) and enter into a Company Acquisition Agreement, but only if the Company receives an unsolicited, bona fide written Acquisition Proposal in circumstances not involving a material breach of this Agreement that is not withdrawn that the Company Board concludes in good faith, after consultation with outside legal counsel and the Company’s financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside legal counsel, that the failure to enter into such definitive agreement would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements.

(e) Notwithstanding anything to the contrary set forth in Section 4.4(d), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 4.4(d)(i) or Section 4.4(d)(ii); or (ii) terminate this Agreement and enter into any Company Acquisition Agreement pursuant to Section 4.4(d)(iii), unless: (A) the Company shall have first provided prior written notice to Parent that it is prepared to (1) make a Change in Company Board Recommendation (a “Recommendation Change Notice”) or (2) terminate this Agreement pursuant to Section 6.1(h) in response to a Superior Proposal (a “Superior Proposal

Notice”), which notice shall, if the basis for the proposed action by the Company Board is not related to a Superior Proposal, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); (B) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with) Parent in making adjustments to the terms and conditions of this Agreement; and (C) Parent does not make, within three (3) Business Days after the receipt of such notice, a proposal that would, in the good faith judgment of the Company Board (after consultation with outside legal counsel and, in the case of a Superior Proposal, the Company’s financial advisor), cause such events, facts and circumstances to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the Acquisition Proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. Any material changes with respect to such events, facts or circumstances mentioned above, or material changes to the financial terms of such Superior Proposal, as the case may be, occurring prior to the Company’s effecting a Change in Company Board Recommendation in accordance with the terms hereof or terminating this Agreement pursuant to Section 6.1(h) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new three (3) Business Day period in which to negotiate.

(f) Nothing contained in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from: (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside legal counsel, failure to so disclose would reasonably be expected to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; provided, however, that this Section 4.4(f) shall not affect the obligations of the Company and the Company Board and the rights of Parent and Merger Sub under Sections 4.4(d) and 4.4(e) of this Agreement, to the extent applicable to such disclosure (it being understood that any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change in Company Board Recommendation).

4.5 Reasonable Best Efforts.

(a) Each party shall make or cause to be made, in cooperation with the other parties and to the extent applicable and as promptly as practicable (and in any event within ten (10) Business Days): (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger; and (ii) all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Bodies under any other antitrust, competition, trade regulation, or other Legal Requirements relating to the Merger (except as otherwise expressly provided herein). Each party shall use its reasonable best efforts to: (A) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice, U.S. Federal Trade Commission or any other Governmental Body; (B) act in good faith and reasonably cooperate with the other party in connection with any investigation by any Governmental Body; (C) furnish to each other all information required for any filing, form, declaration, notification, registration and notice, subject to advice of such party’s antitrust counsel; and (D) take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any foreign antitrust, competition or similar Legal Requirements. In connection with the foregoing: (1) whenever possible, each party shall give the other party reasonable prior notice of any communication with, and any proposed understanding or agreement with, any Governmental Body regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed communication, understanding or agreement with any Governmental Body with respect to the Merger, subject to advice of such party’s antitrust counsel; (2) where reasonably practical, none of the parties hereto shall independently participate in any meeting or conversation, or engage in any substantive conversation with any Governmental Body in respect of any filings or inquiry without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, the opportunity to attend or participate; (3) if one party is prohibited by applicable Legal Requirements or by the applicable Governmental Body from participating in or attending any meetings, conferences or conversations, the attending party shall keep the other reasonably apprised with respect thereto; and (4) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any antitrust laws. Without limiting the foregoing, but subject to Section 4.5(b) and Section 4.5(c), the Company and Parent shall each use its reasonable best efforts to eliminate impediments under any antitrust law that may be asserted by any Governmental Body so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date).

(b) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Legal Requirements or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Merger; provided, however, that in no event shall Parent or Merger Sub be obligated to, and the Company shall not, without the prior written consent of Parent, agree to or proffer any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain any consents contemplated by this Section 4.5(b).

(c) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 4.5 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 6.1 so long as such party has up to then complied in all material respects with its obligations under this Section 4.5, or (ii) require Parent to offer, accept or agree to (A) dispose of or hold separate, or cause any of its Subsidiaries to dispose of or hold separate, any part of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries), (B) not compete in any geographic area or line of business, (C) restrict, prohibit or limit the ownership or operation by Parent or any of its Subsidiaries of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates in any part of the world, (D) divest, or cause any of its Subsidiaries to divest, any shares of Company Common Stock, or (E) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including the right to vote any shares of Company Common Stock acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the Company’s stockholders.

4.6 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 4.4, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated hereby and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Legal Requirements, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

4.7 Director and Officer Liability.

(a) During the period beginning on the Closing Date and ending on the sixth (6th) anniversary thereof, Parent shall cause the Company or Surviving Corporation, as the case may be, to the extent permitted by applicable Legal Requirements, to: (i) indemnify, defend and hold harmless all past and present directors and officers of the Acquired Corporations as of the Effective Time (such Persons, “Indemnified Persons”), against any costs or expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to such Indemnified Persons to the same extent such persons are indemnified or have the right to advancement of expenses as of the Agreement Date by the Company pursuant to the Company Charter Documents and the indemnification agreements of the Company in existence on the date hereof with any directors and officers of the Company; and (ii) include and cause to be maintained in effect in the Company or the Surviving Corporation’s (or any successor’s), as the case may be, charter and bylaws the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents. If the Company or the Surviving Corporation, as the case may be, or any of their respective successors or assigns: (A) shall consolidate with or merge into any other corporations or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.7.

(b) The Company shall, prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on terms and conditions no less advantageous to the Indemnified Persons than the existing directors’ and officers’ liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Merger.

4.8 Notification of Certain Events. Each of the Company and Parent shall, as promptly as reasonably practicable, notify the other:

(a) upon becoming aware that any representation or warranty made by it in this Agreement was at the time made untrue or inaccurate in any material respect or has become untrue or inaccurate in any material respect, or of any failure of such Person to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or the conditions to the obligations of the other party to consummate the Merger, or the remedies available to the parties hereto;

(b) to the extent the Company or Parent, as the case may be, has Knowledge of such notice or communication, of any written communication from any Person alleging that the consent of such Person is required in connection with the Merger;

(c) without limitation of the parties’ respective obligations under Section 4.5, of any written communication from any Governmental Body related to this Agreement, the Merger or the other transactions contemplated hereunder;

(d) of any Legal Proceedings commenced and served on the Company or, to its Knowledge, threatened in writing against the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, (i) if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement, or (ii) relates to this Agreement or the transactions contemplated hereunder; and

(e) any event, condition, fact or circumstance (i) that would make the timely satisfaction of any of the conditions set forth in Article V impossible or unlikely or (ii) that has had or would reasonably be expected to have a Company Material Adverse Effect.

4.9 Shareholder Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 6.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement or the Merger and shall keep Parent reasonably informed regarding any such shareholder litigation; and (b) the Company shall control such defense and this Section 4.9 shall not give Parent the right to direct such defense; provided, however, that no settlement of such litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

4.10 Rule 16b-3. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated in this Agreement and any other dispositions of equity securities of the Company (including any derivative securities) or acquisitions of equity securities of Parent by each individual (including directors by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.11 Employee Matters.

(a) For purposes of this Section 4.11: (i) the term “Covered Employees” shall mean employees who are actively employed by the Company or its Subsidiaries at the Effective Time; and (ii) the term “Continuation Period” shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) Base Compensation. For the Continuation Period, Parent shall provide, or shall cause the Surviving Corporation to provide to each Covered Employee, an annual base salary or hourly rate of pay that is no less than the base salary or hourly rate of pay that such Covered Employee received from the Company immediately prior to the Effective Time.

(c) Bonuses During Continuation Period. During the Continuation Period, Parent shall, or shall cause its Subsidiaries to, provide each Covered Employee with an annual cash bonus opportunity that is at least substantially comparable to those offered by the Company immediately before the Effective Time at target base salary multiples (or other target amounts) that are no less favorable than the target base salary multiples or other targets in effect for such Covered Employee during 2012, but with payment based on achievement of performance criteria determined by Parent and applicable generally to similarly situated or comparable employees of Parent and its Subsidiaries in a consistent and good faith manner during the Continuation Period.

(d) Benefit Plans. During the Continuation Period, Parent shall maintain or cause the Surviving Corporation to maintain employee benefit plans, programs, policies and arrangements for Covered Employees that are substantially similar in the aggregate to the Company Employee Plans identified on Part 2.15(a) of the Disclosure Schedule (other than the bonus plans described in Sections 4.11(c) above, equity compensation and other, long-term incentives, change in control, retention, transition, stay or similar arrangements) that were in effect immediately prior to the Effective Time.

(e) Crediting of Payments. In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy or arrangement of the Parent or Surviving Corporation (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan; and (ii) provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the employee benefit plan Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(f) Service Crediting. As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation to recognize, all service of each Covered Employee prior to the Effective Time, to the Acquired Corporations (as well as predecessor entities of the Company or any of its Subsidiaries) for vesting and eligibility purposes (but not for benefit of accrual purposes, except for vacation and severance, as applicable); for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any: (i) employer contributions under any Parent 401(k) plan; or (ii) Parent retiree medical program or other retiree welfare benefit program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 4.11(f) result in any duplication of benefits for the same period of service.

(g) ESPP. Prior to the Effective Time, if permitted pursuant to the terms of the ESPP, the Company shall take all actions that may be necessary to: (i) cause the exercise (as of the last Business Day prior to the Closing Date) of each outstanding purchase right under the ESPP, and make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP; and (ii) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that such exercise of outstanding purchase rights, and the cessation of further offering and purchase periods, shall be conditioned upon the consummation of the Merger. On the fifth (5th) Business Day prior to the Closing Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP. Each share of Company Common Stock purchased under the ESPP shall be automatically converted into the right to receive the Per Share Merger Price on the same basis as all other shares of Company Common Stock, except that each such share shall be automatically converted into the right to receive the Per Share Merger Price without the issuance of a certificate representing such share.

(h) Nothing in this Section 4.11 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Acquired Corporations) to amend or terminate any Company Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.11 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Acquired Corporations) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time. Nothing in this agreement shall constitute an amendment to any Company Employee Plan, and no Company Employee Plan shall be amended absent a separate written amendment that complies with such plan’s amendment procedures.

4.12 Confidentiality. The parties acknowledge that Parent and the Company are bound by a mutual non-disclosure agreement, dated as of April 16, 2010 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

4.13 Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to cause the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time and deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Company Common Stock to be delisted from Nasdaq prior to the Effective Time.

ARTICLE V.

CONDITIONS TO MERGER

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by the Required Stockholder Vote.

(b) HSR Waiting Period. Any waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No Restraints. No order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body or Legal Requirements shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal.

5.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company (i) set forth in the first sentence of Section 2.1(a), Section 2.3, Section 2.4(a), Section 2.4(b), Section 2.4(c), Section 2.24 and Section 2.25 shall be true and correct other than in any de minimis respect as of the Agreement Date and as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) all other representations of the Company set forth in Article II, other than those described in clause (i), shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or Company Material Adverse Effect) as of the Agreement Date and as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except, in the case of this clause (ii), where the matters giving rise to the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect;

(b) Compliance with Covenants. The Company shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. Since the Agreement Date, no Company Material Adverse Effect shall have occurred.

(d) Certificate. Parent shall have received a certificate executed by the Chief Executive Officer of the Company confirming that the conditions set forth in Sections 5.2(a) and 5.2(b) shall have been duly satisfied.

5.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article III shall have been accurate in all respects as of the Agreement Date and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (without giving effect to any exception or qualification contained therein relating to materiality) as of the Agreement Date and as of the Closing Date as if made on such date (except for those representations and warranties which address matters only as of any earlier date which shall have been true and correct as of such earlier date), except where the matters giving rise to the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

(b) Performance of Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by the Chief Executive Officer of Parent confirming that the conditions set forth in Sections 5.3(a) and 5.3(b) shall have been duly satisfied.

ARTICLE VI.

TERMINATION

6.1 Termination. This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Required Stockholder Vote:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, upon written notice to the other party, if the Effective Time shall not have occurred on or prior to the close of banking business, New York time, on November 30, 2012 (the “Outside Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b) if the failure to consummate the Merger by the Outside Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company, upon written notice to the other party, if a court of competent jurisdiction or other Governmental Body of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the issuance of such final, non-appealable order, decree or ruling is attributable to the failure of such party to perform in any material respect any of its obligations under this Agreement;

(d) by either Parent or the Company, upon written notice to the other party, if: (i) the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have been held and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at such meeting by the Required Stockholder Vote (and shall not have been adopted at any adjournment or postponement thereof);

(e) by Parent, upon written notice to the Company (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent, upon written notice to the Company, if: (i) any of the Company’s representations and warranties shall have been inaccurate, such that the condition set forth in Section 5.2(a) would not be satisfied; or (ii) any of the Company’s covenants or agreements contained in this Agreement shall have been breached, such that the condition set forth in Section 5.2(b) would not be satisfied, and in the case of both clauses (i) and (ii), such breach is not curable within thirty (30) days following such notice, or, if curable, is not cured within thirty (30) days following such notice; provided, however, that the Company shall use reasonable efforts to cure such breach as promptly as practicable;

(g) by the Company, upon written notice to Parent, if: (i) any of Parent’s representations and warranties shall have been inaccurate as of the Agreement Date, such that the condition set forth in Section 5.3(a) would not be satisfied; or (ii) any of Parent’s covenants or agreements contained in this Agreement shall have been breached, such that the condition set forth in Section 5.3(b) would not be satisfied, and in the case of both clauses (i) and (ii), such breach is not curable within thirty (30) days following such notice, or, if curable, is not cured within thirty (30) days following such notice provided, however, that Parent shall use reasonable efforts to cure such breach as promptly as practicable; or

(h) by the Company if, upon written notice to Parent, at any time prior to the Closing Date, the Company Board determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, and shall concurrently with such termination enter into a Company Acquisition Agreement and pay the Termination Fee; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 6.1(h) unless the Company shall have complied with Sections 4.4(d) and (e).

6.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 6.2, Section 6.3 and Article VII (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) nothing herein shall relieve any party for liability for any willful or intentional breach of this Agreement prior to such termination.

6.3 Expenses; Termination Fees.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 6.1(e) or by the Company pursuant to Section 6.1(h), the Company shall pay to Parent the Termination Fee. The Termination Fee payable pursuant to this Section 6.3(a) shall be paid no later than the second (2nd) Business Day following termination pursuant to Section 6.1(e) and concurrently with any termination pursuant to Section 6.1(h).

(b) In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(b) or Section 6.1(d), (ii) at or prior to the Outside Date (in the case of termination pursuant to Section 6.1(b)) or the Company Stockholders Meeting at which the Required Stockholder Vote shall not have been obtained (in the case of termination pursuant to Section 6.1(d)), a Third Party or the Company shall have publicly disclosed that such Third Party has made, or is considering making, an Acquisition Proposal (and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement, or in the case of termination pursuant to Section 6.1(b), such Acquisition Proposal shall not have been publicly withdrawn at least ten (10) days prior to the Company Stockholders Meeting), and (iii) if, within twelve (12) months after the date of termination of this Agreement, the Company enters into a definitive agreement providing for, or consummates, a transaction within the scope of the definition of “Acquisition Transaction” (provided that for purposes of this clause (iii), each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%), then the Company shall within two (2) Business Days after the entry into such definitive agreement, or concurrently with the consummation of such transaction, as applicable, cause to be paid to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee.

(c) All payments under this Section 6.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) Each of the Company and Parent acknowledges that the agreements contained in this Section 6.3 are an integral part of this Agreement. Accordingly, in the event that the Company shall fail to pay the Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses incurred or accrued by it (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 6.3 with interest on the amount of the Termination Fee from the date that such payment was required to be made until the date of actual payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

(e) In the event that Parent shall receive the Termination Fee pursuant to this Section 6.3, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Subsidiaries or any of their respective Affiliates arising out of this Agreement, the Merger or any matters forming the basis for such termination.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

7.1 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Stockholder Vote, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company’s stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Legal Requirements, would require further approval by the Company’s stockholders without receipt of such approval.

7.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to and to the extent permitted by applicable Legal Requirements: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by any other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

7.3 No Additional Representations; No Survival. Each party hereto agrees that, except for the representations and warranties contained in this Agreement or in any certificates delivered pursuant to this Agreement, neither Parent and Merger Sub nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information, made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance after the Effective Time.

7.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits and schedules hereto, the Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto. Notwithstanding the foregoing, the following Persons are intended as third party beneficiaries of this Agreement, solely after the Effective Time, solely with respect to Article I, the security holders of the Company as provided in Article I; and, solely with respect to Section 4.7, the directors and officers of the Company covered by Section 4.7.

7.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, or the Merger shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided in Section 7.9 (other than by facsimile) and otherwise under the applicable Legal Requirements or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.

7.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.6.

7.7 Specific Enforcement. Notwithstanding Section 6.3 of this Agreement, the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that, in addition to any other remedy to which it may be entitled at law or in equity, the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent any breach or threatened breach of this Agreement. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

7.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) upon receipt if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (b) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Zeneca Inc.

1800 Concord Pike

Wilmington, DE 19803

Attention: General Counsel

Facsimile No: (302) 886-1578

with a copy to (which copy shall not constitute notice):

Covington & Burling LLP

1201 Pennsylvania Avenue, NW

Washington, DC 20004

Attention: Catherine J. Dargan

                 Stephen A. Infante

Facsimile No.: (202) 778-5567

if to the Company:

Ardea BioSciences, Inc.

4939 Directors Place

San Diego, CA 92121

Attention: Christian Waage, General Counsel

Facsimile No: (858) 625-0745

with a copy to (which copy shall not constitute notice):

Paul Hastings LLP

4747 Executive Drive, 12th Floor

San Diego, CA 92121

Attention: Carl R. Sanchez

                 Claudia K. Simon

Facsimile No: (858) 458-3005

7.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, unless the text otherwise requires, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed exclusive and shall mean “and/or.”

(d) All references in this Agreement to “$”, “dollars” and “cash” are intended to refer to U.S. dollars.

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(f) The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of this Agreement.

7.12 Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Agreement; and (b) other sections and paragraphs in this Agreement only to the extent that it is readily apparent from the face of such disclosure contained on the Disclosure Schedule that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.

7.13 Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ZENECA INC.

By:	/s/ Mahmood Ladha

Name:	Mahmood Ladha

Title:	Authorized Person

QAM CORP.

By:	/s/ Mahmood Ladha

Name:	Mahmood Ladha

Title:	Authorized Person

ARDEA BIOSCIENCES, INC.

By:	/s/ Barry D. Quart

Name:	Barry D. Quart

Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. As used in this Agreement, the following terms shall have the meanings given to them in the Sections of this Agreement set forth below:

Terms	Definition

Agreement	Preamble
Agreement Date	Preamble
Book-Entry Shares	Section 1.7
Canceled Company Warrant	Section 1.6(c)
Canceled Restricted Awards	Section 1.6(b)
Capitalization Date	Section 2.4(a)
Certificate of Merger	Section 1.3
Change in Company Board Recommendation	Section 4.4(d)
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Balance Sheet	Section 2.5(b)
Company Balance Sheet Date	Section 2.5(b)
Company Board	Section 2.2
Company Board Recommendation	Section 2.3(c)
Company Charter Documents	Section 2.2
Company Employee Plans	Section 2.15(a)
Company Options	Section 2.4(a)
Company Returns	Section 2.14(a)
Company Securities	Section 4.2(b)(ii)
Company Stock Certificate	Section 1.7
Company Stockholders Meeting	Section 4.3(a)
Company Warrants	Section 2.4(a)
Confidentiality Agreement	Section 4.12
Continuation Period	Section 4.11(a)
Covered Employees	Section 4.11(a)
DGCL	Recitals
Disclosure Schedule	Article II
Dissenting Shares	Section 1.9(a)
Drug Laws	Section 2.12(c)
Effective Time	Section 1.3
ESPP	Section 2.4(a)
FDA	Section 2.12(c)
GLP	Section 2.12(c)
GMP	Section 2.12(c)
Indemnified Persons	Section 4.7(a)
Leases	Section 2.16
Material Contract	Section 2.10(a)
Merger	Recitals
Merger Sub	Preamble
Outside Date	Section 6.1(b)
Parent	Preamble
Parent Employee Benefit Plan	Section 4.11(e)
Payment Agent	Section 1.8(a)

Payment Fund	Section 1.8(a)
Per Share Merger Price	Section 1.5(a)(iii)
Pre-Closing Period	Section 4.1
Proxy Statement	Section 4.3(a)
Recommendation Change Notice	Section 4.4(e)
Required Stockholder Vote	Section 2.19
Superior Proposal Notice	Section 4.4(e)
Surviving Corporation	Section 1.1
Voting Agreements	Recitals

1.2 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Corporations” shall mean the Company and its Subsidiaries.

“Acquisition Proposal” shall mean any offer, proposal or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership or control of securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company, or (ii) the Company issues securities representing more than 15% of the outstanding shares of any class of voting or equity securities of the Company;

(b) any sale, lease, assignment, license, exchange, transfer, acquisition or disposition of any rights or assets that constitute or account for (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the Acquired Corporations, or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations;

(c) any liquidation or dissolution of the Company; or

(d) any combination of the foregoing.

“Affiliate” shall mean, with respect to any other Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with such Person. As used in this definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Acquisition Agreement” shall mean any merger, acquisition or other agreement which gives effect to any Acquisition Transaction.

“Company Associate” shall mean any current or former employee, independent contractor, consultant, officer or director of any of the Acquired Corporations.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

“Company IP” shall mean all Intellectual Property Rights and Intellectual Property owned (wholly or jointly with others) by or licensed to or used or held for use by any of the Acquired Corporations.

“Company Material Adverse Effect” shall mean any effect, change, event, circumstance or development that (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations, financial condition or financial performance of the Acquired Corporations, taken as a whole or (b) materially impacts, materially delays or prevents the consummation of the Merger or the ability of the Company to perform any of its obligations or covenants under this Agreement; provided, however, that, except to the extent set forth below, in no event shall any of the following, alone or in combination, be deemed to constitute a Company Material Adverse Effect, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect: any effect, change, event, circumstance or development with respect to, or resulting from, (i) changes in the U.S. or global economy or capital markets in general, (ii) changes that affect generally the industries or markets in which the Acquired Corporations are involved, (iii) changes in applicable Legal Requirements, including the rules, regulations and administrative policies of the FDA or the European Medicines Agency, or in GAAP or interpretations of any of the foregoing, (iv) changes in the market price or trading volume of the Company Common Stock on Nasdaq (it being understood that any occurrence or state of facts that may have caused or contribute to such changes may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (v) failure(s) by the Company to meet any budgets, operating projections or forecasts, or published revenue or earnings predictions (it being understood and agreed that any occurrence or state of facts that may have caused or contributed to such failure(s) may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental response or reaction to any of the foregoing, (vii) earthquakes, hurricanes, floods, tsunamis or other natural disasters, (viii) any Legal Proceeding against the Company by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger; (ix) changes as a result of any action taken by the Company or any failure of the Company to take action, in each case, at the direction of Parent, (x) events attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Acquired Corporations, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Acquired Corporations’ relationships or agreements with any of their licensors, licensees, strategic partners, suppliers or other business partners) (provided that this clause (x) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties contained in Section 2.9(k), Section 2.15(c)(iii) and (v), Section 2.15(e), Section 2.17 and Section 2.21, (xi) any change that the Company can demonstrate resulted from Parent unreasonably withholding its consent under Section 4.2(b) to any action requiring Parent’s consent under Section 4.2(b) and requested by the Company to be taken; except, in the case of clauses (i), (ii), (iii), (vi) and (vii) to the extent that the applicable matter has a disproportionate effect on the Acquired Corporations, taken as a whole, relative to other companies in the industry in which the Acquired Corporations primarily operate (it being understood that only the incremental and disproportionate effect on the Acquired Corporations, taken as a whole, relative to such other companies shall be taken in account in determining whether there has been a Company Material Adverse Effect).

“Company Restricted Stock Award” shall mean each award with respect to a share of restricted Company Common Stock outstanding under any Option Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company SEC Documents” shall mean all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by the Company with the SEC since December 31, 2008.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, license, sublicense, insurance policy, benefit plan or other legally binding commitment.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right or community property interest.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means any Legal Requirements relating to: (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment or human health.

“Equity Interest” shall mean any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Substances” shall mean: (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; and (ii) any substance, material, pollutant or waste regulated as a hazardous or toxic substance, material or waste by any Governmental Body pursuant to any other Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Intellectual Property” shall mean and includes all algorithms, analytical models, data collections, diagrams, discoveries, formulations, industrial designs, improvements, inventions (whether or not patentable), know-how, logos, marks (including trademarks, service marks, brand names, product names, product configuration rights, trade dress rights, certification marks, collective marks, logos, and slogans), methods, processes, proprietary information, chemical formulas, chemical and biological materials, compounds, active pharmaceutical ingredients (APIs), patterns, specifications, software (including source code, object code, and databases), techniques, URLs, web sites, domain names, social media handles, tags, names and accounts, mask works , works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, notebooks, prototypes, samples, studies, and summaries).

“Intellectual Property Rights” shall mean all intellectual property and proprietary rights of any kind or nature, whether protected, arising, existing or created under the laws of any jurisdiction in the world, including: (a) all rights associated with works of authorship, including exclusive exploitation rights, copyrights, author rights, moral rights, and mask works; (b) all trademark, service mark, certification mark, collective mark, product configuration, trade dress, and trade name rights and similar rights; (c) all trade secret rights; (d) know-how rights; (e) all patents, design and industrial property rights; (f) all rights in designs, databases, collections and compilations of data, including all personally identifiable information and clinical trial data, and all aggregated data; (g) all domain name rights; (h) all other proprietary rights in Intellectual Property; and (i) all grants, registrations, renewals, extensions, or restorations by existing or future extension or restoration mechanisms, including revalidations, reexaminations, Post Grant Review Proceedings, Inter Partes Review proceedings, Transitional Program for Covered Business Method Patents, and extensions (including any supplementary protection certificates), combinations, continuations, continuations-in-part, substitutions, provisionals, converted provisionals, continued prosecution applications, and requests for continued examination; divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(i)” above and all rights and priorities afforded under any international treaty, convention or the like with respect to any of the rights referred to in clauses “(a)” through “(i)” above; and the right to sue for past, present and future infringements, misappropriation or other violations of any of the foregoing.

“Key Product” means lesinurad (RDEA594).

“Knowledge” shall mean, with respect to the Company, the actual knowledge after reasonable inquiry of those individuals set forth on Part 1.1 of the Disclosure Schedule.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

“Nasdaq” shall mean the NASDAQ Global Stock Market LLC.

“Option Plans” shall mean the Company’s 2000 Equity Incentive Plan, the Company’s 2002 Non-Officer Equity Incentive Plan and the Company’s 2004 Stock Incentive Plan.

“Permitted Encumbrance” shall mean: (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet; (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Legal Requirements; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (e) non-exclusive object code licenses of software by any Acquired Corporation or any reseller or distributor of any Acquired Corporation in the ordinary course of business consistent with past practice; and (f) minor Encumbrances that have arisen in the ordinary course of business consistent with past practice and that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, or materially detract from the value of, the property subject thereto.

“Person” shall mean any individual, Entity or Governmental Body.

“Registered IP” means all Intellectual Property Rights that are registered, filed, granted, or issued with or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching, migration or other movement or presence in, into or through the environment (including ambient air, surface water, groundwater and surface or subsurface strata) in, at or from any property.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended and the regulations promulgated thereunder.

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” shall mean an unsolicited bona fide written Acquisition Proposal obtained after the date of this Agreement in circumstances not involving a material breach of Section 4.4 by the Company for an Acquisition Transaction (provided that for purposes of this definition, each reference in the definition of “Acquisition Transaction” to 15% shall be deemed to be a reference to 50%) which the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, expectation of obtaining required approvals or any necessary financing).

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Termination Fee” shall mean an amount, in cash, equal to $41,000,000.

“Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates or the Company and any of its Affiliates, and the Representatives of such Person.

“Triggering Event” shall be deemed to have occurred if: (a) the Company Board shall have effected a Change in Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (c) the Company Board or any committee thereof shall have adopted, approved, endorsed or recommended any Acquisition Proposal; (d) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (e) the Company shall have materially breached its obligations under Section 4.4.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ARDEA BIOSCIENCES, INC.

ARTICLE I

NAME

The name of the Corporation is Ardea BioSciences, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, 19801. The registered agent of the Corporation at such address is the Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is Forty-two million three hundred thirty five thousand (42,335,000) shares, which shall be shares of common stock with the par value of one-tenth of one cent ($0.001) each.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation to the fullest extent permitted by the provisions of the General Corporation Law of the State of Delaware.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal, modification or amendment of the provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal, modification or amendment.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all of the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.

EXHIBIT C

AMENDED AND RESTATED

BYLAWS

OF

ARDEA BIOSCIENCES, INC.

a Delaware Corporation

AMENDED AND RESTATED BYLAWS

OF

ARDEA BIOSCIENCES, INC.

a Delaware Corporation

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The registered agent of the Corporation at such address is The Corporation Trust Company.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meeting. All meetings of the stockholders of the Corporation shall be held at such place, either within or without the State of Delaware, as shall be designated from time to time by the board of directors or stated in the notice of the meeting or duly executed waivers thereof. The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held by means of remote communication as authorized by Section 211 of the Delaware General Corporation Law, as amended (the “DGCL”).

Section 2. Annual Meetings. If required by applicable law, an annual meeting of stockholders for the election of directors and the transaction of other business specified in the notice of meeting shall be held once each year on any day, and such day shall be designated by the board of directors and stated in the notice of the meeting.

Section 3. Notice of Meeting. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

Section 4. Stockholder List. The officer who has charge of the stock ledger shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders shall also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 4 or to vote in person or by proxy at any meeting of stockholders.

Section 5. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6. Notice of Special Meetings. Written notice of a special meeting stating the place, if any, date and hour of the meeting, or the means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting, and the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Section 7. Special Meeting Business. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8. Quorum; Adjourned Meetings. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If the adjournment is for less than thirty days and if after the adjournment a new record date is not fixed for the adjourned meeting, a notice of the adjourned meeting shall not be given, except as required by resolution of the board of directors.

Section 9. Required Vote. When a quorum is present or represented by proxy at any meeting of stockholders, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question other than the election of directors brought before such meeting, unless the question is one upon which by express provision of statute or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at any meeting at which stockholders may vote for the election of directors.

Section 10. Voting. Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

Section 11. Organization. Meetings of stockholders shall be presided over by the Chairperson of the board of directors, if any, or in his or her absence by the President, or in the absence of the foregoing persons by a chairperson designated by the board of directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 12. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 13. Action Without Meeting. Any action required by law or these bylaws to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a person or persons authorized to act for a stockholder, shall be deemed to be written, signed and dated for purposes of this Section 13, provided that any such electronic transmission sets forth or is delivered with information from which the Corporation can determine (a) that the electronic transmission was transmitted by the stockholder, or by a person or persons authorized to act for the stockholder, and (b) the date on which such stockholder or authorized person or persons transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.

Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

ARTICLE III

DIRECTORS

Section 1. General Authority. The business and affairs of the Corporation shall be managed by or under the direction of its board of directors, which may exercise all such powers of the Corporation and do such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders or other person or persons.

Section 2. Number and Election. The number of directors which shall constitute the initial board of directors shall be the number elected by the Incorporator. The number of directors which shall constitute all subsequent boards shall be specified by resolution of the board of directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3 of this Article III and except that the first directors of the Corporation shall be elected by the Incorporator and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be stockholders.

Section 3. Vacancies and Newly Created Directorships. Vacancies, and newly created directorships resulting from any increase in the authorized number of directors, shall be filled by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

Section 4. Regular Meetings. Regular meetings of the board of directors may be held at such places within or without the State of Delaware and at such times as the board of directors may from time to time determine.

Section 5. Special Meetings. Special meetings of the board of directors may be held at any time or place within or without the State of Delaware whenever called by the President, any Vice President, the Secretary, or by any member of the board of directors.

Section 6. Notice of Meetings. The Secretary or other person or persons calling a meeting shall give notice by mail or confirmed facsimile or electronic transmission at least three days before the meeting, or by telephone at least twenty-four hours before the meeting. Except as otherwise herein provided, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in this notice of such meeting. A written waiver of notice signed by the director entitled to notice, whether before or after the time stated therein, shall be equivalent to notice. Attendance of a director at the meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7. Quorum; Required Vote; Adjourned Meetings. At all meetings of the board or any committee thereof, a majority of directors or committee members shall constitute a quorum for the transaction of business. The act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the board of directors or committee, as the case may be, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the board of directors or committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. In the event that such board or committee is composed of an even number of persons, a majority means one-half of the number of such persons plus one.

Section 8. Action Without Meetings; Telephone Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors or any committee designated by such board, may participate in a meeting of such board or committee by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this Section  8 shall constitute presence in person at such meeting.

Section 9. Committees. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Such committee or committees shall have such member or members as may be determined from time to time by resolution adopted by the board of directors. Any such committee, to the extent provided in the resolution of the board of directors and to the extent permitted under applicable statutory provisions, shall have and may exercise all the power and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 10. Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 11. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 12. Resignation. Any director of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the President or to the Secretary of the Corporation. The resignation of any director shall take effect at the time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 13. Removal. Any director or the entire board of directors may be removed, at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as may be provided by statute or the certificate of incorporation.

ARTICLE IV

NOTICES

Section 1. General; Electronic Transmission. Whenever, under the provisions of statute or of the certificate of incorporation or of these bylaws, notice is required to be given to any director or stockholder, it shall be construed to mean written notice by (a) personal delivery or by mail, addressed to such director or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail, or (b) by electronic transmission as set forth below. Notice to directors may also be given by telephone or electronic transmission.

Without limiting the manner by which notice otherwise may be given effectively to the stockholders, any notice given by the Corporation to the stockholders shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Corporation’s Secretary, an Assistant Secretary, transfer agent or other person responsible for giving such notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission shall be deemed given: (i) if by facsimile, when directed to a number at which the stockholder has consented to receive notice, (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (iii) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iv) if by any other form of electronic transmission, when directed to the stockholder.

Section 2. Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE V

OFFICERS

Section 1. Officers; Election; Resignation; Removal; Vacancies; Salaries. The board of directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The board of directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the board of directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The board of directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the board of directors. The salaries of all officers and agents of the Corporation shall be fixed by or in the manner prescribed by the board of directors.

Section 2. Execution of Documents. All deeds, mortgages, bonds, contracts, and other instruments may be executed on behalf of the Corporation by the President or by any other person or persons designated from time to time by the board of directors or the President, unless such power is restricted by board resolution.

Section 3. Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors. The board of directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 1. Directors and Executive Officers. The Corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 below.

Section 2. Other Employees and Other Agents. The Corporation shall have power to indemnify its other employees and other agents as set forth in the DGCL or any other applicable law. The board of directors of the Corporation shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the board of directors shall determine.

Section 3. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or executive officer, of the Corporation, or is or was serving at the request of the Corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Article VI or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 5 of this Article VI, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the board of directors of the Corporation by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 4. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or executive officer. Any right to indemnification or advances granted by this Article VI to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

Section 5. Non-Exclusivity of Rights. The rights conferred on any person by this Article VI shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation, the bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6. Survival of Rights. The rights conferred on any person by this Article VI shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the board of directors of the Corporation, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VI.

Section 8. Amendments. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 9. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law. If this Article VI shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

Section 10. Certain Definitions. For the purposes of this Article, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the Corporation shall include, without limitation, situations where such person is serving at the request of the Corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee, benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

ARTICLE VII

CERTIFICATES OF STOCK

Section 1. General. The shares of the Corporation may, but need not be, represented by certificates. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice Chairperson of the board of directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 2. Transfers of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares in compliance with the requirements of Section 8-401 of Title 6 of the Delaware Code Annotated, as amended, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 3. Lost or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 4. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date: (i) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not precede nor be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors; and (iii) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the board of directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the board of directors is required by law, shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

Section 5. Registered Stockholders. The Corporation shall be entitled to treat the record holder of any shares of the Corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including, but without limiting the generality thereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the record holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. Any such purchaser, assignee, transferee or other person shall not be entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, or to own, enjoy, and exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the record holder of such shares.

ARTICLE VIII

INTERESTED OFFICERS OR DIRECTORS

No contract or transaction between this Corporation and one or more of its directors or officers, or between this Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(a) The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorized the contract or transaction.

ARTICLE IX

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the certificate of incorporation, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2. Voting Securities of Other Corporations. The President or such other officers or agents of the Corporation as he shall designate shall have the authority to vote on behalf of the Corporation the securities of any other corporation, which are owned or held by the Corporation and may attend meetings of stockholders or execute and deliver proxies for such purpose.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be as determined by the board of directors.

ARTICLE X

AMENDMENTS

These bylaws may be altered or repealed by majority vote of the stock outstanding or by resolution adopted by a majority vote of the board of directors.

EXHIBIT D

FORM OF LETTER OF TRANSMITTAL

To Accompany Share Certificate(s) and/or

Transfer of Book-Entry Positions Formerly Representing Shares of Common Stock

and/or Warrants to Purchase Common Stock of

ARDEA BIOSCIENCES, INC.

Surrendered for Payment Pursuant to the Merger of

QAM CORP.

formerly a wholly-owned subsidiary of

ZENECA INC.

The Payment Agent for the Merger is:

[    ]

If delivering by mail:	If delivering by hand or courier:

[ ]	[ ]
[Insert address]	[Insert address]

For assistance call [    ] or [    ]

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

The undersigned hereby surrenders to [    ], as the payment agent (the “Payment Agent”) of Ardea Biosciences, Inc., a Delaware corporation (the “Company” and, following the Merger (as defined below) the “Surviving Corporation”) and a wholly-owned subsidiary of Zeneca Inc., a Delaware corporation (“Parent”), (i) the certificate(s) described below (the “Share Certificates”) formerly representing shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and/or the book-entry Shares described below, as applicable, of the Company, in exchange for $32.00 per Share in cash, without interest and less any required withholding taxes (the “Merger Consideration”), and/or (ii) the warrant(s) to purchase shares of the Company’s common stock, par value $0.001 per share, described below issued by the Company (the “Warrants”), in exchange for an amount in cash equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price of each such Warrant and (b) the number of shares of Common Stock subject to such Warrant, without interest and less any required withholding taxes (the “Warrant Consideration”), in each case, pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 21, 2012, among the Company, Parent and QAM Corp., a Delaware corporation (“Merger Sub”), and in connection with the merger of Merger Sub with and into the Company (the “Merger”). The Merger became effective on [                    ], 2012 (the “Effective Time”) and is described in the Proxy Statement mailed to Company shareholders on or about [                    ], 2012. As a result of the Merger, (x) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Merger Sub or the Company, or shares held by Company shareholders who have and validly exercise appraisal rights under Delaware law (the “Remaining Shares”)) was canceled and converted into the right to receive the Merger Consideration, and (y) each Warrant outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, was fully vested and canceled as of the Effective Time in exchange for the right to receive the Warrant Consideration.

The undersigned understands that, upon delivery of this Letter of Transmittal to the Payment Agent in accordance with the Instructions contained herein, together with the Share Certificates, if applicable, or Warrants, as applicable, a check for the aggregate Merger Consideration in payment for all Shares represented by the Share Certificates transmitted herewith and/or book-entry Shares described below, or for the Warrant Consideration in payment for the Warrant(s) transmitted herewith, as applicable, will be issued and mailed to the undersigned at the address set forth below unless otherwise indicated under “Special Payment Instructions” or “Special Delivery Instructions.”

The undersigned hereby represents and warrants that the undersigned has full power and authority to surrender the Shares and/or Warrants surrendered hereby and that such Shares and/or Warrants are free and clear of all liens, restrictions, charges and encumbrances, and that none of such Shares or Warrants will be subject to any adverse claim. The undersigned, upon request, shall execute and deliver all additional documents deemed by the Payment Agent, the Surviving Corporation or Parent to be necessary to complete the transmittal of the Shares and/or Warrants surrendered hereby. The undersigned hereby acknowledges that delivery of the Shares and/or Warrants shall be effected, and risk of loss and title to the Shares and/or Warrants shall pass, only upon proper delivery thereof to the Payment Agent. No authority herein conferred or agreed to be conferred shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned. All obligations of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Unless otherwise indicated under “Special Payment Instructions,” the check in the amount of (i) the aggregate Merger Consideration in respect of the Shares surrendered and/or (ii) the Warrant Consideration in respect of the Warrants surrendered shall be issued in the name(s) of the registered holder(s) appearing below under “Description of Securities Surrendered.” Unless otherwise indicated under “Special Delivery Instructions,” the check for the payment shall be mailed to the address(es) of the registered holder(s) appearing below under “Description of Securities Surrendered.” In the event that the boxes entitled “Special Payment Instructions” and “Special Delivery Instructions” are both completed, the check in the amount of the aggregate Merger Consideration in respect of the Shares surrendered and/or Warrant Consideration in respect of the Warrants surrendered shall be issued in the name(s) of, and delivered to, the person(s) so indicated.

Name(s) and Address of Registered Holder(s)

If there is any error in the name or address shown below, please make the necessary corrections. If blank, please fill in exactly as name(s) appear(s) on certificate(s).

DESCRIPTION OF SECURITIES

SURRENDERED

(Please fill in. Attach separate schedule if needed.)

Type of Security (Shares or Warrants)	Certificate Number(s) [1] (Not Applicable for Warrants)	Total Number of Shares Represented by Certificate(s)2/ Covered by Warrant	Total Number of Shares Surrendered (Not Applicable for Warrants)

TOTAL SURRENDERED SHARES F

[1]	Need not be completed by shareholders surrendering by book-entry transfer.
[2]	Need not be completed by shareholders surrendering by book-entry transfer.

SPECIAL PAYMENT INSTRUCTIONS

(SEE INSTRUCTIONS 1, 4, 5 AND 6)

To be completed ONLY if the check for the payment of the Share(s) and/or Warrant(s) surrendered is to be issued in a name of someone other than the undersigned.

Issue and mail check to:
Name(s):
(PLEASE TYPE OR PRINT)

Address:

(ZIP CODE)

(TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER) (SEE SUBSTITUTE FORM W-9)

SPECIAL DELIVERY INSTRUCTIONS

(SEE INSTRUCTIONS 1, 4, 5 AND 6)

To be completed ONLY if the check for the payment of the Share(s) and/or Warrant(s) surrendered is to be delivered to someone other than the undersigned, or to the undersigned at an address other than shown under “Description of Securities Surrendered”.

Mail check to:
Name:
(PLEASE TYPE OR PRINT)

Address:

(ZIP CODE)

(TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER) (SEE SUBSTITUTE FORM W-9)

IMPORTANT SHAREHOLDERS AND WARRANT HOLDERS: SIGN HERE (PLEASE COMPLETE SUBSTITUTE FORM W-9 BELOW)
Dated: , 2012

X

X
(SIGNATURE(S) OF HOLDER(S))

(Must be signed by registered holder(s) exactly as name(s) appear(s) on Share Certificates or on a security position listing or on a Warrant, as applicable, or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please provide the following information and see Instruction 4.)

NAME(S):
(PLEASE PRINT)

NAME OF FIRM:

CAPACITY (FULL TITLE):

ADDRESS:

(INCLUDE ZIP CODE)

DAYTIME AREA CODE AND TELEPHONE NO.:

TAX IDENTIFICATION OR SOCIAL SECURITY NO.:
(SEE SUBSTITUTE FORM W-9)

GUARANTEE OF SIGNATURE(S) (IF REQUIRED– SEE INSTRUCTION 1) FOR USE BY FINANCIAL INSTITUTIONS ONLY FINANCIAL INSTITUTIONS: PLACE MEDALLION GUARANTEE IN SPACE BELOW
AUTHORIZED SIGNATURE:

NAME:

NAME OF FIRM:

ADDRESS:

(INCLUDE ZIP CODE)

AREA CODE AND TELEPHONE NO.:

Dated: , 2012

INSTRUCTIONS

1. GUARANTEE OF SIGNATURES. All signatures on this Letter of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (each of the foregoing being an “Eligible Institution”) unless (i) this Letter of Transmittal is signed by the registered holder(s) of Shares and/or Warrants surrendered hereby and such holder(s) has (have) not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” set forth above or (ii) such Shares and/or Warrants are surrendered for the account of an Eligible Institution. See Instruction 4.

2. DELIVERY OF LETTER OF TRANSMITTAL AND SHARE CERTIFICATES AND/OR WARRANTS. The Share Certificates surrendered hereby, or timely confirmation of a book-entry transfer of Shares into the account of the Payment Agent (a “Book-Entry Confirmation”) and/or Warrants, as applicable, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, must be received by the Payment Agent at one of its addresses set forth on the cover page hereof in order to make an effective surrender. A mailing envelope addressed to the Payment Agent is enclosed for your convenience.

THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND/OR WARRANTS AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE SHAREHOLDER OR WARRANT HOLDER, AS APPLICABLE, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYMENT AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

3. INADEQUATE SPACE. If the space provided on the cover page hereof under “Description of Securities Surrendered” is inadequate, the Share Certificate and/or Warrant, as applicable, numbers and the number of Shares evidenced by such Share Certificates and/or covered by such Warrants should be listed on a separately signed schedule and attached hereto.

4. SIGNATURES ON LETTER OF TRANSMITTAL; STOCK POWERS AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered holder(s) of Shares and/or Warrants surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Share Certificates evidencing such Shares and/or on the face of the Warrants, as applicable, without alteration, enlargement or any other change whatsoever.

If any Shares or Warrants surrendered hereby are held of record by two or more persons, all such persons must sign this Letter of Transmittal.

If any Shares or Warrants surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of such Shares or Warrants.

If the surrendered Share Certificate(s) or Warrant(s) have been transferred or assigned, this Letter of Transmittal should be signed by the transferee or assignee and not by the transferor or assignor. If a Share Certificate or Warrant is registered in the name of joint holders with right of survivorship and one or more of the owners is deceased, the surviving holder(s) should sign the Letter of Transmittal and furnish a letter providing information concerning the death of the registered holder(s).

If this Letter of Transmittal is signed by the registered holder(s) of Shares surrendered hereby, no endorsements of Share Certificates or separate stock powers are required, unless payment is to be made to a person other than the registered holder(s). If the Letter of Transmittal is signed by a person other than the registered holder(s) of the Share Certificate(s) evidencing Shares surrendered, the Share Certificate(s) surrendered hereby must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on such Share Certificate(s). Signatures on such Share Certificate(s) and stock powers must be guaranteed by an Eligible Institution.

If this Letter of Transmittal or any Share Certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Surviving Corporation of such person’s authority so to act must be submitted.

For a correction of name, or for a change in name which does not involve a change of ownership, proceed as follows: (i) for a change in name by marriage, the surrendered Share Certificate(s) and this Letter of Transmittal should be endorsed or signed, e.g., “Mary Doe, now by marriage Mary Jones”, with the signatures guaranteed as described in Instruction 1; and (ii) for a correction in name, the surrendered Share Certificate(s) and this Letter of Transmittal should be endorsed or signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown”, with the signatures guaranteed as described in Instruction 1. In addition, the “Special Payment Instructions” box set forth above must provide all appropriate registration information. Please contact the Payment Agent with any questions.

5. TRANSFER TAXES. Except as otherwise provided in this Instruction 5, the Surviving Corporation will pay or cause to be paid all transfer taxes applicable to the Merger. If, however, payment of the Merger Consideration for any of the Shares or the payment of the Warrant Consideration for the Warrants surrendered is to be made to any person other than the registered holder(s) or if surrendered Share Certificates or Warrants are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder(s), or such other person, or otherwise) payable on account of the transfer to such other person will be deducted from the purchase price for such Shares and/or Warrants surrendered, unless evidence satisfactory to the Surviving Corporation of the payment of such taxes, or exemption therefrom, is submitted.

EXCEPT AS PROVIDED IN THIS INSTRUCTION 5, IT WILL NOT BE NECESSARY FOR TRANSFER TAX STAMPS TO BE AFFIXED TO THE SHARE CERTIFICATES EVIDENCING SHARES OR WARRANTS SURRENDERED HEREBY.

6. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If a check for payment for any of the Shares or Warrants surrendered hereby is to be issued in the name of a person other than the person(s) signing this Letter of Transmittal or if such check is to be sent to a person other than the signor of this Letter of Transmittal or to the person(s) signing this Letter of Transmittal but at an address other than that shown in the box entitled “Description of Securities Surrendered,” the appropriate boxes herein must be completed.

7. QUESTIONS AND REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions and requests for assistance may be directed to, and additional copies of this Letter of Transmittal, and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be obtained from the Payment Agent at one of its addresses or telephone numbers set forth on the cover page hereof.

8. VALIDITY OF SURRENDER; IRREGULARITIES. All questions as to validity, form and eligibility of any surrender of Shares and/or Warrants hereunder will be determined by the Surviving Corporation, and such determination shall be final and binding. The Surviving Corporation reserves the right to waive any irregularities or defects in the surrender of any Shares or Warrants, and its interpretation of the terms and conditions of the Merger Agreement and of this Letter of Transmittal (including these Instructions) with respect to such irregularities or defects shall be final and binding. A surrender of Shares and/or Warrants will not be deemed to have been made until all irregularities have been cured or waived. Neither the Surviving Corporation nor the Payment Agent shall be under any duty to give notification of defects in the surrender of Shares or Warrants, and they shall not incur any liability for failure to give such notification.

9. LOST, MUTILATED OR DESTROYED SHARE CERTIFICATES. Any surrendering shareholders whose Certificates have been lost, mutilated or destroyed should contact the Payment Agent at its address set forth on the cover page hereof for further instructions.

10. CONSEQUENCES OF FAILURE TO RETURN LETTER OF TRANSMITTAL OR FAILURE TO SURRENDER STOCK CERTIFICATES OR WARRANTS. A check for the payment of the Shares and/or Warrants will be sent only to persons who deliver this Letter of Transmittal, properly completed and executed, to the Payment Agent, together with the Share Certificate(s) and/or Book-Entry Confirmation or Warrant, as applicable, being submitted therewith and other documents required by this Letter of Transmittal. The Shares and Warrants are no longer transferable on the books of the Company.

11. SUBSTITUTE FORM W-9. To avoid backup withholding, a surrendering shareholder or Warrant holder who is a U.S. person (as defined for U.S. federal income tax purposes) is required to provide the Payment Agent with a correct Taxpayer Identification Number (“TIN”) on Substitute Form W-9, which is provided under “Important Tax Information” below, and to certify, under penalties of perjury, that such number is correct, such shareholder or Warrant holder is not subject to backup withholding of U.S. federal income tax, and such shareholder or Warrant holder is a U.S. person (as defined for U.S. federal income tax purposes). If a surrendering shareholder or Warrant holder has been notified by the Internal Revenue Service (the “IRS”) that such shareholder or Warrant holder is subject to backup withholding, such shareholder or Warrant holder must cross out Item (2) of the Certification box of the Substitute Form W-9, unless such shareholder or Warrant holder has since been notified by the IRS that such shareholder or Warrant holder is no longer subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the surrendering shareholder to U.S. federal income tax withholding on the payment of the purchase price with respect to all Shares and/or Warrants purchased from such shareholder. If the surrendering shareholder or Warrant holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such shareholder or Warrant holder should check the box in Part 3 of the Substitute Form W-9, and sign and date the Substitute Form W-9. If the box in Part 3 is checked and the Payment Agent is not provided with a TIN by the time of payment, the Payment Agent will withhold a portion of all payments of the purchase price to such shareholder or Warrant holder until a TIN is provided to the Payment Agent.

Certain shareholders and Warrant holders (including all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Shareholders and Warrant holders that are not U.S. persons (as defined for U.S. federal income tax purposes) should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the IRS website at www.irs.gov, in order to avoid backup withholding. Such shareholders and Warrant holders should consult a tax advisor to determine which IRS Form W-8 is appropriate. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for more instructions.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a shareholder or Warrant holder who is a U.S. person (as defined for U.S. federal income tax purposes) surrendering Shares or Warrants, as applicable, must, unless an exemption applies, provide the Payment Agent (as payer) with the shareholder’s or Warrant holder’s, as applicable, correct TIN on the Substitute Form W-9 included in this Letter of Transmittal or on IRS Form W-9. If the shareholder or Warrant holder is an individual, such person’s TIN is his or her Social Security number. If the correct TIN is not provided, the shareholder or Warrant holder may be subject to a penalty imposed by the IRS, and payments of cash to the shareholder or Warrant holder (or other payee) may be subject to backup withholding with respect to a portion of all payments of the purchase price made to such shareholder or Warrant holder (or other payee).

Certain shareholders and Warrant holders (including corporations and certain foreign individuals and entities) may not be subject to backup withholding and reporting requirements. In order for an exempt foreign shareholder or Warrant holder to avoid backup withholding, such person should complete and submit an appropriate IRS Form W-8 signed under penalties of perjury, attesting to such person’s exempt status. An IRS Form W-8 can be obtained from the IRS website at www.irs.gov. Foreign shareholders and Warrant holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate in their case. Exempt shareholders and Warrant holders, other than foreign shareholders and Warrant holders, should furnish their TIN, check the box in Part 4 of the Substitute Form W-9 and sign, date and return the Substitute Form W-9 to the Payment Agent in order to avoid backup withholding. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

If backup withholding applies, the Payment Agent is required to withhold and pay over to the IRS a portion of any payment made to a shareholder or Warrant holder (or other payee). Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules from a payment of cash to a shareholder or Warrant holder (or other payee) generally will be allowed as a refund or credit against the applicable person’s U.S. federal income tax liability, provided that such person timely and properly furnishes the required information to the IRS.

Purpose of Substitute Form W-9

To prevent backup withholding on payments that are made to a shareholder with respect to Shares surrendered or to a Warrant holder with respect to Warrants surrendered, the shareholder or Warrant holder, as applicable, is required to notify the Payment Agent of such shareholder’s or Warrant holder’s correct TIN by completing the Substitute Form W-9 included in this Letter of Transmittal, certifying (1) that the TIN provided on the Substitute Form W-9 is correct (or that such shareholder or Warrant holder is awaiting a TIN), (2) that such shareholder or Warrant holder is not subject to backup withholding because (i) such shareholder or Warrant holder is exempt from backup withholding, (ii) such shareholder or Warrant holder has not been notified by the IRS that such shareholder or Warrant holder is subject to backup withholding as a result of a failure to report all interest and dividends or (iii) the IRS has notified such shareholder or Warrant holder that such shareholder or Warrant holder is no longer subject to backup withholding and (3) such shareholder or Warrant holder is a U.S. person (as defined for U.S. federal income tax purposes).

What Number to Give the Payment Agent if You are a U.S. Person

The surrendering shareholder or Warrant holder is required to give the Payment Agent such shareholder’s or Warrant holder’s TIN, generally the Social Security number or Employer Identification Number, of the record holder of the Shares or Warrants surrendered hereby. If the Shares or Warrants are in more than one name or are not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute W-9” for additional guidance on which number to report. If the surrendering shareholder or Warrant holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, such shareholder or Warrant holder should check the box in Part 3 of the Substitute Form W-9, sign and date the Substitute Form W-9 and sign and date the Certificate of Awaiting Taxpayer Identification Number,

which appears in a separate box below the Substitute Form W-9. If the box in Part 3 of the Substitute Form W-9 is checked and the Payment Agent is not provided with a TIN by the time of payment, the Payment Agent will withhold a portion of all payments of the purchase price until a TIN is provided to the Payment Agent. If the Payment Agent is provided with an incorrect TIN in connection with such payments, the shareholder or Warrant holder may be subject to a $50.00 penalty imposed by the IRS.

PAYER’S NAME: [ ]

SUBSTITUTE	Part 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number or Employer Identification Number

FORM W-9	CHECK APPROPRIATE BOX

Department of the Treasury Internal Revenue Service

☐       Individual/Sole Proprietor

☐       C Corporation

☐       S Corporation

☐        Partnership

☐       Trust/Estate

☐        Limited Liability Company. Enter the tax classification (C = C Corporation, S = S Corporation, P = Partnership)

☐        Other

Payer’s Request for Taxpayer
Identification Number (“TIN”)		Part 3— Awaiting TIN ☐

Part 4— Exempt ☐

Please fill in your name and address below.	Part 2—Certification—Under penalties of perjury, I certify that:
Name	(1) The number shown on this form is my correct TIN (or I am waiting for a TIN to be issued to me);
Address (Number and Street)

(2)    I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and

City, State and Zip Code

(3)    I am a U.S. person (as defined for U.S. federal income tax purposes).

Certification Instructions—You must cross out Item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

SIGNATURE		DATE

NOTE:

FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS. YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF THIS FORM.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a TIN has not been issued to me, and either (1) I have mailed or delivered an application to receive a TIN to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that, if I do not provide a TIN by the time of payment, a portion of all reportable payments made to me will be withheld.

Signature	Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER.—Social Security numbers (“SSNs”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EINs”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

WHAT NAME AND NUMBER TO GIVE THE PAYER

For this type of account:	Give name and SSN of:

1. Individual	The individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)

b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)

5. Sole proprietorship or disregarded entity owned by an individual	The owner(3)

6. Grantor trust filing under Option Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:	Give name and EIN of:

7. Disregarded entity not owned by an individual	The owner

8. A valid trust, estate, or pension trust	Legal entity(4)

9. Corporate or LLC electing corporate status on IRS Form 8832 or Form 2553	The corporation

10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

11. Partnership or multi-member LLC	The partnership

12. A broker or registered nominee	The broker or nominee

13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

14. Grantor trust filing under the Form 1041 Filing Method or the Option Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)

You must show your individual name and you may also enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

(4)

List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

*Note.	Grantor also must provide a Form W-9 to trustee of trust.
Note.	If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

OBTAINING A NUMBER

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

PAYEES EXEMPT FROM BACKUP WITHHOLDING

Payees specifically exempted from backup withholding on ALL payments include the following:

A corporation.

A financial institution.

An organization exempt from tax under section 501(a), or an individual retirement account or a custodial account under Section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).

The United States or any agency or instrumentality thereof.

A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

An international organization or any agency, or instrumentality thereof.

A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

A real estate investment trust.

A common trust fund operated by a bank under section 584(a).

An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).

An entity registered at all times under the Investment Company Act of 1940.

A foreign central bank of issue.

A futures commission merchant registered with the Commodity Futures Trading Commission.

A middleman known in the investment community as a nominee or listed in the most recent publication of the American Society of Corporate Secretaries, Inc. Nominee List.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

Payments to nonresident aliens subject to withholding under section 1441.

Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

Payments of patronage dividends where the amount received is not paid in money.

Payments made by certain foreign organizations.

Payments of interest not generally subject to backup withholding include the following:

Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

Payments of tax-exempt interest (including exempt-interest dividends under section 852).

Payments described in section 6049(b)(5) to non-resident aliens.

Payments on tax-free covenant bonds under section 1451.

Payments made by certain foreign organizations.

Mortgage interest paid to an individual.

Exempt payees described above should file a Substitute Form W-9 (or an IRS Form W-9) to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments, other than interest, dividends, and patronage dividends, that are not subject to information reporting, are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

PRIVACY ACT NOTICE—Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold a portion of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

PENALTIES

(1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER—If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION—Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Annex B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of April 21, 2012 by and among Zeneca Inc. (“Parent”) and the undersigned stockholder (the “Stockholder”) of Ardea BioSciences, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, QAM Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Company Common Stock and options or warrants to purchase such number of shares of Company Common Stock as is indicated on the signature page of this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder, and in order to induce Parent to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed to, enter into this Agreement and vote all of the Subject Shares (as defined below), to the extent such Subject Shares are entitled to be voted, as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; (ii) the Effective Time; and (iii) at the option of the Stockholder, upon Parent’s receipt of written notice by the Stockholder following any amendment or modification to the Merger Agreement that materially adversely affects the Stockholder (including but not limited to any reduction or change in the amount of or form of the Merger Consideration or any change in the conditions to the Merger).

(b) “Subject Shares” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date hereof; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of purchase, exercise of options, warrants or other securities, the conversion or exchange of any securities, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c) A Person shall be deemed to have effected a “Transfer” of a Subject Share if such Person, directly or indirectly: (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of (including by gift or any Constructive Disposition) such Subject Share or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, assignment, grant of an option with respect to, transfer, tender or other disposition (including by gift or Constructive

Disposition) of such Subject Share or any interest therein. As used herein, the term “Constructive Disposition” means, with respect to any Subject Share, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such Subject Share.

2. Transfer of Subject Shares.

(a) Transfer Restrictions. The Stockholder shall not (i) cause or permit any Transfer of any of the Subject Shares to be effected or (ii) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares. The Stockholder shall not, and shall not permit any Person under the Stockholder’s control or any of its or such Person’s respective Representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding.

(b) Transfer of Voting Rights. The Stockholder shall not deposit (or permit the deposit of) any Subject Shares into a voting trust or grant any proxy, power of attorney, right of first offer or refusal or enter into any voting agreement or similar agreement with respect to any of the Subject Shares in contravention of the obligations of the Stockholder under this Agreement.

(c) Exceptions. Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by the Stockholder: (i) if the Stockholder is an individual: (A) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family; or (B) upon the death of the Stockholder; or (ii) if the Stockholder is a partnership or limited liability company, to one or more partners or members of the Stockholder or to an affiliated corporation under common control with the Stockholder; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement. Further, nothing in this Section 2 shall prohibit the Stockholder from holding any portion of the Subject Shares in a securities margin account, subject to the terms and conditions of such account.

(d) Stop Transfer Order. The Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

3. Agreement to Vote Subject Shares.

(a) At every meeting of the stockholders of the Company however called (whether annual or special), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Company, the Stockholder (solely in the Stockholder’s capacity as such) shall vote or deliver a written consent with respect to all of the Subject Shares to the fullest extent such Subject Shares are entitled to be voted (regardless of any Change in Company Board Recommendation):

(i) in favor of the adoption of the Merger Agreement and, without limitation of the preceding language, the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held to the extent Company stockholder approval is required for such adjournment or postponement and such adjournment or postponement is in accordance with Section 4.3(b) of the Merger Agreement;

(ii) against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii) against any of the following actions: (A) any Acquisition Transaction; and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the stockholders of the Company contemplated in clause (i) above) that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

(b) At any meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, the Stockholder shall cause the Subject Shares, to the extent applicable, to be counted as present thereat for purposes of establishing a quorum.

(c) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give voting instructions in any manner in violation of the terms of this Section 3 and further hereby agrees not to commit or agree to take any action in violation of this Section 3.

4. Agreement Not to Exercise Appraisal Rights. The Stockholder hereby irrevocably and unconditionally waives any and all rights that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement to demand appraisal of any Subject Shares (including, without limitation, under Section 262 of the DGCL) or any rights that the Stockholder may have to dissent from the Merger.

5. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company, or any designee of the Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).

6. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Subject Shares, which shall be irrevocable to the fullest extent permissible by law.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and Parent shall not have the authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

8. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

(a) Organization; Power; Binding Agreement. If the Stockholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute and deliver this Agreement and the Proxy, to perform all of the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and the Proxy, to perform all of the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not an individual, the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b) No Conflicts. Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will: (i) if the Stockholder is not an individual, conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or result in the creation of any Encumbrance (as defined below) with respect to any of such Stockholder’s Subject Shares; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets. If the Stockholder is an individual, is married and the Subject Shares constitute community property or applicable law requires spousal approval for this Agreement to be legal, valid and binding with respect to the Stockholder and its Subject Shares, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(c) Ownership of Shares. The Stockholder: (i) is the beneficial owner of the shares of Company Common Stock indicated on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts, agreements or understandings, or any other similar rights (“Encumbrances”) (except for any Encumbrances arising under securities laws, arising out of the Stockholder holding the Subject Shares in a securities margin account or arising hereunder); (ii) is the owner of options and warrants that are exercisable for the number of shares of Company Common Stock indicated on the signature page of this Agreement, all of which options and warrants and shares of Company Common Stock issuable upon the exercise of such options and warrants are free and clear of any Encumbrances (except for any Encumbrances arising under securities laws, arising out of the Stockholder holding the Subject Shares in a securities margin account or arising hereunder); and (iii) does not own, beneficially or otherwise, any securities of the Company or have an interest in or voting rights with respect to any securities of the Company other than the shares of Company Common Stock, options and warrants to purchase shares of Company Common Stock and shares of Company Common Stock issuable upon the exercise of such options and warrants, indicated on the signature page of this Agreement.

(d) Absence of Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against or, to the knowledge of the Stockholder, threatened against or otherwise affecting, the Stockholder or any of its or his properties or assets (including the Subject Shares) that would reasonably be expected to impair the ability of the Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e) No Finder’s Fees. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

9. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows:

(a) Valid Existence. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b) Authority; Binding Nature of Agreement. Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement, and the execution, delivery and performance by

Parent of this Agreement has been duly authorized by any necessary action on the part of Parent and its board of directors. This Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Non-Contravention. Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) result in a violation of any provision of the certificate of incorporation or bylaws of Parent; or (ii) result in a violation by Parent of any order, writ, injunction, judgment or decree to which Parent is subject, except in each case for any violation that will not have a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

10. No Solicitation; Notification.

(a) No Solicitation. The Stockholder understands and acknowledges the obligations of the Company under Section 4.4(a) of the Merger Agreement and agrees that the Stockholder (solely in the Stockholder’s capacity as such) shall not, and shall not authorize or permit any investment banker, attorney or other advisor or representative retained by the Stockholder to act on the Stockholder’s behalf to, directly or indirectly, take any action or omit to take any action in contravention of such obligations or to circumvent the purposes of Section 4.4(a) of the Merger Agreement or otherwise take any action that the Company is prohibited from taking or authorizing to be taken pursuant to Section 4.4(a) of the Merger Agreement.

(b) Notice of Certain Events. The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

11. Warrants; Registration Rights. The Stockholder hereby (a) consents and agrees to the treatment of the Company Warrants owned (beneficially or of record) by the Stockholder as set forth in Section 1.6(c) of the Merger Agreement and (b) waives any and all registration rights of the Stockholder pursuant to the Company’s Registration Rights Agreement dated as of December 17, 2008 with respect to such Stockholder’s Subject Shares. Subject to the terms and conditions of this Agreement, the Stockholder hereby agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things (including the execution of such other agreements, certificates and other documents) reasonably necessary to effect the agreements and waivers set forth in this Section 11.

12. Disclosure. The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of Subject Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.

13. Consents and Waivers. The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party or pursuant to any rights the Stockholder may have.

14. Street Name Subject Shares. The Stockholder agrees to deliver a letter to each financial intermediary or other Person through which the Stockholder holds Subject Shares that informs such Person of the Stockholder’s obligations under this Agreement and that directs such Person to not act in disregard of such obligations without the prior written consent of Parent.

15. Further Assurances. The Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination of this Agreement or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement. Subject to the terms and conditions of this Agreement, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

16. Legending of Shares. If so requested by Parent, the Stockholder agrees that the Subject Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

17. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date; provided, that Section 18 shall survive such termination. Notwithstanding the foregoing, nothing set forth in this Section 17 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement. For the avoidance of doubt, this Agreement does not terminate upon any Change in Company Board Recommendation unless the Merger Agreement is terminated in accordance with its terms.

18. Miscellaneous.

(a) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void.

(b) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(c) Specific Enforcement. The parties hereto agree that irreparable damage would occur to Parent for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached by the Stockholder, and that Parent, in addition to any other remedy to which Parent is entitled at law or in equity, shall be entitled to specific performance and the issuance of injunctive and other equitable relief to prevent any such breach or threatened breach. The Stockholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (ii) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Zeneca Inc.

1800 Concord Pike

Wilmington, DE 19803

Attention: General Counsel

Facsimile No: (302) 886-1578

with a copy to (which copy shall not constitute notice):

Covington & Burling LLP

1201 Pennsylvania Avenue, NW

Washington, DC 20004-2401

Attention: Catherine J. Dargan

Stephen A. Infante

Facsimile No: (202) 778-5567

if to the Stockholder, to its address set forth on the Stockholder’s signature page hereto, with a copy to:

(e) No Waiver. The failure of either party hereto to exercise any right or remedy provided under this Agreement, or to insist upon compliance by any other party with its obligations under this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such right or remedy or to demand such compliance.

(f) Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware, shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under Section 18(d) or otherwise under the applicable laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Entire Agreement; No Third Party Beneficiary. This Agreement, including Exhibit A hereto, together with the Merger Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement, including Exhibit A, is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third party beneficiary hereto.

(h) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(i) Construction.

(i) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa, and any reference to gender shall include the masculine, feminine and neuter genders.

(ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, unless the text otherwise requires, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed exclusive and shall mean “and/or.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(v) The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Section, paragraph or clause of this Agreement.

(j) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(k) Counterparts; Signatures. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

STOCKHOLDER:

By:

By:

Name:

Title:

Subject Shares Beneficially Owned

shares of Company Common Stock

shares of Company Common Stock issuable upon exercise of outstanding options and warrants

ADDRESS:

Attention:
Facsimile:

**** VOTING AGREEMENT ****

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Ardea BioSciences, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Zeneca Inc., a Delaware corporation (“Parent”), each of their designees, and each of them, as the sole and exclusive attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the Stockholder, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Subject Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below). Upon the Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by the Stockholder with respect to any Subject Shares are hereby revoked and the Stockholder agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, QAM Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; (ii) the Effective Time (as defined in the Merger Agreement); and (iii) at the option of the Stockholder, upon Parent’s receipt of written notice by the Stockholder following any amendment or modification to the Merger Agreement that materially adversely affects the Stockholder (including but not limited to any reduction or change in the amount of or form of the Merger Consideration or any change in the conditions to the Merger).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Date, to act as the Stockholder’s attorney and proxy to vote the Subject Shares to the fullest extent such Subject Shares are entitled to be voted, and to exercise all voting, consent and similar rights of the Stockholder with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting (regardless of any Change in Company Board Recommendation, as such term is defined in the Merger Agreement): (i) in favor of the adoption of the Merger Agreement and, without limitation of the preceding language, the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held to the extent Company stockholder approval is required for such adjournment or postponement and such adjournment or postponement is in accordance with Section 4.3(b) of the Merger Agreement; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions: (A) any Acquisition Transaction; and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the stockholders of the Company contemplated in clause (i) above) that is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter. The Stockholder may vote the Subject Shares to the extent such Subject Shares are entitled to be voted on all other matters.

Any obligation of the Stockholder hereunder shall be binding upon the successors and permitted assigns of the Stockholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

The Stockholder acknowledges and agrees that neither Parent nor any of its successors, permitted assigns, Affiliates (as such term is defined in the Merger Agreement), employees, stockholders, agents or other representatives, shall incur any liability to the Stockholder in connection with or as a result of any exercise of the proxy granted to Parent pursuant to this Irrevocable Proxy, other than in connection with any such exercise that results in a breach by Parent of this Irrevocable Proxy (in which case, only Parent may incur any liability therefor).

Dated: April , 2012	STOCKHOLDER:

By:

Name:

Title:

***** IRREVOCABLE PROXY ****

Annex C

April 20, 2012

The Board of Directors

Ardea Biosciences, Inc.

4939 Directors Place

San Diego, CA 92121

Members of the Board of Directors:

We understand that Ardea Biosciences, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, to be dated as of April 21, 2012 (the “Agreement”), among the Company, Zeneca Inc. (“Buyer”) and QAM Corp., a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $32.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company;

(ii)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, “Company Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of Company with members of senior management of the Company;

(iv)	reviewed the trading history for the Company Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of the Company with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)

reviewed a draft, dated April 20, 2012, of the Agreement and a draft, dated April 20, 2012, of the form of Voting Agreement (the “Voting Agreement”) to be entered into by Buyer with certain stockholders of the Company; and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial

The Board of Directors

Ardea Biosciences, Inc.

performance of the Company. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company. We have not evaluated the solvency or fair value of the Company or Buyer under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Company, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger. We also have assumed, at the direction of the Company, that the final executed Agreement and Voting Agreement will not differ in any material respect from the drafts reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Company Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Buyer and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including having acted or acting as joint book-running manager for an equity offering.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to AstraZeneca PLC and its affiliates and have received or in the future may receive compensation for the rendering of these services,

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

The Board of Directors

Ardea Biosciences, Inc.

including (i) having acted or acting as lender under certain letters of credit and credit facilities and (ii) having provided or providing certain foreign exchange derivative trading services and certain treasury management services.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Company Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Annex D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Electronic Voting Instructions Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Standard Time, on [ ] 2012.
Vote by Internet
• Go to www.investorvote.com/ardc
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE  ▼

A	Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain			For	Against	Abstain	+
1.	To adopt the Agreement and Plan of Merger, dated as of April 21, 2012, by and among Ardea Biosciences, Inc. (“Ardea”), Zeneca Inc., a wholly owned subsidiary of AstraZeneca PLC, and QAM Corp., a wholly owned subsidiary of Zeneca Inc.	☐	☐	☐	3.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.	☐	☐	☐

2.	To approve on an advisory, non-binding basis the compensation that may be paid or become payable to Ardea’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Ardea Biosciences, Inc.

Notice of 2012 Special Meeting of Stockholders

Proxy Solicited by Board of Directors for Special Meeting — [          ], 2012

Barry D. Quart, Pharm. D. and Christian Waage, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of Ardea Biosciences, Inc. to be held on [          ], 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1, 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)